SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
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☐ Preliminary Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

THE PROGRESSIVE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 21, 2006

   Notice is hereby given that the Annual Meeting of Shareholders of The Progressive Corporation will be held at 6671 Beta Drive, Mayfield Village, Ohio, on Friday, April 21, 2006, at 10:00 a.m., Cleveland time, for the following purposes:

1.	To elect four directors;

2.	To approve an amendment to the Company’s Amended Articles of Incorporation to increase the number of authorized Common Shares from 600,000,000 to 900,000,000;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006; and

4.	To transact such other business as may properly come before the meeting.

   Only shareholders of record at the close of business on February 22, 2006, will be entitled to notice of and to vote at said meeting or any adjournment thereof.

   By Order of the Board of Directors.

Charles E. Jarrett, Secretary

March 3, 2006

   Shareholders who do not expect to attend the meeting in person are urged to date and sign the enclosed proxy and return it in the enclosed postage-paid envelope.

The Progressive Corporation

Proxy Statement

Table of Contents

Page

Item 1: Election of Directors	1
Nominees for Election at the Annual Meeting	2
Directors Whose Terms will Continue after the Annual Meeting	3
Other Board of Directors Information	5
Board of Directors Independence Standards and Determinations	5
Meetings of the Board of Directors and Attendance	7
Meetings of Non-Management Directors	7
Board Committees	7
Executive Committee	7
Audit Committee	7
Audit Committee Financial Expert	8
Effectiveness of Mr. Philip A. Laskawy	8
Investment and Capital Committee	9
Compensation Committee	9
Nominating and Governance Committee	9
Shareholder-Proposed Candidate Procedures	9
Communications with the Board of Directors	11
Certain Relationships and Related Transactions	12
Compensation Committee Interlocks and Insider Participation	13
Report of the Audit Committee	14
Security Ownership of Certain Beneficial Owners and Management	15
Security Ownership of Certain Beneficial Owners	15
Security Ownership of Management	16
Securities Authorized for Issuance under Equity Compensation Plans	17
Section 16(a) Beneficial Ownership Reporting Compliance	18
Executive Compensation	19
Summary Compensation Table	19
Restricted Stock Awards Granted, Dividends Paid and Aggregate Number and Value of Holdings at Year-End	20
2006 Annual Compensation Table	20
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	21
Pension Plans	21
Separation Plans and Agreements	21
Directors’ Fees and Plans	24
Compensation Committee Report	27
Performance Graph	38
Item 2: Proposal to approve an amendment to the Company’s Amended Articles of Incorporation to increase the number of authorized Common Shares from 600,000,000 to 900,000,000	39
Item 3: Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006	45
Other Independent Registered Public Accounting Firm Information	45
Approval of Audit and Non-Audit Services	45
Independent Registered Public Accounting Firm Fees	45
Shareholder Proposals	46
Shareholder Vote Tabulation	46
Householding	46
Other Matters	47
Charitable Contributions	47
Proxy Solicitation	47
Available Information	48
Exhibit A – Article FOURTH of the Amended Articles of Incorporation, as proposed	A-1

i

THE PROGRESSIVE CORPORATION

PROXY STATEMENT

    This statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of The Progressive Corporation, an Ohio corporation (“Company”), to be held at 10:00 a.m., Cleveland time, on Friday, April 21, 2006, at 6671 Beta Drive, Mayfield Village, Ohio 44143, and at any adjournment thereof. This statement, the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2005, which is attached hereto as an Appendix, and the accompanying proxy will be sent to shareholders on or about March 6, 2006.

   The close of business on February 22, 2006, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. At that date, the Company had outstanding 196,513,819 Common Shares, each of which will be entitled to one vote.

ITEM 1: ELECTION OF DIRECTORS

    The Company’s Code of Regulations provides that the number of directors shall be fixed at no fewer than five or more than twelve. The number of directors has been fixed at twelve and there are currently eleven directors on the Board. The Code of Regulations provides that the directors are to be divided into three classes as nearly equal in number as possible and that the classes are to be elected for staggered terms of three years each. Directors of one class are elected annually. At the Annual Meeting, the shares represented by the proxies obtained hereby, unless otherwise specified, will be voted for the election as directors of the four nominees named below, each to serve for a three-year term and until his or her successor is duly elected and qualified. If, by reason of death or other unexpected occurrence, any one or more of the nominees named below is not available for election, the proxies will be voted for such substitute nominee(s), if any, as the Board of Directors may propose.

   Based upon a recommendation from the Nominating and Governance Committee, the Board has nominated the four nominees named below for reelection to the Board. Proxies cannot be voted at the Annual Meeting for a greater number of persons than the four nominees named in this proxy statement. No shareholder nominations for the election of directors have been received within the time period required by Section 13 of Article II of the Company’s Code of Regulations or pursuant to the Company’s Shareholder-Proposed Candidate Procedures discussed below.

   If written notice is given by any shareholder to the President, a Vice President or the Secretary not less than 48 hours before the time fixed for holding the Annual Meeting that he or she desires that the voting for election of directors shall be cumulative, and if an announcement of the giving of such notice is made at such meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he or she possesses at such election and to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds, or to distribute such number of votes among two or more nominees, as he or she sees fit. If the enclosed proxy is executed and returned and voting for the election of directors is cumulative, the persons named in the enclosed proxy will have the authority to cumulate votes and to vote the shares represented by such proxy, and by other proxies held by them, so as to elect as many of the four nominees named below as possible.

   Pursuant to the Company’s Corporate Governance Guidelines, if a nominee for director receives less than a majority of the votes cast in an uncontested election, although the nominee is elected as a director under Ohio law, he or she is expected to tender his or her resignation to the Board. The Nominating and Governance Committee will consider the resignation offer and recommend to the Board whether to accept or reject it. The

Board will then make the final decision whether to accept or reject the tendered resignation based on all the facts and circumstances then presented.

   The Board currently has one vacancy. Under the Code of Regulations, the Board has the right to elect a new director to fill such a vacancy, but the new director so elected would serve a term that expires on the date of the next shareholders meeting at which directors are to be elected. Class assignments would be made so that the directors are distributed among the several classes as nearly equally as possible. No decision has been made to fill the vacancy, nor has the Nominating and Governance Committee recommended, or the Board selected, any candidates to fill the vacancy.

   The following information is set forth with respect to each person nominated for election as a director and for those directors whose terms will continue after the Annual Meeting. Unless otherwise indicated, each such nominee or director has held the principal occupation indicated for more than the last five years. Each such nominee is currently a director of the Company.

Nominees for Election at the Annual Meeting

Name, Age, Principal Occupation and Last Five Years Business	Director	Term
Experience	Since	Expires

Stephen R. Hardis (1), Age 70 Lead Director, Axcelis Technologies, Inc., Beverly, Massachusetts (semiconductor equipment manufacturing) since May 2005; Chairman of the Board, Axcelis Technologies, Inc. prior to May 2005	1988	2009

Philip A. Laskawy (2), Age 64 Retired since September 2001; Chairman and Chief Executive Officer, Ernst & Young LLP, New York, New York (professional services) prior to September 2001	2001	2009

Norman S. Matthews (3), Age 73 Consultant, New York, New York	1981	2009

Name, Age, Principal Occupation and Last Five Years Business	Director	Term
Experience	Since	Expires

Bradley T. Sheares, Ph.D. (4), Age 49 President, U.S. Human Health Division of Merck & Co., Inc., Whitehouse Station, New Jersey (pharmaceutical products and services) since March 2001; Vice President, Hospital Marketing and Sales, U.S. Human Health Division of Merck & Co., Inc. prior to March 2001	2003	2009

Directors Whose Terms Will Continue after the Annual Meeting

Name, Age, Principal Occupation and Last Five Years Business	Director	Term
Experience	Since	Expires

Peter B. Lewis, Age 72 Non-Executive Chairman of the Board of the Company since March 2003; Executive Chairman of the Board prior to March 2003	1965	2007

Patrick H. Nettles, Ph.D. (5), Age 62 Executive Chairman of the Board of Directors, Ciena Corporation, Linthicum, Maryland (telecommunications) since May 2001; Chief Executive Officer of Ciena prior to May 2001; Chairman of the Board of Ciena from October 2000 to May 2001	2004	2007

Glenn M. Renwick (6), Age 50 President and Chief Executive Officer of the Company; President, Chairman of the Board and Chief Executive Officer of Progressive Casualty Insurance Company prior to April 2004	1999	2007

Donald B. Shackelford (7), Age 73 Chairman of the Board, Fifth Third Bank, Central Ohio (successor to State Savings Bank), Columbus, Ohio (commercial bank)	1976	2007

Name, Age, Principal Occupation and Last Five Years Business	Director	Term
Experience	Since	Expires

Charles A. Davis (8), Age 57 Chief Executive Officer, Stone Point Capital LLC, Greenwich, Connecticut (global private equity firm) since June 2005; Chairman, MMC Capital, Inc. (“MMC”), New York, New York (global private equity firm) from January 2002 through May 2005; Chief Executive Officer, MMC, prior to June 2005; President, MMC, prior to January 2003; Vice Chairman, Marsh & McLennan Companies, Inc., New York, New York (financial services) prior to December 2004	1996	2008

Bernadine P. Healy, M.D. (9), Age 61 Medical & Science Columnist, U.S. News & World Report, Washington, D.C. (publishing) since September 2002; President and Chief Executive Officer, American Red Cross, Washington, D.C. (emergency services) prior to December 2001	2002	2008

Jeffrey D. Kelly, Age 52 Chief Financial Officer, National City Corporation (“NCC”), Cleveland, Ohio (commercial banking); Vice Chairman of NCC since December 2004; Executive Vice President of NCC prior to December 2004	2000	2008

(1)	Mr. Hardis is also a director of Nordson Corporation, Lexmark International, Inc., American Greetings Corporation, STERIS Corporation and Marsh & McLennan Companies, Inc., as well as Axcelis Technologies, Inc.

(2)	Mr. Laskawy is also a director of General Motors Corporation, Loews Corporation, Henry Schein, Inc. and Cap Gemini S.A.

(3)	Mr. Matthews is also a director of Finlay Enterprises, Inc. and Henry Schein, Inc.

(4)	Dr. Sheares is also a director of Honeywell International, Inc.

(5)	Dr. Nettles is also a director of Axcelis Technologies, Inc., as well as Ciena Corporation.

(6)	Mr. Renwick is also an officer and director of other subsidiaries of the Company and a director of Fiserv, Inc.

(7)	Mr. Shackelford is also a director of Diamond Hill Investment Group, Inc.

(8)	Mr. Davis is also a director of Media General, Inc., Merchants Bancshares, Inc. and AXIS Capital Holdings Limited.

(9)	Dr. Healy is also a director of Ashland Inc., National City Corporation and Invacare Corporation.

OTHER BOARD OF DIRECTORS INFORMATION

Board of Directors Independence Standards and Determinations

   The Board of Directors has approved categorical independence standards which, if satisfied by a director, will permit a determination that such director is independent for purposes of the New York Stock Exchange (NYSE) Listing Standards. Under the Company’s standards, an individual director may be determined to be “independent” only if he or she satisfies each of the following requirements:

•	He or she is not currently an officer or employee of the Company or any of its subsidiaries, and has not been an officer or employee of the Company or any of its subsidiaries at any time during the past three (3) years. For purposes of this requirement, “officer” does not include a non-executive Chairman of the Board who is otherwise independent under these standards.

•	No member of his or her immediate family is an executive officer of the Company or has been an executive officer of the Company at any time during the past three (3) years.

•	Neither he or she, nor any member of his or her immediate family, receives, or has received during any twelve (12) month period within the past three (3) years, more than $100,000 in direct compensation from the Company or any of its subsidiaries, other than (i) retainer and meeting fees and equity grants for service as a director, and (ii) pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service). For purposes of this requirement, compensation received by an immediate family member for service as an employee of the Company (other than as an executive officer) will not be considered.

•	He or she (i) is not currently a partner or employee of a firm that is the Company’s internal or external auditor, and (ii) was not at any time within the past three (3) years a partner or employee of such a firm who personally worked on the Company’s audit during that time.

•	No member of his or her immediate family (i) is currently a partner in a firm that is the Company’s internal or external auditor, (ii) is currently an employee of such firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (iii) was at any time within the past three (3) years a partner or employee of such firm and personally worked on the Company’s audit during that time. For purposes of this paragraph only, an “immediate family member” will include only a spouse, minor child or stepchild, or an adult child or stepchild sharing a home with the director.

•	Neither he or she, nor any member of his or her immediate family, is or has been at any time during the past three (3) years, employed as an executive officer of another company where any of the present executive officers of the Company at the same time serves or served on the compensation committee of such other company.

•	Neither he or she, nor any member of his or her immediate family, has a direct business or other relationship with the Company or any of its subsidiaries (as a lawyer, consultant or otherwise), other than as a director of the Company, or has had any such business or other relationship with the Company at any time during the past three (3) years. For purposes of this requirement, service by an immediate family member as an employee of the Company (other than as an executive officer) will not compromise the director’s independence.

•	Neither he or she, nor any member of his or her immediate family, is a member of or of counsel to any law firm that the Company has retained during the last fiscal year or proposes to retain during the current fiscal year.

•	Neither he or she, nor any member of his or her immediate family, is a partner or executive officer of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the last fiscal year or that the Company proposes to have perform such services during the current fiscal year.

•	He or she is not a current employee of, and no member of his or her immediate family is a current executive officer of, and neither he or she nor any member of his or her immediate family holds a one percent (1%) or greater equity interest in, any other company or organization that has, or has had at any time within the past three (3) years, a material business or other relationship with the Company or any of its subsidiaries. For purposes of this standard, a relationship will be deemed to be material if the total amount of the payments made or received by the Company or any of its subsidiaries in connection with such business or other relationship during the relevant fiscal year was, or for the current fiscal year is expected to be, more than the greater of (1) $1 million or (2) two percent (2%) of the consolidated gross revenues of such other entity.

   Contributions by the Company to a charitable or non-profit organization in which a director or his or her spouse serves as a director, trustee or executive officer or in an equivalent position will be deemed immaterial under the Company’s standards if the Company’s contributions to such organization in any calendar year do not exceed $25,000 (excluding matching gifts made by The Progressive Insurance Foundation in response to employee contributions to such organization). If the Company makes annual contributions in excess of the stated amount to any such organization, the effect, if any, on the director’s independence will be considered on a case-by-case basis.

   The materiality of any other relationships will be determined by a disinterested majority of directors on a case-by-case basis. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The ownership of even a significant amount of stock, by itself, however, is not a bar to a finding of independence.

   The Board of Directors has considered the independence of each of the directors under the foregoing standards and, based on such considerations and the recommendations of the Nominating and Governance Committee of the Board of Directors, and after due inquiry into the facts and circumstances of each director’s relationships with the Company (if any), has determined that each of the following directors (i) satisfies the Company’s independence standards as described above, (ii) has no relationship with the Company or its subsidiaries or with any charitable organization that received a contribution from the Company, which would require an individual determination as to such director’s independence, and (iii) is independent under the applicable NYSE Listing Standards:

Charles A. Davis
Stephen R. Hardis
Bernadine P. Healy, M.D.
Jeffrey D. Kelly
Philip A. Laskawy
Norman S. Matthews
Patrick H. Nettles, Ph.D.
Donald B. Shackelford
Bradley T. Sheares, Ph.D.

   Mr. Peter B. Lewis, the Company’s Chairman of the Board, terminated his employment with the Company in February 2003, and the Board has not yet considered his independence under NYSE Listing Standards or the Company’s categorical standards. Mr. Glenn M. Renwick is not independent by virtue of his position as the Company’s current President and Chief Executive Officer.

Meetings of the Board of Directors and Attendance

   Six meetings of the Board of Directors were held during 2005.

   Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to attend the Company’s Annual Meeting of Shareholders. Normally, a meeting of the Board will be scheduled to coincide with the Annual Meeting of Shareholders. The Company’s 2005 Annual Meeting of Shareholders was attended by all 11 of the Company’s current directors. A full copy of the Company’s Corporate Governance Guidelines can be found on the Company’s Web site at progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143.

   All 11 current directors were on the Board throughout 2005. Nine of them attended 100% of 2005 meetings of the Board and the Committees on which they served. One director missed one Board meeting and one Committee meeting; another director missed one Committee meeting and two regularly scheduled Committee conference calls. All directors attended more than seventy-five percent (75%) of their scheduled meetings.

Meetings of the Non-Management Directors

   Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-management directors meet in executive session at least quarterly. The Chairman of the Board, provided that he or she is not an executive officer of the Company, presides at these meetings. In the event that a non-executive Chairman is not available to lead these meetings, the presiding director would be chosen by the non-management directors. In 2005, the non-management directors met in executive session five times. Mr. Peter B. Lewis, the non-executive Chairman of the Board, presided at each of those meetings.

   In addition, if there is at least one director among the non-management directors who does not meet the criteria for independence required by the NYSE, the independent non-management directors should meet in executive session at least once annually. The independent non-management directors met in executive session in February 2006.

Board Committees

   The Board has named an Executive Committee, an Audit Committee, an Investment and Capital Committee, a Compensation Committee, and a Nominating and Governance Committee, as described below. The complete written charters for each of the Committees can be found on the Company’s Web site at progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143.

Executive Committee

   Messrs. Hardis, Kelly, Lewis (Chairman) and Renwick are the current members of the Board’s Executive Committee, which exercises all powers of the Board between Board meetings, except the power to fill vacancies on the Board or its Committees. During 2005, the Executive Committee did not meet, but adopted resolutions by written action pursuant to Ohio corporation law on six occasions.

Audit Committee

   Mr. Laskawy (Chairman) and Drs. Nettles and Sheares are the current members of the Board’s Audit Committee, which assures that the organizational structure, policies, controls and systems are in place to monitor performance. The Audit Committee monitors the integrity of the Company’s financial statements, the Company’s financial reporting processes and internal control over financial reporting, compliance by the

Company with legal and regulatory requirements and the public release of financial information. The Committee also is responsible for confirming the independence of, and for the appointment, compensation, retention and oversight of the work of, the Company’s independent accountant. The Committee provides an independent channel to receive appropriate communications from employees, shareholders, auditors, legal counsel, bankers, consultants and other interested parties. The Board of Directors has determined that each of the members of the Audit Committee has no relationship to the Company that may interfere with the exercise of his independence from management and the Company, and is independent as defined in the applicable Securities and Exchange Commission (“SEC”) rules and NYSE Listing Standards. During 2005, the Audit Committee met in person four times and participated in four conference calls to review the Company’s financial and operating results.

   Audit Committee Financial Expert. The Board of Directors has determined that Mr. Philip A. Laskawy, the Chairman of the Audit Committee, is an audit committee financial expert, as that term is defined in the applicable SEC regulations, and that he has accounting or related financial management expertise, as required by the NYSE Listing Standards. Mr. Laskawy is a former Chairman and CEO of Ernst & Young LLP, and is a member or chairman of the audit committees of four other public companies.

   The Board has determined that through appropriate education and experience, Mr. Laskawy has demonstrated that he possesses the following attributes:

•	An understanding of accounting principles generally accepted in the United States of America and financial statements;

•	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•	Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	An understanding of internal control over financial reporting; and

•	An understanding of audit committee functions.

   Effectiveness of Mr. Philip A. Laskawy. The Board of Directors does not have a policy limiting the number of public company audit committees on which a director may serve. Mr. Philip A. Laskawy, the Chairman of the Audit Committee, also serves on the audit committees of four other public companies. The Board has determined, however, that Mr. Laskawy’s simultaneous service on multiple audit committees does not impair Mr. Laskawy’s ability to serve effectively on the Company’s Audit Committee. Among other factors, the Board considered that, since he was appointed as Chairman of the Audit Committee in April 2003, Mr. Laskawy has: participated in the planning of Committee meetings; actively led the Committee’s meetings in a professional and efficient manner, asking insightful questions, covering all agenda items and reporting effectively to the Board; consulted frequently with the Company’s inside and outside auditors regarding accounting and financial reporting matters, including the Company’s compliance with internal control review and reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002 and applicable SEC regulations; and helped lead the Company’s compliance with other provisions of the Sarbanes-Oxley Act, SEC regulations and NYSE Listing Standards and the periodic review and updating of the Committee’s Charter. The Board believes that Mr. Laskawy’s participation on the audit committees of four other public companies enhanced, and likely will continue to enhance, his knowledge and understanding of the responsibilities and functioning of audit committees in general, the issues faced by such committees and various approaches to accounting, financial reporting, internal control, compliance and corporate governance matters. The Board determined that Mr. Laskawy’s professional, energetic and thorough approach to the Chairman’s duties, as well as the auditing, accounting and financial reporting experience that he possesses, are significant benefits to the Committee and to the Company.

Investment and Capital Committee

   Messrs. Hardis, Kelly (Chairman) and Shackelford are the current members of the Board’s Investment and Capital Committee, which monitors and advises the Company on its investment and capital management policies. During 2005, the Investment and Capital Committee met four times.

Compensation Committee

   Messrs. Davis (Chairman) and Matthews and Dr. Healy are the current members of the Board’s Compensation Committee, which reviews and approves the Company’s equity and other compensation plans and awards made thereunder and monitors the operation of the Company’s compensation programs, including the various cash and stock incentive programs in which directors, executive officers and/or employees of the Company participate. The Compensation Committee approves the compensation of the CEO and other executive officers, including the formulae and the performance criteria and objectives for determining the incentive compensation that may be earned by such executives under those plans. The Board has determined that each of the members of the Committee is independent under applicable NYSE Listing Standards. During 2005, the Compensation Committee met five times and adopted resolutions by written action pursuant to Ohio corporation law on five occasions.

Nominating and Governance Committee

   Messrs. Davis, Hardis and Matthews (Chairman) are the current members of the Board’s Nominating and Governance Committee and have been determined by the Board to be independent as defined in the applicable NYSE Listing Standards. The Committee considers the qualifications of individuals who are proposed as possible nominees for election to the Board and makes recommendations to the Board with respect to such possible nominees, and corporate governance issues.

   The Committee continued to work with an executive search firm during 2005 to assist in identifying and evaluating potential nominees for director. The search firm was retained in 2004 to identify and narrow the pool of potential nominees, to investigate potential nominees’ willingness to serve and otherwise to investigate and make recommendations to the Committee on the talents, background or other factors entering into the Committee’s consideration of potential nominees.

   The Committee also regularly reviews the Company’s Corporate Governance Guidelines and related matters to ensure that they continue to correspond to the Board’s governance philosophy. The Committee considers and, where appropriate, recommends to the Board for approval, changes to the Corporate Governance Guidelines based on suggestions from Board members or management. During 2005 and early 2006, the Committee recommended, and the Board approved, the following significant changes to the Corporate Governance Guidelines: limitations on the number of outside board positions that directors may hold; minimum stock ownership guidelines for directors; and a majority withheld votes policy for directors.

   During 2005, the Nominating and Governance Committee met four times. The Committee regularly reviewed the qualifications of potential candidates for the Board. In addition, the Committee recommended the four nominees named above, each of whom is currently a director, for reelection to the Board.

   Shareholder-Proposed Candidate Procedures. Pursuant to the Nominating and Governance Committee’s Charter, the Board has adopted a policy of considering director candidates who are recommended by shareholders of the Company. In addition, the Committee has adopted Procedures for Shareholders to Propose Candidates for Directors (the “Shareholder-Proposed Candidate Procedures” or “Procedures”).

   Any shareholder desiring to propose a candidate for election to the Board under these Procedures may do so by mailing to the Company’s Secretary a written notice identifying the candidate. The written notice must also include the supporting information required by the Shareholder-Proposed Candidate Procedures, which can be found in the complete text of the Procedures on the Company’s Web site at progressive.com/governance. The notice and supporting information should be sent to the Secretary at the following address:

Charles E. Jarrett, Secretary
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, Ohio 44143

   Upon receipt, the Secretary will forward to the Committee the notice and the other information provided.

   The nominating shareholder may also include any additional information that the shareholder believes is relevant to the Committee’s consideration of the candidate. If a shareholder proposes a candidate without submitting all of the foregoing items, the Committee, in its discretion, may reject the proposed candidate, request more information from the nominating shareholder, or consider the proposed candidate while reserving the right to request more information. In addition, the Committee may further limit each shareholder to one (1) proposed candidate in any calendar year and may refuse to consider any additional candidate(s) proposed by such shareholder or its affiliates during the calendar year.

   Shareholders may propose candidates to the Committee pursuant to the Shareholder-Proposed Candidate Procedures at any time. However, to be considered by the Committee in connection with the Company’s next Annual Meeting of Shareholders (held in April of each year), the Secretary must receive the shareholder’s proposal and the information required above on or before November 30th of the year immediately preceding such Annual Meeting.

   It is the policy of the Committee to review and evaluate each candidate for nomination submitted by shareholders in accordance with the Shareholder-Proposed Candidate Procedures on the same basis as candidates that are suggested by the Company’s Board members, executive officers or other sources, which may include professional search firms retained by the Committee. The Committee will give strong preference to candidates that are likely to be deemed independent from the Company under SEC and NYSE rules. As to shareholder-proposed candidates, the Committee may give more weight to candidates who are unaffiliated with the shareholder proposing their nomination and to candidates who are proposed by long-standing shareholders with significant share ownership (i.e., greater than 1% of the Company’s Common Shares that have been owned for more than 2 years).

   In considering director nominations, the Committee will consider: the current composition of the Board and how it functions as a group; the talents, personalities, strengths and any weaknesses of current Board members; the value of contributions made by individual Board members; the need for a person with specific skills, experiences or background to be added to the Board; any available or anticipated vacancies due to retirement or other reasons; and other factors which may enter into the nomination decision. Upon the expiration of a director’s term on the Board, that director will be given preference for nomination when the director indicates his or her willingness to continue serving and, in the Committee’s judgment, the director has made and is likely to continue to make a significant contribution to the Board and the Company.

   When considering an individual candidate’s suitability for the Board, the Committee will evaluate each individual on a case-by-case basis. The Committee does not prescribe minimum qualifications or standards for directors, but instead looks for directors who have demonstrated the ability to satisfy the fundamental criteria set forth in the Committee’s Charter — integrity, judgment, commitment, preparation, participation and contribution. In addition, the Committee will review the extent of the candidate’s demonstrated excellence and success in his or her chosen business, professional or other career and the skills and talents which the candidate would be expected to add to the Board. The Committee may choose, in individual cases, to conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves or other appropriate persons to obtain additional information. Such background inquiries may also be conducted, in whole or in part, on the Committee’s behalf by third parties, such as professional search firms. The Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of such candidate and the qualifications of other available candidates. If a candidate is not nominated, the Committee will have the discretion to reconsider his or her candidacy in connection with future vacancies on the Board.

   The Committee’s decision not to nominate a particular individual for election to the Board will not be publicized by the Company, unless required by applicable laws or NYSE rules. The Committee will have no obligation to respond to shareholders who propose candidates that the Committee has determined not to nominate for election to the Board, but the Committee may choose to do so in its sole discretion.

   These Shareholder-Proposed Candidate Procedures are in addition to any rights that a shareholder may have under the Company’s Code of Regulations or under any applicable laws or regulations in connection with the nomination of directors for the Company’s Board.

Communications with the Board of Directors

   The Board of Directors has adopted procedures for security holders to send written communications to the Board as a group. Such communications must be clearly addressed to the Board of Directors and sent to any of the following, at the election of the security holder:

Peter B. Lewis
Chairman of the Board
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, OH 44143
E-mail: peter lewis@progressive.com

Philip A. Laskawy
Chairman of the Audit Committee
The Progressive Corporation
c/o Ernst & Young
5 Times Square
New York, New York 10036
E-mail: philip laskawy@progressive.com

Charles E. Jarrett
Secretary
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, OH 44143
E-mail: chuck jarrett@progressive.com

   In addition, interested parties may contact the non-management directors as a group by sending a written communication to any of the above-named individuals. Such communication must be clearly addressed to the non-management directors.

   Communications so received will be forwarded by the recipient to the full Board of Directors or to the non-management directors, as appropriate.

Certain Relationships and Related Transactions

   The following discussion sets forth certain relationships and transactions known by management to involve the Company or its subsidiaries and entities as to which one or more of the Company’s directors or executive officers is a substantial owner, director or executive officer. In each case, these transactions have been disclosed to the Board of Directors, and the Board has approved the transaction or, in the case of ongoing relationships that are presented to the Board, permitted the continuation or renewal of the relationship.

   Mr. Jeffrey D. Kelly, a director of the Company, is also the Vice Chairman and Chief Financial Officer of National City Corporation, the parent company of National City Bank (“NCB”). Dr. Bernadine P. Healy, a director of the Company, is also a director of National City Corporation. In January 2005, the Company elected not to renew the $10 million revolving credit arrangement with NCB. The Company paid no commitment fees in 2005 and had no borrowings under this line of credit prior to nonrenewal.

   NCB is also the Transfer Agent and Registrar of the Company’s Common Shares and received fees for 2005 of $89,018 for such services. Additionally, the Company uses NCB for commercial banking services and paid $1,182,357 in service charges during 2005. In each case, these charges represented the bank’s customary rates.

   During 2005, the Company entered into an uncommitted line of credit with NCB in the principal amount of $125 million, replacing a prior credit facility with NCB for $100 million. The Company incurs no commitment fees for these arrangements, and no borrowings were outstanding under either line of credit at any time during 2005. In addition, during 2005, a subsidiary of the Company deposited an additional $25 million with NCB, bringing the total amount on deposit to $125 million. These funds are invested in interest-bearing securities approved by the Company. This line of credit and the deposit are components of the Company’s cash contingency arrangement to ensure the availability of those funds in the event of certain emergencies affecting capital markets and banking operations.

   During 2005, the Company established a $37 million trust on behalf of the policyholders of a nonconsolidated affiliate of the Company, with NCB as trustee, in order to maintain the A.M. Best rating of the nonconsolidated affiliate. The Company incurs an annual trustee fee of $15,000 in connection with this trust, which represents the bank’s customary rates.

   Mr. Stephen R. Hardis, a director of the Company, is also a director of Marsh & McLennan Companies, Inc. (“Marsh”). The Company pays commissions to various subsidiaries of Marsh for brokerage services in the ordinary course of the Company’s auto and non-auto insurance businesses, at customary rates for the services rendered. During 2005, the Company paid $2,236,083 for these services (including $345,000 of contingent commissions attributable to policies written in 2004). No contingent commissions will be paid to Marsh in connection with policies written in 2005.

   During 2005, the Company paid $9,411 to a division of Mercer Management Consulting, Inc. (“Mercer”), a subsidiary of Marsh, for compensation and benefits surveys in 2005. The fees paid to Mercer were customary rates for the products purchased or services rendered.

   Mr. Charles A. Davis, a director of the Company, along with Mr. W. Thomas Forrester, a named executive officer of the Company, serve as directors of AXIS Capital Holdings Limited (“AXIS”). During 2005, AXIS reinsured part of the Company’s outstanding risks under its directors’ and officers’ liability insurance, trust errors and omissions insurance, and bond products. AXIS provides reinsurance coverage of $4.9 million on policy limits of $15 million, for losses incurred in excess of the first $1 million. AXIS is one of several companies that the Company uses to reinsure this non-auto line of business. During 2005, the Company ceded $4,077,727 in premiums to AXIS for this coverage. At December 31, 2005, the Company had $1,662,569 of reinsurance recoverables on unpaid losses under this arrangement. The terms of this reinsurance arrangement are consistent with those between the Company and other reinsurers.

   Mr. Davis is also a director of Merchants Bancshares, Inc. (“Merchants”). The Company provided various director and officer insurance products to Merchants’ banking affiliates on policies written in prior years. During 2005, however, Merchants cancelled the policies without any additional premiums being paid.

   Mr. Philip A. Laskawy, a director of the Company, is also a director of Cap Gemini S.A., a French public company. In 2005, the Company paid $314,312 to Cap Gemini S.A., for information technology consulting fees.

   Mr. Glenn M. Renwick, President, Chief Executive Officer and a director of the Company, is also a director of Fiserv, Inc. The Company paid $29,954 to Fiserv, Inc., for comparative rating software during 2005.

   Mr. Forrester’s son was hired by the Company in July 2005 as a product manager. During 2005, he received total cash compensation of approximately $70,000 and an equity grant of 183 restricted shares valued at $104.64 per share. The restricted shares will vest in equal installments on January 1, 2008, 2009 and 2010. Mr. Hardis’s son-in-law also worked for the Company in 2005 in the information technology area and earned total cash compensation of approximately $113,000.

Compensation Committee Interlocks and Insider Participation

   Messrs. Davis and Matthews and Dr. Healy served as members of the Company’s Compensation Committee during 2005. There are no Compensation Committee interlocks.

REPORT OF THE AUDIT COMMITTEE

    The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

   The Audit Committee of the Board of Directors (the “Committee”) oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2005, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments and clarity of disclosures in the financial statements.

   The Committee has discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Committee has received the written disclosures and letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 and has discussed with the independent registered public accounting firm their independence from management and the Company.

   The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. During 2005, the Committee held four meetings, and participated in four conference calls to review the Company’s financial and operating results. Also, during 2005, the Committee reassessed the adequacy of the Audit Committee’s Charter and recommended that the Charter, as approved by the Board in December 2004, remain in effect through 2006. A copy of the Charter, as so approved, is included as Appendix A to the Company’s Proxy Statement dated March 7, 2005 relating to the Company’s 2005 Annual Meeting of Shareholders and is available on the Company’s Web site at progressive.com/governance.

   Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Committee has selected and retained PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the Company and its subsidiaries for 2006. Shareholders will be given the opportunity to express their opinion on ratification of this selection at the 2006 Annual Meeting of Shareholders.

AUDIT COMMITTEE

Philip A. Laskawy, Chairman
Patrick H. Nettles, Ph.D.
Bradley T. Sheares, Ph.D.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

    Security Ownership of Certain Beneficial Owners. The following information is set forth with respect to persons known to management to be the beneficial owners, as of December 31, 2005, or other date indicated below, of more than 5% of the Company’s Common Shares, $1.00 par value:

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership(1)	of Class

Ruane, Cunniff & Goldfarb Inc.	25,703,858(2)	13.0%
767 Fifth Avenue, Suite 4701 New York, New York 10153-4798
The TCW Group, Inc.	25,013,643(3)	12.7%
865 South Figueroa Street Los Angeles, California 90017
Davis Selected Advisers, L.P.	19,893,285(4)	10.1%
2949 East Elvira Road, Suite 101 Tucson, Arizona 85706
Peter B. Lewis	13,269,024(5)	6.7%
6300 Wilson Mills Road Mayfield Village, Ohio 44143

(1)	Except as otherwise indicated, the persons listed as beneficial owners of the Common Shares have sole voting and investment power with respect to those shares. Certain of the information contained in this table, including related footnotes, is based on the Schedule 13G filings made by the beneficial owners identified herein.

(2)	The Common Shares are held in investment accounts maintained with Ruane, Cunniff & Goldfarb, Inc. as of December 31, 2005, and it disclaims any beneficial interest in such shares. Ruane, Cunniff & Goldfarb, Inc. has advised that it has sole voting power as to 10,922,166 of these shares, no voting power as to the balance of these shares, and sole investment power as to all of these shares.

(3)	The Common Shares are held in investment accounts maintained with The TCW Group, Inc. as of December 31, 2005, and it disclaims any beneficial interest in such shares. The TCW Group, Inc. has advised that it has shared voting power as to 22,623,471 of these shares, no voting power as to the balance of these shares, and shared investment power as to all of these shares.

(4)	The Common Shares are held in investment accounts maintained with Davis Selected Advisers, L.P. as of December 31, 2005, and it disclaims any beneficial interest in such shares. Mr. Charles A. Davis, a director of the Company, has no affiliation with Davis Selected Advisers, L.P.

(5)	Includes 49,760 Common Shares held for Mr. Lewis by a trustee under the Company’s Retirement Security Program, 544,944 Common Shares subject to currently exercisable stock options and 2,283 restricted Common Shares granted to Mr. Lewis in his capacity as Chairman of the Board. Also includes 225,994 shares held by two charitable corporations which Mr. Lewis controls, but as to which he has no pecuniary interest.

   Security Ownership of Management. The following information is set forth with respect to the Company’s Common Shares beneficially owned as of December 31, 2005 (including stock options exercisable within 60 days thereafter), by all directors and nominees for election as directors of the Company, each of the named executive officers (as identified on page 19) and by all directors and all individuals who were executive officers of the Company on December 31, 2005, as a group:

		Common Shares	Other
	Common Shares	Subject to	Common	Total			Units	Total Interest
	Subject to	Currently	Shares	Common Shares			Equivalent to	in Common
	Restricted Stock	Exercisable	Beneficially	Beneficially		Percent of	Common	Shares and
Name	Awards(1)	Options(2)	Owned(3)	Owned		Class(4)	Shares(5)	Unit Equivalents

Alan R. Bauer	24,709	164,631	45,733	235,073	(6)	*	N/ A	235,073
Charles A. Davis	1,142	28,767	31,450	61,359		*	4,433	65,792
W. Thomas Forrester	31,400	267,147	72,842	371,389	(7)	*	N/ A	371,389
Stephen R. Hardis	1,142	28,767	38,289	68,198		*	32,825	101,023
Bernadine P. Healy, M.D.	1,142	N/ A	8,563	9,705		*	828	10,533
Jeffrey D. Kelly	1,142	14,919	11,563	27,624		*	3,366	30,990
Philip A. Laskawy	1,142	2,619	4,450	8,211	(8)	*	3,517	11,728
Peter B. Lewis	2,283	544,944	12,721,797	13,269,024	(9)	6.7%	N/ A	13,269,024
Norman S. Matthews	1,142	34,767	41,053	76,962		*	6,187	83,149
Patrick H. Nettles, Ph.D.	1,142	N/ A	0	1,142		*	160	1,302
Brian J. Passell	24,475	179,766	4,819	209,060		*	N/ A	209,060
Glenn M. Renwick	206,597	529,026	260,541	996,164	(10)	*	N/ A	996,164
Donald B. Shackelford	1,142	34,767	174,008	209,917	(11)	*	5,769	215,686
Bradley T. Sheares, Ph.D.	1,142	N/ A	0	1,142		*	1,397	2,539
Robert T. Williams	27,730	193,935	39,209	260,874	(12)	*	N/ A	260,874
All 22 Executive Officers and Directors as a Group	431,085	2,330,532	13,546,112	16,307,729	(13)	8.2%	58,482	16,366,211

*	Less than 1% of the outstanding Common Shares of the Company.

      N/A = not applicable

(1)	Includes Common Shares held for executive officers and directors pursuant to restricted stock awards issued under various incentive plans maintained by the Company. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period.

(2)	Includes stock options exercisable within 60 days of December 31, 2005, issued under various incentive plans maintained by the Company. The beneficial owner has no voting power or investment power with respect to these shares prior to exercising the options.

(3)	Includes, among other shares, Common Shares held for executive officers or their spouses under The Progressive Retirement Security Program. Unless otherwise indicated below, beneficial ownership of the Common Shares reported in the table includes both sole voting power and sole investment power, or voting power and investment power that is shared with the spouse and/or minor children of the director or executive officer.

(4)	Percentage based solely on “Total Common Shares Beneficially Owned.”

(5)	Each director of the Company who is not an employee of the Company (other than Mr. Peter B. Lewis) participates in The Progressive Corporation Directors Deferral Plan, as amended (“Directors Deferral Plan”) (see page 25 for a description of the Directors Deferral Plan). Pursuant to the Directors Deferral Plan, all retainer fees and, if so elected by the director, meeting fees are deferred pursuant to the plan and converted into units that are equivalent in value and dividend rights to the Company’s Common Shares.

In addition, each non-employee director has the right to defer the receipt of restricted stock awards under The Progressive Corporation Directors Restricted Stock Deferral Plan (the “Directors Equity Deferral Plan”) (see description of the Directors Equity Deferral Plan on page 26). If a director elects to defer a restricted stock award under this plan, immediately prior to vesting of the applicable award, the restricted shares are converted to units equivalent in value and dividend rights to the Company’s Common Shares.

The equivalent units disclosed are in addition to the Company’s Common Shares beneficially owned, and the director has neither voting nor investment power as to these units.

(6)	Includes 5,870 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Bauer has sole investment power but no voting power.

(7)	Includes 8,013 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Forrester has sole investment power but no voting power and 27,000 Common Shares held by Mr. Forrester as trustee for three trusts established for the benefit of his children.

(8)	Includes 3,000 Common Shares owned by Mr. Laskawy’s wife, as to which shares he disclaims any beneficial interest.

(9)	See footnote 5 on page 15.

(10)	Includes 65,820 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Renwick has sole investment power but no voting power.

(11)	Includes 20,493 Common Shares held by Mr. Shackelford as trustee of a trust established for the benefit of his daughter.

(12)	Includes 22,004 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Williams has sole investment power but no voting power.

(13)	Includes 9,393 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan for executive officers other than the named executive officers, as to which shares the applicable executive officers have sole investment power but no voting power.

   Securities Authorized for Issuance under Equity Compensation Plans. The following information is set forth with respect to the equity compensation plans maintained by the Company and is reported as of December 31, 2005.

EQUITY COMPENSATION PLAN INFORMATION

				Number of
	Number of		Cumulative	Securities
	Securities to be		Number of	Remaining Available
	Issued upon	Weighted-Average	Securities	for Future Issuance
	Exercise of	Exercise Price of	Awarded as	Under Equity
Plan Category	Outstanding Options	Outstanding Options	Restricted Stock	Compensation Plans

Equity compensation plans approved by security holders:
Employee Plans:
2003 Incentive Plan	—	—	1,183,546	3,816,454
1995 Incentive Plan(1)	4,681,480	$34.27	347,856	—
1989 Incentive Plan(1)	223,889	23.11	—	—

Subtotal Employee Plans	4,905,369	33.76	1,531,402	3,816,454

Director Plans:
2003 Directors Equity Incentive Plan	—	—	40,905	309,095
1998 Directors’ Stock Option Plan	170,277	36.12	—	406,956
1990 Directors’ Stock Option Plan(1)	48,000	21.06	—	—

Subtotal Director Plans	218,277	32.81	40,905	716,051

Equity compensation plans not approved by security holders:
None	—	—	—	—

Total	5,123,646	$33.72	1,572,307	4,532,505

(1)	This plan is expired and no further awards may be made thereunder.

   Section 16(a) Beneficial Ownership Reporting Compliance. On July 6, 2005, Mr. Charles A. Davis, a director of the Company, received a distribution from the Company of the cash equivalent of 366.0016 phantom stock units (which are valued on a 1-to-1 basis with the Company’s Common Shares) pursuant to The Progressive Corporation Director Deferral Plan. Also on July 6, 2005, Dr. Bernadine P. Healy, a director of the Company, received a distribution from the Company of the cash equivalent of 154.8144 such phantom stock units pursuant to the same plan. Each of these transactions was reported late on a Form 4 filed on August 1, 2005, due to an administrative error on the part of the Company.

EXECUTIVE COMPENSATION

    The following information is set forth with respect to the Company’s Chief Executive Officer and the other four most highly compensated executive officers, each of whom was serving as an executive officer at December 31, 2005 (the “named executive officers”). The titles set forth below reflect positions held at December 31, 2005.

SUMMARY COMPENSATION TABLE

					Long Term
					Compensation
					Awards
	Annual Compensation
					Restricted
				Other Annual	Stock	All Other
Name and		Salary	Bonus(1)	Compensation	Awards(3)	Compensation(4)
Principal Position	Year	($)	($)	(2)	($)	($)

Glenn M. Renwick	2005	$750,000	$1,731,375	$63,431	$7,500,150	$9,900
President and Chief	2004	750,000	2,250,000	35,140	7,500,290	9,666
Executive Officer	2003	750,000	2,250,000	32,020	4,500,401	9,480

W. Thomas Forrester	2005	$498,848	$767,728	—	$1,075,213	$10,800
Vice President and	2004	488,272	976,544	—	904,865	9,958
Chief Financial Officer	2003	472,128	944,255	—	999,506	9,480

Robert T. Williams	2005	$458,271	$694,739	—	$943,146	$11,238 (5)
Drive® Group	2004	443,269	886,539	—	901,583	10,545
President	2003	428,264	856,528	—	829,929	8,962

Brian J. Passell	2005	$403,271	$620,633	—	$850,771	$10,800
Claims Group	2004	388,273	776,546	—	784,278	10,545
President	2003	373,288	746,575	—	735,733	10,350

Alan R. Bauer	2005	$414,998	$604,445	—	$788,616	$11,244 (5)
Direct Group	2004	413,276	781,505	—	829,887	10,545
President	2003	397,218	794,436	—	800,038	10,350

(1)	Includes bonus amounts, if any, deferred under The Progressive Corporation Executive Deferred Compensation Plan.

(2)	Amounts shown represent the incremental costs to the Company from personal use of the corporate airplane by Mr. Renwick. Mr. Forrester also used the corporate airplane for personal use, on a very limited basis, but the Company incurred no additional incremental cost for Mr. Forrester’s personal use because, in each instance, he accompanied Mr. Renwick.

(3)	See table on page 20 for the number, value, vesting schedule and dividends paid on restricted stock awards and the aggregate restricted stock holdings at the end of 2005.

(4)	The reported amounts for 2005 represent employer contributions made during the year under the Company’s Retirement Security Program.

(5)	In addition to contributions made under the Company’s Retirement Security Program, the reported amount includes employment anniversary awards of $438 for Mr. Williams and $444 for Mr. Bauer, each for 25 years of employment with the Company.

RESTRICTED STOCK AWARDS GRANTED, DIVIDENDS PAID AND

AGGREGATE NUMBER AND VALUE OF HOLDINGS AT YEAR-END

				Number of	Number of	Number of		Dividends
	Number of	Number of	Number of	Shares	Shares	Aggregate	Value of	Received on
	Shares	Shares	Shares	Awarded in	Awarded in	Restricted	Aggregate	Restricted
	Awarded in	Awarded in	Awarded in	2005	2004	Stock	Restricted Stock	Stock
	2005	2004	2003	(Performance-	(Performance-	Holdings at	Holdings at	Awards in
	(Time-Based)	(Time-Based)	(Time-Based)	Based)	Based)	12/31/05	12/31/05	2005
Name	(#)(1)	(#)(1)	(#)(1)(3)	(#)(2)	(#)(2)	(#)	($)	($)(4)

Glenn M. Renwick	41,571	44,565	34,326	41,570	44,565	206,597	$24,126,398	$22,297
W. Thomas Forrester	5,544	5,823	7,248	6,375	6,410	31,400	3,666,892	3,410
Robert T. Williams	5,100	5,289	6,561	5,355	5,425	27,730	3,238,309	3,014
Brian J. Passell	4,491	4,635	5,724	4,940	4,685	24,475	2,858,191	2,654
Alan R. Bauer	4,602	4,932	6,105	4,140	4,930	24,709	2,885,517	2,703

(1)	For 2005, the time-based restricted stock awards will vest in one-third increments on January 1 of 2008, 2009 and 2010. For the 2004 awards, the vesting dates are January 1 of 2007, 2008 and 2009. For the 2003 awards, the vesting dates are January 1 of 2006, 2007 and 2008. In each case, as well as in the case of performance-based awards discussed in note (2) below, the awards are subject to the terms of the Company’s 2003 Incentive Plan, including (i) accelerated vesting and “cash out” provisions upon the occurrence of a “change of control” of the Company or certain similar events, as further described in the plan, and (ii) the forfeiture of unvested awards upon the occurrence of certain events, such as termination of employment.

(2)	The performance-based restricted stock awards vest upon achievement by the Company of certain predetermined performance objectives, as described in “Long-Term Incentive Component” in the Compensation Committee Report, beginning on page 30.

(3)	One third of the 2003 time-based restricted stock awards vested on January 1, 2006.

(4)	Dividends are paid on the restricted stock awards quarterly at the same rate as are paid on the Company’s Common Shares.

2006 ANNUAL COMPENSATION TABLE

		Range of Potential Bonus(2)

	Salary(1)	Minimum	Maximum
Name	($)	($)	($)

Glenn M. Renwick	$750,000	$0	$2,250,000
W. Thomas Forrester	500,000	0	1,000,000
Robert T. Williams	480,000	0	960,000
Brian J. Passell	425,000	0	850,000
Alan R. Bauer	440,000	0	880,000

(1)	Represents the annual salary for 2006, as approved by the Compensation Committee of the Board of Directors.

(2)	The bonuses to be paid will vary based on results achieved versus preestablished performance criteria. See “Annual Cash Bonus Component” in the Compensation Committee Report, beginning on page 28.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised		In-the-Money
	Shares Acquired		Options at 12/31/05		Options at 12/31/05
	on Exercise	Value Realized	(#)		($)
Name	(#)	($)	Exercisable/Unexercisable		Exercisable/Unexercisable

Glenn M. Renwick	66,300	$5,585,112	Exercisable	466,278	Exercisable	$39,621,038
			Unexercisable	89,964	Unexercisable	6,583,350
W. Thomas Forrester	—	—	Exercisable	249,369	Exercisable	21,418,482
			Unexercisable	23,220	Unexercisable	1,766,853
Robert T. Williams	24,300	1,882,346	Exercisable	178,764	Exercisable	15,108,712
			Unexercisable	20,190	Unexercisable	1,524,017
Brian J. Passell	—	—	Exercisable	166,656	Exercisable	13,685,394
			Unexercisable	17,463	Unexercisable	1,317,664
Alan R. Bauer	75,600	5,603,988	Exercisable	150,042	Exercisable	12,802,881
			Unexercisable	19,128	Unexercisable	1,453,089

Pension Plans

   Employees. The Company has a two-tiered Retirement Security Program (“RSP”) for employees. The RSP is a defined contribution pension plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”), and covers all employees who meet requirements as to age and length of service. The first tier of the RSP provides employer contributions of 1% to 5% of annual eligible compensation up to the Social Security wage base, based on years of eligible service, which may be invested by participants in any of the investments available under the plan. The second tier is a long-term savings plan under which the Company matches amounts contributed to the plan by each employee up to a maximum of 3% of the employee’s eligible compensation, which may likewise be invested in any of the available investments under the RSP. All named executive officers are eligible to participate in the RSP, and contributions made by the Company on their behalf are included in “All Other Compensation” in the Summary Compensation Table on page 19.

   Directors. The Company does not offer any pension plan or retirement benefits for non-employee directors. For a description of director compensation, see “Director Fees and Plans” below.

Separation Plans and Agreements

   Separation Allowance Plan. The named executive officers, as well as substantially all other regular, non-temporary employees of the Company and its subsidiaries, are eligible to participate in The Progressive Corporation Separation Allowance Plan (“Separation Plan”). The Separation Plan provides payments to eligible employees whose employment is involuntarily terminated as a result of a reduction in force or a reorganization, as defined in the Separation Plan. Payments are based on compensation in effect immediately prior to termination and years of service and cannot exceed an aggregate of two years of compensation. The Separation Plan is a welfare benefit plan within the meaning of ERISA. All payments under the Separation Plan, are made from the general assets of the Company and its subsidiaries. Individual employment or separation arrangements may supplement or supersede the Separation Plan in whole or in part.

   Executive Separation Plan. The named executive officers, and certain other senior managers of the Company, participate in The Progressive Corporation Executive Separation Allowance Plan (“Executive Separation Plan”). The Executive Separation Plan provides payments to eligible employees whose employment is involun-

tarily terminated for reasons other than resignation (including retirement), job elimination, reduction in force or reorganization, death, disability, unsatisfactory job performance or misconduct, as defined in the Executive Separation Plan. Payments are based on compensation in effect immediately prior to termination. For Messrs. Renwick, Forrester, Williams, Passell and Bauer, payments would equal one year’s annual salary plus a single year’s bonus payment as determined by a formula contained in the Executive Separation Plan. The Executive Separation Plan is a welfare benefit plan within the meaning of ERISA. All payments under the Executive Separation Plan are made from the general assets of the Company and its subsidiaries. Individual employment or separation arrangements may supplement or supersede the Executive Separation Plan in whole or in part. In no event will an eligible employee receive payments under both the Separation Plan and the Executive Separation Plan.

   Employment Agreements. Messrs. Renwick, Forrester, Williams, Passell, Bauer, and five other executive officers have entered into Employment Agreements with the Company. Pursuant to the Employment Agreements, these executive officers will continue to be employed by the Company and receive compensation and benefits for a three-year period upon a Change of Control, as defined in the Employment Agreements. The compensation during this three-year period will be not less than the salary, bonus and other benefits and incentives that the executive officer was receiving prior to the Change in Control. In the event that such executive officer’s employment is terminated prior to the end of such three-year employment period without cause and for reasons other than death or disability, such executive officer would be entitled to receive from the Company a payment equal to (i) the salary, bonus and certain benefits accrued through the date of termination, plus (ii) an amount equal to the greater of (a) two times the total of the executive’s annual base salary and the highest annual bonus earned by the executive during the three years immediately preceding the Change of Control or during the employment period after the Change of Control, or (b) four times the executive’s annual base salary, minus (iii) the amounts paid or to be paid under any severance plan(s) then in effect.

   In addition, such executive officer would be eligible to receive certain health and welfare benefits from the Company for a two-year period after termination on substantially the same terms and conditions as existed prior to termination. Each such Employment Agreement also includes a provision requiring the Company, under certain circumstances, to make an additional payment to the executive officer (the “Gross-Up Payment”) in the event that any payments or distributions made by the Company upon a Change in Control of the Company (the “Payments”) are determined to be subject to an excise tax imposed by the Code. The amount of the Gross-Up Payment would be calculated such that after the payment of all taxes, interest and penalties on the Payments and the Gross-Up Payment, such executive officer would retain a portion of the Gross-Up Payment equal to the excise tax imposed.

   Equity-based Awards. Pursuant to Non-Qualified Stock Option Agreements covering stock options granted on or after May 16, 1996, any such stock option granted to an employee who thereafter retires from the Company and, at the time of his retirement, meets certain age and years of service requirements (“Qualified Retirement”) will be subject to the following provisions: (a) any such stock option that is vested on the date of such retirement (“Qualified Retirement Date”) will remain in effect and may be exercised, in whole or in part, at any time between the Qualified Retirement Date and the date on which such stock option expires under the applicable Non-Qualified Stock Option Agreement (“Expiration Date”); (b) 50% of any unvested stock option will remain in effect, will vest and become exercisable on the date on which such stock option is scheduled to vest under the applicable Non-Qualified Stock Option Agreement (“Vesting Date”) and may be exercised by the employee, in whole or in part, at any time between the Vesting Date and the Expiration Date; and (c) the remaining 50% of the unvested stock option will terminate on the Qualified Retirement Date.

   Pursuant to Restricted Stock Award Agreements covering restricted stock granted on or after April 18, 2003, any such stock granted to an employee who thereafter retires from the Company pursuant to a Qualified

Retirement will be subject to the following provisions, except as noted in the next sentence: (a) 50% of any unvested restricted stock award will remain in effect and vest, as to time-based awards, immediately on the Qualified Retirement Date or, as to performance-based awards, if and when the applicable performance objectives have been achieved by the Company; and (b) the remaining 50% of the unvested restricted stock awards, whether time-based or performance-based, will terminate on the Qualified Retirement Date. However, if the Company’s CEO or any other member of the executive management team provides the Company with at least one year’s advance notice of his or her Qualified Retirement, such executive will retain 100% of any unvested performance-based restricted stock awards held by him or her at the Qualified Retirement Date, which will then vest (if at all) upon the satisfaction of the applicable performance objectives.

   Executive Deferred Compensation Plan. The Progressive Corporation Executive Deferred Compensation Plan (the “EDCP”) permits eligible executives (as such term is defined in the plan), including the Company’s executive officers, to defer receipt of some or all of their cash bonus awards. The plan also permits the participants to defer receipt of restricted stock awards granted under The Progressive Corporation 2003 Incentive Plan. As a result of participating in the EDCP, eligible executives are able to defer federal and certain other income taxes on the deferred bonus awards and restricted stock awards until they receive a distribution from the plan. Cash bonus awards that are deferred under the EDCP are deemed to be invested in one or more investment options that are available under the plan, including the Company’s Common Shares, as elected by the participant. Restricted stock awards granted prior to March 17, 2005 that are deferred under the plan are deemed to be held in the form of Common Shares for six months and one day, and thereafter, the participant may elect alternative deemed investments. Restricted stock awards granted on or after March 17, 2005 are deemed to be held in the form of Common Shares, and the participant is unable to elect alternative deemed investments, throughout the deferral period.

   The Company established the Executive Deferred Compensation Plan Trust, a so-called “rabbi trust,” to provide a source of funds to assist the Company in meeting its obligations to participants under the EDCP. Amounts equal to the deferred cash bonuses or restricted stock grants are deposited by the Company into the trust at the time that the bonus or grant otherwise would have been earned by the participant; the Company makes no matching contributions or additional deposits on behalf of any participant. To secure the Company’s future payment obligations to participants, the trust holds investments equivalent in kind and number to the aggregate deemed investment elections selected by participants. Participants have no proprietary right or interest in the trust’s assets, including such securities, all of which remain subject to the claims of the Company’s general creditors. The rights of participants and their beneficiaries under the EDCP are merely unsecured contractual rights against the Company.

   The trustee of the trust tracks the value of each participant’s deferrals and deemed investments over time. The Company does not guaranty any specific rate of return to participants who defer amounts into the EDCP. The value of the deferred awards, as affected by the performance of the deemed investments selected by the participant, is distributed to the eligible executive within 30 days after the earliest to occur of: (i) the expiration of the deferral period(s) elected by the executive (subject to the restrictions contained in the plan), (ii) the executive’s death, (iii) termination of the executive’s employment, or (iv) a change of control (as defined in the 2003 Incentive Plan). The participants’ respective rights and interests under the plan may not be assigned or transferred under any circumstances.

   Internal Revenue Code Section 409A. Section 409A of the Code, which was enacted as part of the American Jobs Creation Act of 2004, establishes a number of new requirements for deferred compensation arrangements and may be applicable to one or more of the separation and deferral plans and agreements described in this section, as well as the deferral plans for directors discussed below. Proposed Treasury regulations under Section 409A require that affected plan documents must be brought into compliance by December 31, 2006, provided that affected plans must be operated in good faith compliance with Sec-

tion 409A in the meantime. As a result, the operation of the Company’s separation and deferral plans and agreements, including, without limitation, the timing and method of payments that are made thereunder, may have to be revised and, therefore, may differ from the terms of those plans as currently in effect and described in this Proxy Statement.

Directors’ Fees and Plans

   Annual Compensation. Until April 2006, each member of the Board of Directors who is not an employee of the Company (other than Chairman, Mr. Peter B. Lewis) receives fees for service on the Board or its Committees, as set forth in the table. Mr. Lewis currently receives no retainer or meeting fees.

Fees	2005	2006

Retainer	$10,000	$10,000
Board Meeting
Regular — In Person	3,200	3,700
— Phone	1,500	1,500
Special	1,000	1,000
Audit Committee Meetings
Chairman	4,200	4,700
Other members	2,100	2,600
Various teleconferences
Chairman	1,500	1,500
Other members	1,000	1,000
Other Committee Meetings(1)
Chairman	2,600	3,100
Other members	2,100	2,600
Participation in Certain Management Meetings	2,000	2,000

(1)	If attendance is by telephone (except for regularly scheduled teleconferences), the fee is $500.

   Beginning April 21, 2006, directors will no longer receive separate retainer or meeting fees. Instead, each non-employee director (other than Mr. Lewis) will receive an annual award of restricted stock which will be valued to include a specified retainer amount plus a variable component tied to such director’s Committee assignments. Mr. Lewis will continue to receive a lump sum restricted stock award as his sole compensation for service as Chairman. The awards will be made under The Progressive Corporation 2003 Directors Equity

Incentive Plan (“Directors Equity Plan”). The annual value of these restricted stock awards will be based on the individual director’s Board participation and Committee assignments, as set forth in the following table:

Compensation Component	2006

Board Retainer	$110,000
Audit Committee Chair Retainer	65,000
Audit Committee Member Retainer	45,000
Compensation Committee Chair Retainer	45,000
Compensation Committee Member Retainer	40,000
Investment Committee Chair Retainer	45,000
Investment Committee Member Retainer	40,000
Additional Committee Chair Retainer(1)	15,000
Additional Committee Member Retainer(1)	10,000
Chairman of the Board	200,000

(1)	Excludes Executive Committee

   Directors Deferral Plan. Each director of the Company who is not an employee of the Company (other than Mr. Lewis) participates in The Progressive Corporation Directors Deferral Plan, as amended (“Directors Deferral Plan”). Each participant in the Directors Deferral Plan may elect, annually, to defer receipt of all or a portion of his or her meeting fees for the following year until the date designated by the director in accordance with the plan. A participating director may elect to have such deferred fees credited to or allocated between (a) a cash account which will earn interest at a rate equal to the rate of interest on new 3-month certificates of deposit, and (b) a stock account under which the deferred fees are converted into units equivalent in value and dividend rights to the Company’s Common Shares. Account balances may not be transferred from one account to another. All such accounts will be distributed in cash, in a lump sum or installments, when and as designated by the participating director at the time of election or, if earlier, upon the death of the director. All retainer fees are deferred, credited to a stock account and distributed in cash on a date designated by the participating director in accordance with the terms of the plan. All account balances of a director will be distributed to a designated beneficiary upon his or her death. However, if any director ceases to serve as such for any reason other than death, disability or removal without cause prior to the expiration of his or her current term, all retainer fees credited to his or her stock account for the unexpired portion of his or her term are forfeited. Since, as discussed above, the Company will discontinue paying retainer and meeting fees to directors beginning in April 2006, new contributions to the Directors Deferral Plan will likewise cease at that time.

   Equity-based Awards. Each director who is not an employee of the Company is eligible to receive awards under the Directors Equity Plan. The Directors Equity Plan authorizes the issuance of up to 350,000 Common Shares, subject to adjustment for stock splits and similar events. Under this plan, the Company has awarded restricted stock to directors as the equity incentive component of their compensation. The restricted stock grant value per Common Share equals the fair market value of the Common Shares on the date of grant. Restricted stock awards vest on the date established by the Compensation Committee for the respective awards and are not transferable. Upon the death of a participating director, his or her estate will be entitled to receive any unvested restricted stock held by such director at the time of his or her death, which stock will vest on the vesting dates specified in the related agreements.

   During 2005, the Company granted to Mr. Lewis, Chairman of the Board, 2,283 shares of restricted stock under this plan, with a market value on the date of grant of approximately $200,000. This award was made to Mr. Lewis as his sole compensation from the Company and in lieu of receiving the retainer or meeting fees described above. Each of the other non-employee directors received a grant of 1,142 shares in 2005, valued at approximately $100,000 on the grant date, in addition to retainer and meeting fees. The 2005 grants are scheduled to vest in March 2006. In April 2006, Mr. Lewis will again receive an award of restricted stock valued at approximately $200,000 on the grant date, and each other non-employee director will receive a grant of restricted stock valued according to the table above. These awards will be the sole compensation for directors’ Board and Committee service.

   Equity Deferral Plan. Directors receiving awards of restricted stock under the Directors Equity Plan also have the right to defer the receipt of the Common Shares covered by each such award under The Progressive Corporation Directors Restricted Stock Deferral Plan (the “Directors Equity Deferral Plan”). If a director elects to defer a restricted stock award under this plan, immediately prior to vesting of the applicable award, the restricted shares are converted to units equivalent in value to the Company’s Common Shares and credited to each participating director’s plan account. The participating director’s plan accounts will further be credited with amounts equal to dividends and other distributions, if and when authorized by the Board, which are paid on the Company’s Common Shares. There are no other investment options under the Directors Equity Deferral Plan. All such accounts will be distributed in Common Shares (with any partial shares being distributed in cash), in a lump sum or installments, at the time(s) designated by the participating director at the time of election, subject to accelerated vesting provisions under the plan in the event of the participant’s death or a change in control of the Company.

COMPENSATION COMMITTEE REPORT

Executive Compensation Policy

   The Company’s executive compensation program is administered under the direction of the Compensation Committee of the Board of Directors (the “Committee”). The Committee is comprised of three independent, non-employee directors.

   The executive compensation program is designed to promote the following objectives:

•	Provide a rational, consistent and competitive executive compensation system that is well understood by those to whom it applies.

•	Attract, retain and motivate executives who can significantly contribute to the success of the Company.

•	Reward the achievement of important business goals, based on specific, objective criteria that have been approved in advance by the Committee.

•	Align the interests of executives with those of shareholders by tying a significant portion of executive compensation to the long-term performance of the Company’s Common Shares.

   With the support of the Company’s Human Resources Group, the Committee oversees the development and implementation of the Company’s various executive compensation, incentive and benefits plans and arrangements, which are designed to achieve these objectives. The Committee believes that if these objectives are consistently achieved, shareholder value will be enhanced over time.

Executive Compensation Program

   The Company’s executive compensation program consists of three components: salary, the opportunity to earn an annual cash bonus, and long-term incentives through annual equity-based awards. The Company’s objectives are to pay its executives competitive base salaries and to provide variable compensation (cash bonus potential and restricted stock awards) that can take total direct compensation to the upper tiers of compensation paid by comparable companies if challenging performance goals are satisfied.

   Variable compensation is a larger part of total compensation at more senior levels of the organization. The calculation of annual cash bonus payments for employees, including executive officers, is determined based on the Company’s (and/or an applicable business unit’s) actual performance measured against objective performance criteria that are approved by the Committee in advance. Certain senior managers, including all but one of the executive officers, also receive performance-based restricted stock awards on an annual basis that will vest only if the Company satisfies pre-approved, objective performance goals within a stated time period. Accordingly, a significant amount of executive officer compensation is tied to actual performance. Time-based restricted stock awards are also granted to a larger group of senior managers and employees, including all executive officers, effectively tying a significant amount of additional variable compensation to the executive’s continued employment (subject to the vesting and forfeiture provisions of the applicable plan) and the performance of the Company’s Common Shares over the vesting period.

   Executive officers are also eligible to participate in the Company’s health, welfare and retirement plans that are available on the same basis to all regular employees of the Company who satisfy minimum eligibility requirements. Modest perquisites that are also available to executive officers are discussed below.

   The Company sets executive salaries and variable compensation targets using, among other factors, data obtained from national compensation surveys for a broad range of companies of comparable size and revenue. Since the Company competes for executive level personnel on a nationwide basis with companies in a variety of industries, the compensation data utilized are not limited to companies included in the P/C Group referred to on page 38.

Salary Component

   Executive officers receive a salary based on their responsibilities and performance, within market ranges indicated by compensation survey data. Salaries are reviewed annually and may be adjusted upward or downward. Better performance generally results in an increased salary, subject to the limits of the salary range for the position and to the compensation budget established by management and approved by the Committee.

Annual Cash Bonus Component

   The Company’s compensation program offers each qualified employee, including executive officers, the opportunity to earn a performance-based annual cash bonus. The bonus program has been designed to reward employees appropriately for current corporate and/or business unit performance, as compared with objective criteria that are approved in advance by the Committee.

   Executive Bonus Plan. In 2005, Alan R. Bauer, W. Thomas Forrester, Brian J. Passell, Glenn M. Renwick, and Robert T. Williams (the “named executive officers”) participated in The Progressive Corporation 2004 Executive Bonus Plan (“Executive Bonus Plan”), which was approved by shareholders and went into effect in 2004. Under the Executive Bonus Plan, bonuses are calculated using the following formula:

Annual Salary	×	Target Percentage	×	Performance Factor	=	Annual Bonus

   Salary is set individually for each executive officer, as indicated above. The target percentage for each participant is established by the Committee. When the participant’s annual salary is multiplied by his or her assigned target percentage, the product is referred to as the participant’s target bonus amount for the year. In 2005, Mr. Renwick’s target bonus amount was 150% of salary; for Messrs. Forrester, Passell and Williams, the target amount was 100% of salary; and for Mr. Bauer, the target was 75% of salary (Mr. Bauer also had an additional 25% target bonus under a component of the 2005 Gainsharing Plan, which is discussed below).

   Under the Executive Bonus Plan, the performance factor can range from zero (0.0) to two (2.0) in each year, depending on the extent to which Company and/or assigned business unit results meet, exceed or fall short of objective performance goals established by the Committee. As a result, under the formula set forth above, each participant can earn an annual cash bonus equal to zero (0.0) to two (2.0) times his or her target bonus amount.

   For 2005, the performance factors for each participant were determined by reference to either (i) the overall performance of the “Core Business”, which includes the Drive Insurance (the Company’s Agency business), Direct and Commercial Auto business units (with minor changes from the business unit results published by the Company with its financial statements), or (ii) a combination of the performance of the Core Business and the performance of the respective executive’s business unit. For Messrs. Renwick, Forrester and Passell, the Committee determined that their 2005 annual bonuses would be based entirely on the Core Business, calculated as follows:

•	A separate “gainsharing matrix” was established for each of the Drive Insurance, Direct and Commercial Auto business units. Each matrix assigned a performance score between zero (0.0) and two (2.0) to various combinations of —

•	Profitability, as measured by the combined ratio for the unit determined in accordance with accounting principles generally accepted in the United States (“GAAP”); and

•	Growth, based on the business unit’s change in annual net premiums earned as compared with the prior year.

•	Actual 2005 growth and profitability performance results for each of these business units were determined and then compared to the applicable matrix to produce a performance score for each business unit.

•	The performance scores achieved by each of the business units were weighted, based on the net premiums earned by such business unit during the year.

•	The weighted scores were combined to produce a performance factor for the Core Business as a whole.

   For Mr. Williams and Mr. Bauer, the Committee determined that their respective bonuses would be based on a combination of the Core Business calculation described above and the performance of the executive’s business unit, i.e., Drive Insurance for Mr. Williams and the Direct business for Mr. Bauer. The scores for the Core Business and for the applicable business unit (using the same gainsharing matrices described above) were combined on a weighted basis selected by the Committee, to produce final performance factors, which were used to calculate the 2005 bonus payment for those two participants.

   Other Bonus Plans. One executive officer (the Chief Information Officer) also participated in The Progressive Corporation 2005 Information Technology Incentive Plan (the “IT Bonus Plan”), and a second executive officer (the Chief Investment Officer) participated in the 2005 Progressive Capital Management Bonus Plan (the “PCM Bonus Plan”), in each case along with certain other employees who worked in these functional areas. These plans provide cash bonus opportunities to participants for satisfaction of preestablished performance criteria relating, in the case of the IT Bonus Plan, to the availability of certain information technology systems and, in the case of the PCM Bonus Plan, to the performance of the Company’s investment portfolios in relation to certain designated benchmarks.

   All other qualified employees (approximately 28,388) of the Company, including seven executive officers, participated in The Progressive Corporation 2005 Gainsharing Plan (“Gainsharing Plan”). The Gainsharing Plan is similar in structure and operation to the Executive Bonus Plan and, for most employees, bonuses are based on the performance score for the Core Business, calculated in the manner described above. The 2005 Gainsharing payment for certain other employees was determined, in part, by the performance score for the Core Business and, in part, by operating results of his or her assigned business unit, on a weighted basis determined by or under the direction of the Committee. For example, Mr. Bauer (as to a 25% target percentage) and certain other senior managers of the Direct business had a portion of their 2005 annual bonuses based on a calculation of the year-over-year growth in lifetime earned premium (i.e., a formulaic projection of the premium that will be earned over the lifetime of new policies written during the plan year, including renewals thereof) and a related profitability measure, both of which are applicable to the Direct business only.

   Recent Bonus Experience. In the Committee’s view, the effectiveness of this bonus system has been borne out in recent years. Extraordinary performance in each of 2003 and 2004 were rewarded by a Core Business performance factor of 2.0, and the highest possible bonus, for most executive officers and other employees of the Company (in each case, using a Core Business performance calculation similar to that described above). At the other end of the spectrum, a significant down year in the Company’s insurance operations in 2000 resulted in a performance factor of 0.0 — and no annual cash bonus — for most executive officers and other employ-

ees. These results confirm that the Company’s various cash bonus plans operate not only to reward excellent performance, but also to withhold cash bonuses when the Company’s performance does not merit them.

   2005 Bonus Payments. For Messrs. Renwick, Forrester and Passell, as well as most of the Company’s other employees, 2005 bonuses were determined solely by the performance of the Core Business. For these executives and employees, the calculation described above resulted in a performance factor of 1.539 (out of a possible 2.0), calculated as follows:

	Profitability	Annual
	(GAAP	Growth		Weighting	Weighted
	Combined	(Net Premiums	Performance	Factor (%	Performance
Business	Ratio)	Earned (NPE))	Score	of NPE)	Score

Drive Insurance	89.3	1.2%	1.492	58.2%	.868
Progressive Direct	88.3	9.6%	1.511	29.7%	.449
Commercial Auto	82.1	9.4%	1.831	12.1%	.222

PERFORMANCE FACTOR					1.539

   For Mr. Bauer and Mr. Williams, whose performance scores were determined by a weighted combination of the Core Business results and the results attributable to their respective assigned business units, the plan calculations resulted in a weighted performance score for Mr. Bauer of 1.457 and for Mr. Williams of 1.516. As indicated above, the actual bonus payment was then determined for each named executive officer by multiplying the performance score by the executive’s salary and then by the executive’s assigned target percentage. The resulting cash bonus payments for the named executive officers are set forth on the “Summary Compensation Table” on page 19.

   The Committee believes that the 2005 bonus payments, while substantial, are consistent with the Company’s strategy of rewarding employees for the achievement of important, challenging business goals. In view of the Company’s excellent results for the year, the bonus calculations resulted in reasonable performance-related bonus payments to the Company’s employees, including its executive officers.

Long-Term Incentive Component

   In 2005, the executive compensation program included long-term incentives through an annual grant of restricted stock awards. Under a restricted stock grant, the executive is awarded shares of the Company’s common stock, subject to restrictions on vesting and transferability. This component of variable compensation is designed to encourage the long-term retention of key executives and to tie a major part of executive compensation directly to Company performance and the long-term enhancement of shareholder value.

   The value of the long-term incentive awards vary by position. In 2005, for the Company’s executive officers other than Mr. Renwick, these award values ranged from 50% to 215% of salary. Mr. Renwick’s award was valued at 1000% of his salary. The award value was then divided by the market price per share of the Company’s Common Shares on the date of grant to determine the number of restricted shares to be awarded to each participant.

   In 2005, two forms of restricted stock awards were granted to executive officers and certain other management employees. Time-based restricted stock awards were granted to all executive officers and approximately 747 other management employees of the Company. The time-based restricted stock awards generally will vest in three equal annual installments, beginning on January 1 of the third year after the date of grant, subject to the vesting and forfeiture provisions in the applicable plan and grant agreement.

   In addition, the named executive officers and approximately 34 other senior managers received performance-based restricted stock grants, with the vesting date tied to the achievement of specific business results.

The 2005 performance-based restricted stock awards will vest (subject to the terms of the applicable plan) only if the Company’s subsidiaries generate, in the aggregate, net earned premiums of $17.5 billion or more, and achieve an average combined ratio of 96 or less, over a period of twelve (12) consecutive months (the “2005 Performance Standards”). If the 2005 Performance Standards are not satisfied on or before December 31, 2014, these performance-based restricted stock awards will expire without vesting, and the recipients will obtain no value from those awards.

   During the restriction periods, the holders of restricted shares are entitled to vote the shares and to receive dividends on the shares if and when declared by the Board of Directors, in each case on the same basis as the Company’s Common Shares. Restricted stock grants to Mr. Renwick and the other named executive officers are summarized below.

Perquisites

   During 2005, the Company’s executive officers were eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan, and certain of the executive officers were also covered by The Progressive Corporation Executive Separation Allowance Plan and/or had a separate employment agreement with the Company. These plans and agreements are described in more detail starting on page 21. Other than these arrangements, the Company provides only the perquisites to executive officers that are discussed below.

   In 2002, the Board of Directors approved the Company’s acquisition of a corporate airplane, primarily for the business travel of Mr. Renwick. The Board has strongly recommended that Mr. Renwick use of the Company plane for his travel needs, including personal travel, in order to minimize and more efficiently utilize his travel time, protect the confidentiality of his travel and the Company’s business and enhance his personal security. In addition, the Company, with Board approval, purchased a new aircraft in November 2005. The Company currently expects that the existing airplane will be retired and sold after the new aircraft comes into service in March or April of 2006.

   Mr. Renwick also is provided a Company-owned car, with a professional driver, principally for his business needs, including commuting to and from work. The value of Mr. Renwick’s personal use of the airplane and car are discussed below under “CEO and Named Executive Officer Compensation for 2005.”

   Neither Mr. Renwick nor the other executive officers received any additional cash compensation to reimburse them for income taxes that may become due and payable as the result of their receipt of these perquisites.

CEO and Named Executive Officer Compensation for 2005

   Salary and Cash Bonus. Glenn M. Renwick, the Company’s President and Chief Executive Officer, received cash compensation in the amount of $2,481,375 for 2005, consisting of an annual salary of $750,000 and a bonus award of $1,731,375, in addition to the equity awards and other items described below. The total cash compensation for the other named executive officers for 2005 and the two prior years, broken down by salary and bonus, is set forth in the “Summary Compensation Table” on page 19.

   Equity-based Compensation. For the long-term incentive component of his compensation, in March 2005, Mr. Renwick was awarded 83,141 of the Company’s Common Shares in the form of restricted stock. This award included a time-based award of 41,571 Common Shares and a performance-based award of 41,570 Common Shares. With respect to the time-based restricted stock award, assuming that none of the award’s forfeiture provisions are triggered, one-third of this award will vest on January 1 of each of 2008, 2009 and 2010. The performance-based restricted stock award will vest on the date of the public dissemination by the Company of a news release reporting satisfaction of the 2005 Performance Standards, as described above, or they will expire on December 31, 2014 if the 2005 Performance Standards are not satisfied by that date. These awards were determined based on a long-term incentive award value equal to 1000% of Mr. Renwick’s base salary, with market value on the date of grant of $7,500,000.

   The equity-based compensation awarded to the other named executive officers in 2005 was as follows:

	Value of	Time-Based		Total
	Award	Restricted	Performance-Based	Restricted
Name	(% of Salary)	Shares	Restricted Shares	Shares

Bauer	190%	4,602	4,140	8,742
Forrester	215%	5,544	6,375	11,919
Passell	210%	4,491	4,940	9,431
Williams	205%	5,100	5,355	10,455

   Exercise or Vesting of Prior Equity-based Awards. During 2005, Mr. Renwick exercised options to purchase 66,300 of the Company’s Common Shares. The options were granted to Mr. Renwick by the Company in 1996 at an exercise price of $15.75 per share (the number of shares and the market price on the date of grant are each stated on a split-adjusted basis), and were set to expire on December 31, 2005 if not exercised. Mr. Renwick paid the option exercise price (number of shares times the per share cost set forth above) and the tax withholding obligations resulting from the exercise by surrendering to the Company 32,681 Common Shares (commonly referred to as a “stock swap”). As a result of the option exercise, Mr. Renwick earned a profit, before taxes, of approximately $5,585,100 (based on a market price on the date of exercise of $99.99 per share). Because he used the stock swap method to acquire the option shares, this transaction resulted in a net increase of his direct share ownership in the Company by 33,619 shares.

   Stock option exercises by the other named executive officers during 2005 were as follows:

			Market or Sales	Approximate
	Number of Shares	Purchase Price	Price (Weighted	Profit Earned
Name	Purchased	(Weighted Average)	Average)	(before taxes)

Bauer	75,600	$29.7079	$103.8348	$5,603,990
Williams	24,300	$22.7916	$100.2544	$1,882,340

   The Company does not pay any additional cash compensation to the executive officers to reimburse them for any income taxes that become due and payable in connection with equity compensation awards, including any taxes that become due as the result of the exercise or vesting of such awards.

   Distribution from Executive Deferred Compensation Plan. During 2005, Mr. Renwick received a distribution of $70,594 under the Executive Deferred Compensation Plan, which is discussed in more detail below. The payout represented a portion of a Gainsharing bonus earned by Mr. Renwick in 1995 that he had elected to defer, as affected by the deemed investments under the Plan.

   Personal Use of Company Airplane and Car. The plane was principally used by Mr. Renwick, and to a limited extent by other executives and employees, for Company business during 2005. Mr. Renwick, at the Board’s direction, also used the airplane for his personal travel and the incremental costs of his personal use of the plane are set forth in the summary below. Mr. Renwick occasionally was accompanied by other executives on personal trips on the plane, although no additional incremental costs were incurred by the Company as a result. Overall in 2005, the Company incurred a total of approximately $977,298 in out-of-pocket costs and $641,391 in depreciation expense in connection with the ownership, operation and maintenance of the airplane.

   Mr. Renwick’s personal use of the car provided to him was incidental. The Company incurred approximately $129,562 in costs in connection with the car and driver during 2005.

   Summary of Perquisites. The limited nature of the perquisites offered to the Company’s named executive officers during 2005 is indicated by the following summary.

	Incremental Costs from Personal Use
Name	of Company Aircraft	Other Perquisites

Renwick	$63,431	$0
Forrester	0	0
Bauer	0	0
Passell	0	0
Williams	0	0

Review of CEO’s Total Compensation

   As a part of its annual review of the Company’s executive compensation program and strategies, the Committee has reviewed Mr. Renwick’s aggregate compensation and equity-based awards for 2005 and those that are planned for 2006, including the perquisites described above. The Committee believes that Mr. Renwick’s overall compensation is reasonable when compared with the compensation of chief executives of comparable companies, especially in view of the outstanding performance achieved by the Company under his leadership, and that his compensation program strikes an appropriate balance between salary and variable compensation arrangements, consistent with the Company’s compensation policies for employees in general. We note that Mr. Renwick’s salary and his maximum possible cash compensation for the year (salary plus maximum potential cash bonus) have remained the same since February 2002.

   The cash bonus component of Mr. Renwick’s compensation and his annual performance-based restricted stock award are tied to the achievement of objective performance-based goals for the Company as a whole, and include challenging targets pursuant to which excellent performance by the Company is rewarded. Annual time-based restricted stock awards provide additional incentive to Mr. Renwick to remain with the Company for the required vesting periods, and the benefit to him increases only if the share holdings of other stockholders increase in value as well. A large part of Mr. Renwick’s overall compensation is thus tied to Company performance and to the creation of shareholder value.

   In addition, the Company has provided the Committee with information detailing potential payments that could be made to, or other value that could be earned or recognized by, Mr. Renwick under the Company’s various compensation and benefits plans and arrangements upon his retirement or an involuntary termination of his employment by the Company (other than for cause or other limited circumstances), or in connection with a change of control of the Company. These benefits are summarized as follows:

•	Retirement. Upon a voluntary termination or retirement by Mr. Renwick, he would be entitled to no special treatment by the Company. He would be permitted to exercise all of his stock options that are then vested within 60 days after leaving the Company (for the value of Mr. Renwick’s exercisable stock options at December 31, 2005, see the table on page 21), and he would begin receiving distributions of previously earned bonuses that he elected to defer in prior years under the Executive Deferred Compensation Plan (“EDCP”), in each case on the same terms and conditions as other employees who participate in those plans. All unvested stock options and restricted stock awards would be forfeited automatically. He would receive a payment for unused vacation time, also on terms generally applicable to the Company’s employees (the amount of which will vary from time to time depending on the extent to which he uses his allotted vacation time, but will not exceed 22.3% of his annual salary when his employment is terminated). He would enjoy no post-retirement benefits from the Company.

•	Involuntary Termination. If Mr. Renwick were to be involuntarily terminated by the Company without cause, he would receive a one-time severance payment equal to one year’s salary plus the highest bonus paid to him over the prior 3 years, or a total amount of $3,000,000 as currently calculated. He would also be entitled to post-employment welfare benefits that are currently valued at approximately $6,500. Otherwise, Mr. Renwick would have the same rights described above in the event of a voluntary retirement with respect to vested stock options, EDCP distributions and unused vacation time. Unvested stock options and restricted stock awards also would be forfeited automatically in the event of an involuntary termination.

•	Change of Control. In the event of a “change of control” or “potential change of control” of the Company (as defined in the Company’s various incentive plans), unvested equity awards will vest automatically and, unless determined otherwise by the Committee prior to the change of control, the Company will pay to Mr. Renwick the cash value of those awards. Assuming a price of $105 per Common Share (the approximate market value at January 31, 2006), the Company would pay to Mr. Renwick approximately $29,432,605 under these plans at the time of the change of control on account of his currently outstanding equity awards. In addition, if Mr. Renwick’s employment were terminated at or within three years after the change of control, he would be entitled to receive under his employment agreement: (i) a severance payment of two times his salary and recent bonus, or $6,000,000 in the aggregate as currently calculated; (ii) post-termination welfare benefits on substantially the same terms as he currently enjoys for two years, with an estimated current value of approximately $37,750 in the aggregate; and (iii) a one-time tax “gross up” payment in the approximate amount of $10,409,000(1). As with other termination events, Mr. Renwick would also have the right to exercise vested stock options, to begin receiving EDCP distributions under the terms of the applicable plans, and to receive a payment for his unused vacation time.

   The Committee has reviewed this information and has concluded that the earnings to which Mr. Renwick would be entitled and the potential payouts by the Company upon the occurrence of the events described above are reasonable under the applicable circumstances. In assessing these potential payouts, the Committee has taken into account the following matters:

•	The potential cash payouts or severance are, effectively, one year’s salary and bonus for an involuntary termination without cause, and two years’ salary and bonus upon a change of control. The Committee views these amounts as reasonable and appropriate for the Company’s executive officers, including Mr. Renwick.

•	Under the Company’s equity incentive plans, Mr. Renwick must exercise any vested stock options within 60 days after termination of his employment. The Committee does not view this item as “additional” compensation paid to Mr. Renwick at that time, since he previously earned these awards and has the right to exercise the underlying options, and to cash-out their value to him, at any time. The Committee notes that his decision not to exercise the options, and to allow their value to fluctuate with the Company’s stock price, further aligns Mr. Renwick’s interests with those of the Company’s shareholders.

•	Likewise, the Committee does not view the payouts to Mr. Renwick, or to other executives, from the Executive Deferred Compensation Plan to be “additional” compensation to be paid at the time of separation. The balance in Mr. Renwick’s account is attributable to cash bonuses that have been earned and would have been paid, or restricted stock that would have vested, in prior years, but for his election to defer receipt of those funds or shares in the plan. The value of the participants’ respective deferrals may

(1)	The amount of the tax “gross up” payment assumes that Mr. Renwick’s employment is terminated at the time of the change of control. Mr. Renwick is entitled under his employment agreement to receive a tax “gross up” payment in an amount necessary to counteract the 20% excise tax under Internal Revenue Code Section 280G, which is paid on certain compensation received by executive officers. For a further discussion of the employment agreement and the tax “gross up” payment, see page 22.

fluctuate depending on the performance of deemed investments selected by the participants, which, in Mr. Renwick’s case, includes a substantial amount deemed to be invested in the Company’s Common Shares. At the time of the deferral, the Company sets aside assets in a so-called “rabbi trust” to secure its liabilities to participants for the future payouts, and those assets are invested by the trust in investments which correspond to the deemed investments selected by participants. Through this mechanism, the Company effectively pre-funds its obligations to the participants in the EDCP. The Company does not contribute additional funds or other assets into the EDCP accounts and does not guarantee that the participants will earn any specific rate of return on these accounts.

•	In the Committee’s view, the accelerated vesting of equity awards upon a change of control is a customary and reasonable component of an equity-incentive program. The Committee believes that the past equity grants to Mr. Renwick have been reasonable in amount, and a substantial part of the value that would be received by him in the event of a change in control would result from the increase in the price of the Company’s Common Shares over the years. The Committee believes that this is an appropriate result since the share price increase has likewise benefited the Company’s long-term shareholders, and current management, under Mr. Renwick’s leadership, has been responsible for that increase in recent years.

•	The Company’s compensation and benefit plans and employment agreements only confer modest post-employment benefits on its executives, limited to the continuation of certain health and welfare benefits for a maximum period of two years. All other perquisites, including Mr. Renwick’s personal use of the Company aircraft and car, would terminate when he leaves the Company.

•	The potential tax “gross up” payment, while substantial, is only applicable in the event of a change of control of the Company and, in the Committee’s view, is an appropriate method for the Company to protect executives from the punitive effects of a 20% excise tax levied by the Federal tax laws on certain income paid to executive officers in such circumstances.

   Under all of the circumstances, therefore, the Committee views Mr. Renwick’s compensation, and his potential payouts in the various scenarios described above, to be reasonable and in the interests of the Company’s shareholders.

Omnibus Reconciliation Act of 1993

   Section 162(m) of the Internal Revenue Code limits to $1 million per year (“Deduction Limit”) the deduction allowed for Federal income tax purposes for compensation paid to the chief executive officer and the four other most highly compensated executive officers of a public company (“Covered Executives”). This Deduction Limit does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” Generally, to qualify for this exception: (a) the compensation must be payable solely on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; (c) the material terms of the performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing prior to payment that the performance goals and any other material terms have been satisfied.

   It is the Company’s policy to structure its incentive compensation programs for Covered Executives to satisfy the requirements for the “performance-based compensation” exception to the Deduction Limit and, thus, to preserve the full deductibility of all compensation paid thereunder, to the extent practicable in view of the Company’s compensation policies and structures. The Company’s equity incentive plans, as well as the Executive Bonus Plan, have been submitted to and approved by the Company’s shareholders. The applicable performance criteria (and in the case of cash bonuses, the amount of bonus payout that would result from various levels of performance when measured against specific performance criteria) are approved in advance by the Committee each year and are thereafter not subject to change by the Company or the Committee. Thus, restricted stock awards which vest, and cash bonus awards under the Executive Bonus Plan which are paid out, based on such performance criteria are structured to be “performance-based compensation,” and compensation arising from such awards would not be subject to the Deduction Limit, provided that each of the other requirements described above are satisfied.

   Compensation that is earned by the Covered Executives upon the exercise of stock option awards (which were granted to executives by the Company on an annual basis prior to 2003) is deemed to satisfy the requirements for “performance-based compensation” under Section 162(m), if the following requirements are satisfied: the award is made by a compensation committee comprised solely of two or more “outside directors;” the plan under which the award has been granted is approved by shareholders and states the maximum number of shares with respect to which options may be granted to any employee during a specified period; and, under the terms of the option, the amount of compensation the Covered Executives could receive is based solely on an increase in the value of the stock after the date of the award. The Company’s outstanding option awards to Covered Executives satisfy each of these requirements.

   However, restricted stock awards that vest on a time-based formula will not satisfy the “performance-based compensation” exception and will be subject to the Deduction Limit. In addition, although salaries and any perquisites are subject to approval of the Committee, they will not be submitted to a vote of shareholders and will also be subject to the Deduction Limit. Similarly, one or more Covered Executives may be eligible to earn a portion of their potential cash bonus under plans that have not been approved by shareholders, and any such bonus would be subject to the Deduction Limit. Accordingly, if the total of any Covered Executive’s remuneration which does not satisfy the “performance-based compensation” exception, such as salary, certain cash bonus awards and compensation attributable to time-based restricted stock awards, exceeds $1 million in any year, the Company will not be entitled to deduct the amount that exceeds $1 million. While the Committee understands the tax disadvantages of such compensation arrangements, the Committee believes that, in appropriate cases, the use of such compensation strategies may outweigh the potential tax detriments. The Committee will continue to monitor the actual tax impact on the Company of such compensations strategies each year.

   In 2005, the non-performance-based compensation earned by each of the Covered Executives was less than $1 million. Accordingly, all compensation earned by the Covered Executives was fully deductible for Federal income tax purposes.

Summary and Concluding Remarks

   The Committee believes that executive compensation should be linked to the creation of shareholder value. The Company’s executive compensation program thus includes significant long-term incentives, through equity-based awards, which are tied to the long-term performance of the Company’s Common Shares. The Committee recognizes, however, that while stock prices may reflect corporate performance over the long term, other factors, such as general economic conditions and varying attitudes among investors toward the stock market in general and specific industries and/or companies in particular, may significantly affect stock prices at any point in time. Accordingly, the annual cash components of the program, consisting of salary and bonus, emphasize current corporate performance and the realization of defined business objectives, which are independent of short-range fluctuations in the stock price.

   The executive compensation program has thus been designed to align executive compensation with both the Company’s business goals and long-term shareholder interests. The Committee believes that the program, as implemented, is balanced and consistent with these objectives. The Committee will continue to monitor the operation of the program and cause the program to be adjusted and refined, as necessary, to ensure that it continues to support both corporate and shareholder goals.

COMPENSATION COMMITTEE

Charles A. Davis, Chairman
Bernadine P. Healy, M.D.
Norman S. Matthews

PERFORMANCE GRAPH

    The following performance graph compares the performance of the Company’s Common Shares (“PGR”) to the Standard & Poor’s 500 Index (“S & P Index”) and the Value Line Property/ Casualty Industry Group (“P/ C Group”) for the last five years.

Cumulative Five-Year Total Return*

PGR, S&P Index, P/ C Group

(Performance Results through 12/31/2005)

Cumulative Total Return as of December 31 of each year
(assumes $100 was invested at the close of trading on December 31, 2000)

	2001	2002	2003	2004	2005

PGR	$144.22	$144.08	$243.14	$247.12	$340.85

S&P Index	88.11	68.64	88.33	97.94	102.75

P/ C Group	104.04	107.73	136.27	152.29	168.92

*	Assumes reinvestment of dividends.

Source: Value Line, Inc.

ITEM 2:	PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S AMENDED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES FROM 600,000,000 TO 900,000,000

    The Board of Directors has approved, subject to approval by shareholders, an amendment to the Company’s Amended Articles of Incorporation (“Amended Articles”) to increase the number of Common Shares, $1.00 par value, that the Company is authorized to issue from 600,000,000 to 900,000,000. The full text of the first paragraph of Article FOURTH of the Amended Articles reflecting this amendment is attached to this proxy statement as Exhibit A. The following description of the amendment is qualified in its entirety by reference to Exhibit A.

Background

   Under the Amended Articles, the Company is currently authorized to issue up to 600,000,000 of its Common Shares. As of December 31, 2005, these authorized shares could be categorized as follows:

• Issued and outstanding:	197,365,110 shares (including 1,373,308 shares of unvested restricted stock issued under the Company’s equity compensation plans)
• Reserved for issuance:	14,007,366 shares (i.e., pursuant to equity compensation plans and other employee benefit plans, including 5,123,646 shares currently subject to outstanding stock options awards)
• Held in Treasury:	15,747,887 shares
• Balance available:	372,879,637 shares (i.e., authorized but unissued and not reserved under the Company’s benefit plans)

   The Company’s outstanding Common Shares are currently listed on the New York Stock Exchange (NYSE).

   For the reasons set forth below, the Board is requesting that shareholders approve an increase in the number of authorized Common Shares from 600,000,000 to 900,000,000. The Company currently has no commitment that would result in the sale or issuance of additional Common Shares (other than as permitted under the Company’s existing benefit plans). A potential use of the Company’s Common Shares is discussed in the following section.

Reason for and Effects of Proposed Amendment

   The Board of Directors believes that it is in the best interests of shareholders and the Company to have additional authorized but unissued Common Shares available for possible future share dividends or splits, employee benefit plans and programs, financing transactions and other general corporate purposes. If this proposal is approved by shareholders, authorized but unissued Common Shares could be issued by the Board of Directors without further action by the shareholders, unless shareholder approval is required by applicable law or the rules of the NYSE.

   If shareholders approve the increase in authorized Common Shares as requested in this proposal, the Board currently anticipates that it will promptly consider whether to declare a split of the Company’s Common Shares in the form of a stock dividend. The Board is requesting shareholders to authorize such additional shares prior to considering a stock split because a split using only the Company’s currently authorized Common Shares would not maximize the benefits generally attributed to stock split transactions, such as a significant reduction in price, increase in market liquidity or broadening of investor interest in the stock. Accordingly, the Board decided to request that shareholders increase the current authorization to 900,000,000 Common Shares, which, if approved, would provide the Board with the flexibility to consider a stock split of up to a 4-for-1 ratio.

   There can be no guarantee that a stock split transaction will occur promptly after the Annual Meeting or at any other time. If shareholders approve this proposal, the Board will consider whether or not to go forward with a stock split based on the facts and circumstances existing at that time, which may include the market price of the Company’s Common Shares, the Company’s financial condition, cash flows and operating results, the prospects of the Company, any applicable legal constraints, market conditions and investor sentiment, among other factors. If the Board elects to declare a stock split in the form of a stock dividend, shareholders will be informed by a public announcement as required by law and the rules of the NYSE. If shareholders do not approve this proposal, the Board may or may not elect to split the stock, or declare a share dividend, based only on the currently authorized Common Shares.

   Notwithstanding the Company’s purpose in increasing the number of authorized Common Shares available for issuance as described above, the existence of authorized and unissued Common Shares might also have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of the Company’s Common Shares, to acquire control of the Company with a view to carrying out a merger, sale of the Company’s assets or similar transaction, since the issuance of additional Common Shares by the Company could be used to dilute the share ownership or voting rights of such person or entity. Further, any authorized but unissued Common Shares could be privately placed with or otherwise issued to persons supporting incumbent management, making a change in control of the Company more difficult.

Description of Capital Shares; Holding Company Structure

   The Company’s Amended Articles currently authorize the following capital shares:

•	600,000,000 Common Shares, $1.00 par value, of which 197,365,110 were issued and outstanding at December 31, 2005;

•	20,000,000 Serial Preferred Shares, without par value (“Serial Preferred Shares”), none of which are currently outstanding; and

•	5,000,000 Voting Preference Shares, without par value (“Voting Preference Shares”), none of which are currently outstanding.

   Serial Preferred Shares and Voting Preference Shares are referred to collectively herein as “Preferred Shares.”

   Common Shares. Subject to the rights of the Company’s creditors and the holders of any outstanding Preferred Shares, the holders of Common Shares are entitled to receive such dividends as may be declared by the Board of Directors and to share ratably in any assets of the Company available for distribution upon liquidation. There are no preemptive rights, conversion rights, redemption provisions or sinking fund provisions with respect to the Common Shares.

   Holders of Common Shares are entitled to one vote per share. Upon compliance by holders of Common Shares with certain statutory notice provisions, holders of Common Shares are entitled to cumulate their votes in the election of Directors.

   The additional Common Shares for which authorization is sought under this proposal would have the same rights and privileges as the Common Shares currently outstanding.

   Preferred Shares. The Board of Directors of the Company is empowered to authorize the issuance of Serial Preferred Shares and Voting Preference Shares, each of which may be issued in one or more series. Preferred Shares may be issued by the Company if and when the Board of Directors deems it desirable without further shareholder action. No Preferred Shares are currently outstanding, and the Company has no present plan to issue any Preferred Shares.

   All series of Serial Preferred Shares or Voting Preference Shares, when issued, would rank equally and would be identical in all respects, except that (i) the rights of holders of Serial Preferred Shares and Voting Preference Shares may differ as to voting rights and provisions for certain consents, and (ii) the Board of Directors may fix with respect to each such series of Preferred Shares, prior to issuance thereof, the following terms:

•	the designation of the series,

•	the authorized number of shares of the series, subject to certain increases and decreases as determined by the Board of Directors from time to time,

•	the dividend rate or rates of the series,

•	the date or dates from which dividends will accrue and (if applicable) be cumulative and the dates on which and the period or periods for which dividends, if declared, will be payable,

•	the redemption rights and prices, if any,

•	the terms and amounts of the sinking fund, if any,

•	the amount payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company,

•	whether the shares of the series will be convertible into Common Shares or shares of any other class and, if so, the conversion rate or rates or price or prices, any adjustments thereof and all other terms and conditions upon which such conversion may be made, and

•	the restrictions on the issuance of shares of the same or any other class or series.

   All series of Preferred Shares would rank, as to dividend and liquidation rights, senior to Common Shares. Holders of Preferred Shares would have no preemptive rights to purchase or subscribe for any additional Preferred Shares or other securities of the Company.

   The holders of Serial Preferred Shares would have no voting rights, except as otherwise provided by law and as specifically provided in the Amended Articles with respect to certain matters affecting the Serial Preferred Shares.

   The holders of Voting Preference Shares would (i) be entitled to one vote per share, (ii) vote as a class with the Common Shares (except as otherwise provided by law or the Amended Articles), (iii) have voting rights with respect to certain matters affecting the Voting Preference Shares substantially similar to those specifically provided to holders of Serial Preferred Shares, and (iv) have special voting rights with respect to certain extraordinary transactions involving the Company. In particular, under the Company’s Amended Articles, the affirmative vote or consent of holders of at least two-thirds of the Voting Preference Shares at the time outstanding would be necessary to carry out a merger or consolidation with the Company, the sale of all or substantially all of the Company’s assets and certain other transactions.

   The ability of the Board of Directors to issue Preferred Shares without the approval of shareholders provides the Company with flexibility in connection with financings, acquisitions and other corporate transactions. Nevertheless, the issuance of Preferred Shares could adversely affect the voting power or other rights of the holders of Common Shares. For example, issuance of Preferred Shares could result in there being a class of shares more senior to Common Shares with respect to dividends and distributions in liquidation. Preferred Shares could also be issued with a right to convert into Common Shares and, upon the exercise of any such conversion right, could result in the dilution of voting power and the net income and book value per share attributable to the previously outstanding Common Shares of the Company.

   In addition, the issuance of Preferred Shares could have the effect of delaying, deferring or preventing a change in control of the Company. The ability of the Company’s Board of Directors to issue Preferred Shares might discourage an attempt by another person or entity, through the acquisition of a substantial number of Common Shares, to acquire control of the Company with a view to effecting a merger, sale of the Company’s assets or similar transaction, since the issuance of Preferred Shares which are convertible into Common Shares could be used to dilute the share ownership of a person or entity seeking to obtain or maintain control of the Company. Moreover, a private placement or other issuance of Voting Preference Shares to persons supporting current management of the Company could deter an unsolicited tender offer or other attempt by others to acquire control of the Company with a view to effecting a merger or consolidation with the Company, sale of all or a substantial part of the Company’s assets or similar transaction, because the terms of the Voting Preference Shares provide that any such transaction requires the approval by a two-thirds vote of the holders of the Voting Preference Shares. As a result, a vote by the holders of the Voting Preference Shares could block a merger, sale of the Company’s assets or similar transaction which a majority of the holders of Common Shares of the Company believes desirable.

   Holding Company Structure. The Company is set up as a holding company, with most of its operations being conducted and assets held in subsidiary corporations. As a result, a major portion of the Company’s internally generated cash flow is derived from dividends paid to it by its subsidiaries, many of which are insurance companies that are regulated by various state laws. Insurance statutes in many states impose limitations on the ability of regulated insurance companies to pay dividends and transfer assets to their affiliates, including to a parent company. Such statutes may also require that the state’s department of insurance or its equivalent give its approval before an insurance company subsidiary pays dividends to its parent company, and such approval may or may not be granted. Accordingly, the Company’s ability to pay dividends on its outstanding Common and Preferred Shares, and to meet its other obligations, may be adversely affected by such limitations or prior approval requirements.

   In addition, the holding company structure means that a substantial amount of the Company’s assets consists of its equity interest in its subsidiaries. In the context of the liquidation or recapitalization of one of its subsidiaries, the Company’s right as the shareholder to receive the assets of the subsidiary will be subject to the prior claims of the subsidiary’s creditors and, in the case of insurance company subsidiaries, may further be limited or delayed by laws or regulations designed to protect the interests of policyholders or other claimants under insurance policies issued by the subsidiary. In such cases, the Company’s ability to realize the value of its equity interest in the subsidiary, and to use the proceeds thereof to pay dividends on its shares or its other obligations, may be impaired or delayed.

Corporate Governance Provisions that Could Discourage a Change of Control; Ohio Laws regarding Control Share Acquisitions and Merger Moratorium

   Certain other provisions of the Company’s Amended Articles, the Company’s Code of Regulations and Ohio corporation law could also have the effect of delaying, deferring or preventing a merger, tender offer or other change in control of the Company or the replacement of its directors and management, as discussed below.

   Business Combination Approval Requirements. The Company’s Amended Articles contain requirements for approval of certain business combinations involving the Company. These provisions require that any merger and certain other business combination transactions involving the Company and any holder of 20% or more of the Company’s Common Shares (“Related Party”) cannot be completed unless the transaction is approved by the affirmative vote of the holders of 75% of the Common Shares having voting power with respect to any such proposal and by the affirmative vote of the holders of a majority of the Common Shares having voting power with respect to any such proposal excluding the Common Shares owned by the Related Party. The Amended Articles further provide, however, that this shareholder approval requirement will not apply if either (i) the transaction is approved by a majority of the Company’s “Continuing Directors” (as defined in the Amended Articles), or (ii) a “fair price” requirement has been satisfied. Under the “fair price”

provision, the cash or other consideration to be paid for each of the Company’s Common Shares acquired in the transaction cannot be less than the highest per share price paid by the Related Party in acquiring any of the Company’s Common Shares. These provisions may not be amended or repealed except by the vote of holders of 75% of the Common Shares having voting power with respect to any such proposal. As of January 31, 2006, the executive officers and directors of the Company beneficially owned approximately 8.2% of the outstanding Common Shares.

   Structure of Board of Directors. The Company’s Code of Regulations provides that the Board of Directors is to be divided into three classes of directors serving staggered three-year terms. In addition, the Code of Regulations requires the vote of at least 75% of the voting power of the Company to increase or decrease the number of directors, requires advance written notice to the Company of any shareholder nominations for the election of directors, and provides that the affirmative vote of at least 75% of the voting power of the Company is required to amend or repeal the foregoing provisions. These provisions, taken either separately or together, would make it more difficult and time-consuming for an interested party to elect its own nominees to the Company’s Board of Directors.

   Removal of Directors. The Code of Regulations also currently provides that directors may be removed without cause only by the affirmative vote of 75% of the voting power of the Company with respect to the election of directors. This provision would prevent a shareholder possessing a majority, but less than 75%, of the voting power of the Company from unilaterally removing directors and replacing them with its own representatives.

   Ohio Control Share Acquisition Law. Ohio corporation law requires prior shareholder approval of any “control share acquisition” of certain Ohio corporations, including the Company. A “control share acquisition” is defined as the acquisition of one-fifth, one-third or a majority of the voting power of the corporation in the election of directors. Under these provisions, any person who proposes to make a control share acquisition of the Company is required to notify the Company in advance of the proposed transaction and, upon receipt of such notice, the Company must call a special meeting of shareholders to vote on the transaction. A two-fold quorum requirement would have to be met at the meeting: both the holders of a majority of the voting shares, and the holders of a majority of the voting shares after excluding shares held by the acquiring person, certain directors and officers of the Company and certain other holders who have acquired a large block of the Company’s stock after public disclosure of the proposed control share acquisition, would have to be present in person or by proxy at the meeting. The proposed acquisition could proceed only if it is approved by a majority of each quorum. The notice, special meeting and shareholder approval requirements must be met each time a person’s holdings, after giving effect to the proposed share purchase, would exceed any of the one-fifth, one-third or majority voting power thresholds.

   Ohio Merger Moratorium Law. Ohio corporation law includes “merger moratorium” provisions that, in general, prohibit certain Ohio corporations, including the Company (an “issuing public corporation”), from entering into a merger, consolidation or other specified transaction (“regulated transaction”) with any person who, together with related parties, has the right to exercise 10% or more of the voting power of the issuing public corporation in the election of directors (“interested shareholder”), for a period of three years after the date on which such person became an interested shareholder (“share acquisition date”). These provisions do not apply, however, if prior to such share acquisition date, the directors of the issuing public corporation approved either the regulated transaction or the purchase of shares which resulted in such person becoming an interested shareholder. After the three-year period, the issuing public corporation may engage in a regulated transaction with the interested shareholder only if (a) the directors of such corporation had approved the purchase of shares by the interested shareholder prior to such share acquisition date, (b) the transaction is approved by the affirmative vote of the holders of at least two-thirds of the voting power of the issuing public corporation (or such other proportion as the articles may provide) and by at least a majority of the disinter-

ested shares, or (c) certain “fair price” requirements are satisfied with the respect to the consideration payable in the transaction to the holders of disinterested shares.

   The Company and its shareholders are subject to the existing provisions of the Company’s Amended Articles and Code of Regulations, and to the Ohio “control share acquisition” and “merger moratorium” laws, whether or not shareholders approve the proposed amendment to increase the number of authorized Common Shares. The proposed amendment is not part of a comprehensive plan of the Board or management to implement a series of “anti-takeover” measures, and neither the Board nor management presently intends to propose any other or additional amendments to the Company’s Amended Articles or Code of Regulations that may have such an effect.

Vote Required for Approval

   Under Ohio corporation law, the affirmative vote of a majority of the outstanding Common Shares is required for approval of this proposal.

The Board of Directors recommends that shareholders vote FOR this proposal.

ITEM 3:	PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006

    The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to examine the financial statements of the Company for the year ending December 31, 2006. If the shareholders, by the affirmative vote of a majority of the votes cast on this proposal (including abstentions), provided that the total of votes cast represents a majority of the outstanding Common Shares, do not ratify the appointment of PricewaterhouseCoopers LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, but the Committee may decide to continue the engagement of PricewaterhouseCoopers LLP.

   The Board of Directors recommends that shareholders vote FOR this proposal.

OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Approval of Audit and Non-Audit Services

   The Audit Committee of the Board of Directors requires that each engagement of the Company’s independent registered public accounting firm to perform any audit or non-audit services, including the fees and principal terms of the engagement, must be approved by the Committee, or by the Chairman of the Committee (who, prior to February 2006, had authority to approve engagements not to exceed $25,000 in the aggregate between Committee meetings), before the registered independent public accounting firm is engaged by the Company for the particular service. The Committee has not adopted any other policies or procedures that would permit the Company to engage the independent registered public accounting firm for non-audit services without the specific prior approval of the Committee or the Chairman.

Independent Registered Public Accounting Firm Fees

   Following are the aggregate fees billed to the Company for the fiscal years ended December 31, 2005 and 2004, by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP:

Fees	2005	2004

Audit	$1,655,248	$1,366,383
Audit-related	63,075	63,381
Tax	182,384	404,270
All other	0	0

Total	$1,900,707	$1,834,034

   Audit fees. Includes professional services rendered for the audit of the consolidated financial statements of the Company, statutory audits and the audit of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes”). Prior year audit fees are often billed in the subsequent year.

   Audit-related fee. Includes assistance in the assessment of the impact of Sarbanes on the Company.

   Tax fees. Includes fees for tax planning, consultation and advice.

   All of these fees were pre-approved by the Audit Committee pursuant to the procedures described above.

   At the meeting held on February 20, 2006, the Audit Committee selected PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the Company and its subsidiaries for 2006. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement about the Company’s financial condition, if they desire to do so, and to respond to appropriate questions.

SHAREHOLDER PROPOSALS

    Any shareholder who intends to present a proposal at the 2007 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting may do so in accordance with Securities and Exchange Commission Rule 14a-8 and is advised that the proposal must be received by the Secretary at the Company’s principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, not later than November 6, 2006. For those shareholder proposals which are not submitted in accordance with Rule 14a-8, the proxies designated by the Board may exercise their discretionary voting authority, without any discussion of the proposal in the Company’s proxy materials, with respect to any proposal that is received by the Company after January 22, 2007.

SHAREHOLDER VOTE TABULATION

    Votes will be tabulated by or under the direction of Inspectors of Election, who may be regular employees of the Company. The Inspectors of Election will certify the results of the voting at the Annual Meeting.

   The director nominees who receive the greatest number of affirmative votes will be elected directors. Abstentions and broker non-votes thus will not affect the results of the election.

   The proposal to amend the Company’s Amended Articles of Incorporation will be adopted if approved by the affirmative vote of a majority of the outstanding Common Shares. Abstentions and broker non-votes will not be counted as affirmative votes and thus will have the same effect as a vote against this proposal.

   The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006 will be adopted if approved by the affirmative vote of the majority of the votes cast on this proposal (including abstentions), provided that the total number of votes cast represents a majority of the outstanding Common Shares. Broker non-votes will not be counted as cast votes.

HOUSEHOLDING

    Securities and Exchange Commission regulations permit a single set of the annual report and proxy statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. In accordance with a notice sent to certain beneficial shareholders who share a single address, only one copy of this proxy statement and the attached annual report will be sent to that address, unless any shareholder residing at that address gives contrary instructions.

   If any beneficial shareholder residing at such an address desires to receive a separate copy of this proxy statement and the attached annual report, a copy can be obtained by calling toll-free 1-800-542-1061, or by writing to The Progressive Corporation, Investor Relations, at 6300 Wilson Mills Road, Box W-33, Mayfield Village, Ohio 44143. In addition, if any such shareholder wishes to receive a separate proxy statement and annual report in the future, the shareholder should provide such instructions by calling toll-free 1-800-542-1061.

OTHER MATTERS

Charitable Contributions

   Within the preceding three years, the Company has not made a contribution to any charitable organization in which any of the Company’s directors serves as an executive officer. The Progressive Insurance Foundation, which is a charitable foundation that receives contributions from the Company, contributes to qualified tax-exempt organizations that are financially supported by the Company’s employees. Thus, in matching an employee’s gift, the Foundation may have contributed to charitable organizations in which one or more of the Company’s directors may be affiliated as an executive officer, director or trustee.

Proxy Solicitation

   This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners, will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by telephone, facsimile, other electronic means or in person. The Company has engaged the firm of Morrow & Co., New York, New York, to assist it in the solicitation of proxies at an estimated cost of $10,000. Proxies may be solicited by directors, officers and employees of the Company without additional compensation.

   If the enclosed proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made therein by the shareholder. In the absence of any such specifications, the proxies will be voted:

(1)	TO ELECT the four nominees named under “Item 1: Election of Directors” above;

(2)	FOR the proposal to amend the Company’s Amended Articles of Incorporation to increase the number of authorized Common Shares from 600,000,000 to 900,000,000; and

(3)	FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006.

   The presence of any shareholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company or in open meeting.

   If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know at this time of any other matters that will be presented for action at the meeting.

AVAILABLE INFORMATION

    The Company’s Code of Business Conduct and Ethics for directors, officers and employees is available at: progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143.

   The Company will furnish, without charge, to each person to whom a proxy statement is delivered, upon oral or written request, a copy of the Company’s Annual Report on Form 10-K for 2005 (other than certain exhibits). Requests for such documents should be submitted in writing to Jeffrey W. Basch, Chief Accounting Officer, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143, by telephone at (440) 395-2258 or e-mail at investor relations@progressive.com.

By Order of the Board of Directors.

Charles E. Jarrett, Secretary

March 3, 2006

EXHIBIT A

    The following is the full text of the first paragraph of the proposed Article FOURTH of the Amended Articles of Incorporation of The Progressive Corporation, reflecting the amendment described in Item 2 above.

   Article FOURTH. The authorized number of shares of the corporation is 925,000,000, consisting of 20,000,000 Serial Preferred Shares, without par value (hereinafter called “Serial Preferred Shares”), 5,000,000 Voting Preference Shares, without par value (hereinafter called “Voting Preference Shares”), and 900,000,000 Common Shares, $1.00 par value (hereinafter called “Common Shares”).

A-1

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES
Appendix A
{2005 Annual Report to Shareholders}

APP.-A-1

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES
{Consolidated Statements of Income}

(millions-except per share amounts)
For the years ended December 31,	2005	2004	2003

REVENUES
Net premiums earned	$13,764.4	$13,169.9	$11,341.0
Investment income	536.7	484.4	465.3
Net realized gains (losses) on securities	(37.9)	79.3	12.7
Service revenues	40.2	48.5	41.8
Other income[1]	—	—	31.2

Total revenues	14,303.4	13,782.1	11,892.0

EXPENSES
Losses and loss adjustment expenses	9,364.8	8,555.0	7,640.4
Policy acquisition costs	1,448.2	1,418.0	1,249.1
Other underwriting expenses	1,312.2	1,238.6	1,010.1
Investment expenses	12.1	13.9	11.5
Service expenses	24.6	25.0	25.7
Interest expense	82.6	80.8	95.5

Total expenses	12,244.5	11,331.3	10,032.3

NET INCOME
Income before income taxes	2,058.9	2,450.8	1,859.7
Provision for income taxes	665.0	802.1	604.3

Net income	$1,393.9	$1,648.7	$1,255.4

COMPUTATION OF EARNINGS PER SHARE
Basic:
Average shares outstanding	196.9	212.9	216.8

Per share	$7.08	$7.74	$5.79

Diluted:
Average shares outstanding	196.9	212.9	216.8
Net effect of dilutive stock-based compensation	2.9	3.3	3.7

Total equivalent shares	199.8	216.2	220.5

Per share	$6.98	$7.63	$5.69

[1]	See Note 3—Income Taxes for discussion.
See notes to consolidated financial statements.

APP.-A-2

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES
{Consolidated Balance Sheets}

(millions)
December 31,	2005	2004

ASSETS
Investments—Available-for-sale, at market:
Fixed maturities (amortized cost: $10,260.7 and $8,972.6)	$10,221.9	$9,084.3
Equity securities:
Preferred stocks (cost: $1,217.0 and $749.4)	1,220.3	768.9
Common equities (cost: $1,423.4 and $1,314.0)	2,058.9	1,851.9
Short-term investments (amortized cost: $773.5 and $1,376.6)	773.6	1,376.9

Total investments	14,274.7	13,082.0
Cash	5.6	20.0
Accrued investment income	133.1	103.5
Premiums receivable, net of allowance for doubtful accounts of $116.3 and $83.8	2,500.7	2,287.2
Reinsurance recoverables, including $58.5 and $44.5 on paid losses	405.7	381.6
Prepaid reinsurance premiums	103.7	119.8
Deferred acquisition costs	444.8	432.2
Income taxes	138.3	—
Property and equipment, net of accumulated depreciation of $562.0 and $562.1	758.7	666.5
Other assets	133.3	91.5

Total assets	$18,898.6	$17,184.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unearned premiums	$4,335.1	$4,108.0
Loss and loss adjustment expense reserves	5,660.3	5,285.6
Accounts payable, accrued expenses and other liabilities	1,510.8	1,325.0
Income taxes	—	26.0
Debt[1]	1,284.9	1,284.3

Total liabilities	12,791.1	12,028.9

Shareholders’ equity:
Common Shares, $1.00 par value (authorized 600.0; issued 213.1 and 213.2, including treasury shares of 15.8 and 12.8)	197.3	200.4
Paid-in capital	848.2	743.3
Unamortized restricted stock	(62.7)	(46.0)
Accumulated other comprehensive income:
Net unrealized gains on securities	390.1	435.1
Net unrealized gains on forecasted transactions	8.6	9.7
Retained earnings	4,726.0	3,812.9

Total shareholders’ equity	6,107.5	5,155.4

Total liabilities and shareholders’ equity	$18,898.6	$17,184.3

[1]	Includes current and non-current debt. See Note 4—Debt for discussion.
See notes to consolidated financial statements.

APP.-A-3

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES
{Consolidated Statements of Changes in Shareholders’ Equity}

(millions—except per share amounts)
For the years ended December 31,	2005		2004		2003

RETAINED EARNINGS
Balance, Beginning of year	$3,812.9		$3,729.8		$2,796.0
Net income	1,393.9	$1,393.9	1,648.7	$1,648.7	1,255.4	$1,255.4

Cash dividends on Common Shares ($.12, $.11 and $.10 per share)	(23.7)		(23.3)		(21.7)
Treasury shares purchased[1]	(457.0)		(1,542.4)		(297.5)
Other, net	(.1)		.1		(2.4)

Balance, End of year	$4,726.0		$3,812.9		$3,729.8

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Balance, Beginning of year	$444.8		$425.0		$169.3
Changes in:
Net unrealized gains on securities		(45.0)		16.9		255.8
Net unrealized gains on forecasted transactions		(1.1)		(1.0)		(1.0)
Foreign currency translation adjustment		—		3.9		.9

Other comprehensive income	(46.1)	(46.1)	19.8	19.8	255.7	255.7

Balance, End of year	$398.7		$444.8		$425.0

Comprehensive Income		$1,347.8		$1,668.5		$1,511.1

COMMON SHARES, $1.00 PAR VALUE
Balance, Beginning of year	$200.4		$216.4		$218.0
Stock options exercised	1.6		2.1		2.8
Treasury shares purchased[1]	(5.2)		(18.6)		(5.0)
Restricted stock issued, net of forfeitures	.5		.5		.6

Balance, End of year	$197.3		$200.4		$216.4

PAID-IN CAPITAL
Balance, Beginning of year	$743.3		$688.3		$584.7
Stock options exercised	42.6		49.6		47.2
Tax benefits from exercise/vesting of stock-based compensation	41.2		44.3		44.0
Treasury shares purchased[1]	(20.6)		(67.5)		(14.3)
Restricted stock issued, net of forfeitures	41.7		27.3		26.7
Other	—		1.3		—

Balance, End of year	$848.2		$743.3		$688.3

UNAMORTIZED RESTRICTED STOCK
Balance, Beginning of year	$(46.0)		$(28.9)		$—
Restricted stock issued, net of forfeitures	(42.2)		(40.6)		(37.3)
Restricted stock market value adjustment	(8.2)		(.3)		(2.6)
Amortization of restricted stock	33.7		23.8		11.0

Balance, End of year	$(62.7)		$(46.0)		$(28.9)

Total Shareholders’ Equity	$6,107.5		$5,155.4		$5,030.6

[1]	Includes 16.9 million Common Shares purchased pursuant to a “Dutch auction” tender offer in 2004; these shares were purchased at a price of $88 per share, for a total cost of $1.5 billion.

There are 20.0 million Serial Preferred Shares authorized; no such shares are issued or outstanding.

There are 5.0 million Voting Preference Shares authorized; no such shares have been issued.
See notes to consolidated financial statements.

APP.-A-4

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES
{Consolidated Statements of Cash Flows}

(millions)
For the years ended December 31,	2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,393.9	$1,648.7	$1,255.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	92.4	99.4	89.3
Amortization of fixed maturities	189.6	168.9	103.2
Amortization of restricted stock	33.7	23.8	11.0
Net realized (gains) losses on securities	37.9	(79.3)	(12.7)
Changes in:
Unearned premiums	227.1	213.3	590.4
Loss and loss adjustment expense reserves	374.7	709.3	763.3
Accounts payable, accrued expenses and other liabilities	49.5	70.2	124.5
Prepaid reinsurance premiums	16.1	(5.1)	(18.0)
Reinsurance recoverables	(24.1)	(110.3)	(55.6)
Premiums receivable	(213.5)	(207.6)	(336.8)
Deferred acquisition costs	(12.6)	(19.9)	(48.8)
Income taxes	(140.0)	98.5	(.1)
Tax benefits from exercise/vesting of stock-based compensation	41.2	44.3	44.0
Other, net	(71.9)	8.3	(72.2)

Net cash provided by operating activities	1,994.0	2,662.5	2,436.9

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases:
Fixed maturities	(9,154.4)	(6,686.3)	(9,491.6)
Equity securities	(852.9)	(678.3)	(771.2)
Short-term investments — auction rate securities	(7,935.3)	(6,890.1)	(4,044.4)
Sales:
Fixed maturities	7,068.6	5,885.7	7,189.3
Equity securities	152.3	876.3	337.8
Short-term investments — auction rate securities	8,053.4	6,552.4	3,907.6
Maturities, paydowns, calls and other:
Fixed maturities	572.6	639.7	779.2
Equity securities	114.4	78.2	91.7
Net sales (purchases) of short-term investments — other	491.8	(390.9)	56.6
Net unsettled security transactions	126.6	(43.2)	(37.1)
Purchases of property and equipment	(219.3)	(192.0)	(171.1)
Sale of property and equipment	36.1	—	—

Net cash used in investing activities	(1,546.1)	(848.5)	(2,153.2)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	44.2	51.7	50.0
Payments of debt	—	(206.0)	—
Dividends paid to shareholders	(23.7)	(23.3)	(21.7)
Acquisition of treasury shares	(482.8)	(1,628.5)	(316.8)

Net cash used in financing activities	(462.3)	(1,806.1)	(288.5)

Increase (decrease) in cash	(14.4)	7.9	(4.8)
Cash, Beginning of year	20.0	12.1	16.9

Cash, End of year	$5.6	$20.0	$12.1

See notes to consolidated financial statements.

APP.-A-5

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES
{Notes to Consolidated Financial Statements}
December 31, 2005, 2004 and 2003
1) REPORTING AND ACCOUNTING POLICIES
Nature of Operations The Progressive Corporation, an insurance holding company formed in 1965, owned 71 subsidiaries and had 1 mutual insurance company affiliate (collectively, the “Company”) as of December 31, 2005. The insurance companies provide personal automobile insurance and other specialty property-casualty insurance and related services throughout the United States. The Company’s Personal Lines segment writes insurance for private passenger automobiles and recreational vehicles through both an independent insurance agency channel and a direct channel. The Company’s Commercial Auto segment writes primary liability and physical damage insurance for automobiles and trucks owned by small businesses primarily through the independent agency channel.
Basis of Consolidation and Reporting The accompanying consolidated financial statements include the accounts of The Progressive Corporation, its subsidiaries and affiliate. All of the subsidiaries and the affiliate are wholly owned or controlled. All intercompany accounts and transactions are eliminated in consolidation.
Estimates The Company is required to make estimates and assumptions when preparing its financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (GAAP). As estimates develop into fact (e.g., losses are paid), results may, and will likely, differ from those estimates.
Investments The Company’s fixed-maturity, equity securities and short-term investments are accounted for on an available-for-sale basis.
     Fixed-maturity securities are debt securities and mandatory redeemable preferred stocks, which may have fixed or variable principal payment schedules, may be held for indefinite periods of time, and may be used as a part of the Company’s asset/liability strategy or sold in response to changes in interest rates, anticipated prepayments, risk/reward characteristics, liquidity needs or similar economic factors. These securities are carried at market value with the corresponding unrealized gains (losses), net of deferred income taxes, reported in accumulated other comprehensive income. Market values are obtained from a recognized pricing service or other quoted sources. The asset-backed portfolio is accounted for under the retrospective method; prepayment assumptions are based on market expectations. The prospective method is used for interest-only and non-investment-grade asset-backed securities as required by the current accounting regulations.
     Equity securities include common stocks, nonredeemable preferred stocks and other risk investments and are reported at quoted market values. Changes in the market values of these securities, net of deferred income taxes, are reflected as unrealized gains (losses) in accumulated other comprehensive income. Changes in value of foreign equities due to foreign currency exchange rates are limited by foreign currency hedges and would be recognized in income in the current period. The Company held no foreign equities or foreign currency hedges during 2005 or 2004.
     Short-term investments include auction rate securities (i.e., municipal bonds and preferred stocks). Due to the nature of auction rate securities, these securities are classified as short-term based upon their expected auction date (generally 7-49 days) rather than on their contractual obligation (which are greater than one year at original issuance). In addition to auction rate securities, short-term investments include Eurodollar deposits, commercial paper and other securities expected to mature within one year. Changes in market values of these securities, net of deferred income taxes, are reflected as unrealized gains (losses) in accumulated other comprehensive income.
     The Company did not hold any trading securities at December 31, 2005 or 2004. Trading securities are securities bought principally for the purpose of sale in the near term. To the extent the Company has trading securities, changes in market value would be recognized in income in the current period. Derivative instruments which may be used for trading purposes or classified as trading derivatives due to the characteristics of the transaction are discussed below.
     Derivative instruments may include futures, options, forward positions, foreign currency forwards, interest rate swap agreements and credit default swaps and may be used in the portfolio for risk management or trading purposes or to hedge the exposure to:
•	Changes in fair value of an asset or liability (fair value hedge);

•	Foreign currency of an investment in a foreign operation (foreign currency hedge); or

•	Variable cash flows of a forecasted transaction (cash flow hedge).
The Company had no fair value or foreign currency hedges or derivative instruments held or issued for risk management purposes at December 31, 2005 or 2004. To the extent the Company holds fair value hedges, changes in the hedge, along with the hedged items would be recognized in income in the period of change while the hedge was in effect. Gains and losses on foreign currency hedges would offset the foreign exchange gains and losses on the foreign investments. Derivatives held or issued for risk management purposes would be recognized in income during the period of change. These derivative instruments would be recognized as either assets or liabilities and

APP.-A-6

measured at fair value with changes in fair value recognized in income in the period of change. Changes in the fair value of the hedged items would be recognized in income while the hedge was in effect.
     The Company held no derivatives classified as cash flow hedges at December 31, 2005 or 2004. Changes in fair value of these hedges would be reported as a component of accumulated other comprehensive income and subsequently amortized into earnings over the life of the hedged transaction. Gains and losses on hedges on forecasted transactions are amortized over the life of the hedged item (see Note 4—Debt). Hedges on forecasted transactions that no longer qualify for hedge accounting due to lack of correlation would be considered by the Company as derivatives used for risk management purposes.
     At December 31, 2005, the Company held three Credit Default Swaps (CDS) classified as trading derivatives. The Company matched the notional value of these positions with Treasury securities with an equivalent principal and maturity to replicate a long cash bond position. Changes in the fair value of the CDS and the Treasury notes were recognized in income in the current period. The Company held other CDS during 2004, which were all closed prior to December 31, 2004.
     Derivatives designated as hedges would also be evaluated on established criteria to determine the effectiveness of their correlation to, and ability to reduce risk of, specific securities or transactions; effectiveness would be reassessed regularly. If a fair value hedge becomes ineffective, the derivative instrument would continue to be adjusted through income while the adjustment in the change in value of the hedged item would no longer be recognized in income during the current period, but rather would be reflected as a change in unrealized gains (losses) as part of accumulated other comprehensive income within shareholders’ equity.
     For all derivative positions, net cash requirements are limited to changes in market values, which may vary based upon changes in interest rates, currency exchange rates and other factors. Exposure to credit risk is limited to the carrying value; collateral may be required to limit credit risk.
     Investment securities are exposed to various risks such as interest rate, market and credit risk. Market values of securities fluctuate based on the magnitude of changing market conditions; significant changes in market conditions could materially affect portfolio value in the near term. The Company continually monitors its portfolio for pricing changes, which might indicate potential impairments, and performs detailed reviews of securities with unrealized losses based on predetermined criteria. In such cases, changes in market value are evaluated to determine the extent to which such changes are attributable to (i) fundamental factors specific to the issuer, such as financial conditions, business prospects or other factors, or (ii) market-related factors, such as interest rates or equity market declines. When a security in the Company’s investment portfolio has an unrealized loss in market value that is deemed to be other than temporary, the Company reduces the book value of such security to its current market value, recognizing the decline as a realized loss in the income statement. Any future decreases not determined to be other-than-temporarily impaired, as well as increases in the market value of securities written down, are reflected as changes in unrealized gains (losses) as part of accumulated other comprehensive income within shareholders’ equity.
     Realized gains (losses) on securities are computed based on the first-in first-out method and include write-downs on available-for-sale securities considered to have other-than-temporary declines in market value.
Property and Equipment Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets using accelerated methods for computer equipment and the straight-line method for all other fixed assets. The useful lives range from 3 to 4 years for computer equipment, 10 to 40 years for buildings and improvements, and 3 to 10 years for all other property and equipment. Property and equipment include capitalized software developed or acquired for internal use. Land and buildings comprised 77% and 75% of total property and equipment at December 31, 2005 and 2004, respectively.
     Total interest capitalized was $1.3 million, $3.9 million and $1.5 million in 2005, 2004 and 2003, respectively, relating to both the Company’s construction projects and capitalized computer software costs.
Insurance Premiums and Receivables Insurance premiums written are earned into income on a pro rata basis over the period of risk, based on a daily earnings convention. Accordingly, unearned premiums represent the portion of premiums written that is applicable to the unexpired risk. The Company provides insurance and related services to individuals and small commercial accounts throughout the United States, and offers a variety of payment plans. Generally, premiums are collected prior to providing risk coverage, minimizing the Company’s exposure to credit risk. The Company performs a policy level evaluation to determine the extent the premiums receivable balance exceeds its unearned premiums balance. The Company then ages this exposure to establish an allowance for doubtful accounts based on prior experience.
Income Taxes The income tax provision is calculated under the balance sheet approach. Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities at the enacted tax rates. The principal assets and liabilities giving rise to such differences are net unrealized gains (losses) on securities, loss reserves, unearned premiums reserves, deferred acquisition costs and non-deductible accruals. The Company reviews its deferred tax assets for recoverability. At December 31, 2005, the Company is able to demonstrate that the benefit of its deferred tax assets is fully realizable and, therefore, no valuation allowance is recorded.

APP.-A-7

Loss and Loss Adjustment Expense Reserves Loss reserves represent the estimated liability on claims reported to the Company, plus reserves for losses incurred but not recorded (IBNR). These estimates are reported net of amounts recoverable from salvage and subrogation. Loss adjustment expense reserves represent the estimated expenses required to settle these claims and losses. The methods of making estimates and establishing these reserves are reviewed regularly, and resulting adjustments are reflected in income currently. Such loss and loss adjustment expense reserves are susceptible to change in the near term.
Reinsurance The Company’s reinsurance transactions primarily include premiums written under state-mandated involuntary plans for commercial vehicles (Commercial Auto Insurance Procedures/Plans—“CAIP”), for which the Company retains no loss indemnity risk (see Note 6—Reinsurance for further discussion). In addition, the Company cedes auto premiums to state-provided reinsurance facilities. The Company also cedes a portion of the premiums in its non-auto programs to limit its exposure in those particular markets. Prepaid reinsurance premiums are earned on a pro rata basis over the period of risk, based on a daily earnings convention, which is consistent with premiums written. The Company’s primary line of business, auto insurance, is written at relatively low limits of liability; as such, the Company does not believe that it needs to mitigate this risk through voluntary reinsurance.
Earnings Per Share Basic earnings per share are computed using the weighted average number of Common Shares outstanding, excluding both time-based and performance-based unvested restricted stock awards. Diluted earnings per share include common stock equivalents assumed outstanding during the period. The Company’s common stock equivalents include stock options and time-based restricted stock awards accounted for as equity awards.
Deferred Acquisition Costs Deferred acquisition costs include commissions, premium taxes and other variable underwriting and direct sales costs incurred in connection with writing business. These costs are deferred and amortized over the policy period in which the related premiums are earned. The Company considers anticipated investment income in determining the recoverability of these costs. Management believes that these costs will be fully recoverable in the near term. The Company does not defer any direct-response advertising costs.
Guaranty Fund Assessments The Company is subject to state guaranty fund assessments, which provide for the payment of covered claims or other insurance obligations of insurance companies deemed insolvent. These assessments are accrued after a formal determination of insolvency has occurred, and the Company has written the premiums on which the assessments will be based.
Service Revenues and Expenses Service revenues consist primarily of fees generated from processing business for involuntary plans and are earned on a pro rata basis over the term of the related policies. Acquisition expenses are deferred and amortized over the period in which the related revenues are earned.
Stock Compensation The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) 123, “Accounting for Stock-Based Compensation,” to account for its stock compensation activity in the financial statements. Prior to January 1, 2003, the Company followed the provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for its stock option activity.
     The change to the fair value based method of accounting under SFAS 123 was applied prospectively to all non-qualified stock option awards granted, modified, or settled after January 1, 2003. No stock options were granted after December 31, 2002. As a result, there is no compensation cost for stock options included in net income for 2003, 2004 and 2005; however, compensation expense would have been recognized if the fair value based method had been used for all awards since the original effective date of SFAS 123 (January 1, 1995). Prior to 2003, the Company granted all options currently outstanding at an exercise price equal to the market price of the Company’s Common Shares at the date of grant and, therefore, under APB 25, no compensation expense was recorded.
     The following table shows the effects on net income and earnings per share had the fair value based method been applied to all outstanding and unvested stock option awards for the periods presented. The Company used the modified Black-Scholes pricing model to calculate the fair value of the options awarded as of the date of grant.

APP.-A-8

(millions, except per share amounts)	2005	2004	2003

Net income, as reported	$1,393.9	$1,648.7	$1,255.4
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all stock option awards, net of related tax effects	(2.6)	(6.3)	(12.8)

Net income, pro forma	$1,391.3	$1,642.4	$1,242.6

Earnings per share
Basic — as reported	$7.08	$7.74	$5.79
Basic — pro forma	7.07	7.71	5.73

Diluted — as reported	$6.98	$7.63	$5.69
Diluted — pro forma	6.97	7.62	5.65
The current year pro forma expense is not representative of the effect on net income for future years since the Company stopped issuing non-qualified stock option awards as of December 31, 2002.
     In 2003, the Company began issuing restricted stock awards. Compensation expense for restricted stock awards is recognized over the respective vesting periods. The current year expense is not representative of the effect on net income for future years since each subsequent year will reflect expense for additional awards.
Supplemental Cash Flow Information Cash includes only bank demand deposits. The Company paid income taxes of $767.0 million, $709.0 million and $579.0 million in 2005, 2004 and 2003, respectively. Total interest paid was $85.0 million during 2005, $91.7 million during 2004 and $99.0 million during 2003. Non-cash activity includes the liability for deferred restricted stock compensation and the changes in net unrealized gains (losses) on investment securities.
New Accounting Standards The Financial Accounting Standards Board (FASB) issued SFAS 123 (revised 2004), “Share-Based Payment,” which requires the Company to expense the fair value at the grant date of unvested outstanding stock options. The Company adopted this statement using the modified prospective application on January 1, 2006. The Company estimates that the effect of adopting this standard on net income will be a reduction of approximately $.9 million in 2006. The Company will not incur any additional expense relating to currently outstanding stock options in years subsequent to 2006, since the final vesting date of stock options previously granted will be January 1, 2007. The Company does not currently intend to issue additional stock options.
     Excluding the new standard discussed above, the other accounting standards recently issued by the FASB, Statements of Position and Practice Bulletins issued by the American Institute of Certified Public Accountants and consensus positions of the Emerging Issues Task Force are currently not applicable to the Company and, therefore, would have no effect on the Company’s financial condition, cash flows or results of operations.
Reclassifications Certain amounts in the Consolidated Statements of Cash Flows were reclassified for 2004 and 2003 to comply with the presentation requirements under SFAS 95, “Statement of Cash Flows,” and SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities.”

APP.-A-9

2) INVESTMENTS
The composition of the investment portfolio at December 31 was:

(millions)		Gross	Gross		% of
		Unrealized	Unrealized	Market	Total
	Cost	Gains	Losses	Value	Portfolio

2005
Fixed maturities:
U.S. government obligations	$2,249.0	$7.3	$(11.0)	$2,245.3	15.7%
State and local government obligations	3,637.7	29.6	(31.4)	3,635.9	25.5
Foreign government obligations	30.3	.2	(.2)	30.3	.2
Corporate and U.S. agency debt securities	1,837.6	6.7	(31.7)	1,812.6	12.7
Asset-backed securities	2,386.6	17.9	(28.5)	2,376.0	16.6
Redeemable preferred stock	119.5	3.1	(.8)	121.8	.9

Total fixed maturities	10,260.7	64.8	(103.6)	10,221.9	71.6

Short-term investments:
Auction rate municipal obligations	280.2	—	—	280.2	2.0
Auction rate preferred stocks	105.0	.2	(.1)	105.1	.7
Other short-term investments	388.3	—	—	388.3	2.7

Total short-term investments	773.5	.2	(.1)	773.6	5.4

Preferred stocks	1,217.0	17.0	(13.7)	1,220.3	8.6
Common equities	1,423.4	650.3	(14.8)	2,058.9	14.4

	$13,674.6	$732.3	$(132.2)	$14,274.7	100.0%

2004
Fixed maturities:
U.S. government obligations	$1,970.1	$5.7	$(13.3)	$1,962.5	15.0%
State and local government obligations	2,873.2	71.2	(4.0)	2,940.4	22.5
Foreign government obligations	30.8	.6	—	31.4	.2
Corporate and U.S. agency debt securities	1,752.8	35.6	(7.1)	1,781.3	13.6
Asset-backed securities	2,345.7	39.5	(16.5)	2,368.7	18.1

Total fixed maturities	8,972.6	152.6	(40.9)	9,084.3	69.4

Short-term investments:
Auction rate municipal obligations	262.4	—	—	262.4	2.0
Auction rate preferred stocks	240.9	.3	—	241.2	1.8
Other short-term investments	873.3	—	—	873.3	6.7

Total short-term investments	1,376.6	.3	—	1,376.9	10.5

Preferred stocks	749.4	24.5	(5.0)	768.9	5.9
Common equities	1,314.0	541.8	(3.9)	1,851.9	14.2

	$12,412.6	$719.2	$(49.8)	$13,082.0	100.0%

See Note 10—Other Comprehensive Income for changes in the net unrealized gains (losses) during the period.
At December 31, 2005, bonds in the principal amount of $122.1 million were on deposit to meet state insurance regulatory and/or rating agency requirements. The Company did not have any securities of any one issuer with an aggregate cost or market value exceeding ten percent of total shareholders’ equity at December 31, 2005 or 2004.

APP.-A-10

The components of net investment income for the years ended December 31 were:

(millions)	2005	2004	2003

Fixed maturities	$399.0	$374.6	$369.5
Preferred stocks	61.5	49.3	53.0
Common equities	37.2	41.2	31.1
Short-term investments:
Auction rate municipal obligations	5.4	1.8	.2
Auction rate preferred stocks	6.8	4.2	—
Other short-term investments	26.8	13.3	11.5

Investment income	536.7	484.4	465.3
Investment expenses	(12.1)	(13.9)	(11.5)

Net investment income	$524.6	$470.5	$453.8

At December 31, 2005, the Company had $5.6 million of fixed maturities that were non-income producing during the preceding 12 months.
The components of net realized gains (losses) for the years ended December 31 were:

(millions)	2005	2004	2003

Gross realized gains:
Fixed maturities	$47.4	$105.5	$108.4
Preferred stocks	—	7.9	7.4
Common equities	15.6	56.1	19.0
Short-term investments:
Auction rate municipal obligations	.1	.1	.1
Auction rate preferred stocks	—	—	—
Other short-term investments	—	—	—

	63.1	169.6	134.9

Gross realized losses:
Fixed maturities	(76.2)	(23.8)	(40.5)
Preferred stocks	(2.3)	(9.7)	(4.1)
Common equities	(22.5)	(56.6)	(77.6)
Short-term investments:
Auction rate municipal obligations	—	—	—
Auction rate preferred stocks	—	(.2)	—
Other short-term investments	—	—	—

	(101.0)	(90.3)	(122.2)

Net realized gains (losses) on securities:
Fixed maturities	(28.8)	81.7	67.9
Preferred stocks	(2.3)	(1.8)	3.3
Common equities	(6.9)	(.5)	(58.6)
Short-term investments:
Auction rate municipal obligations	.1	.1	.1
Auction rate preferred stocks	—	(.2)	—
Other short-term investments	—	—	—

	$(37.9)	$79.3	$12.7

Per share	$(.12)	$.24	$.04

For 2005, 2004 and 2003, net realized gains (losses) on securities include $16.4 million, $7.8 million and $50.3 million, respectively, of write-downs in securities determined to have an other-than-temporary decline in market value for securities held at December 31.

APP.-A-11

The components of gross unrealized losses at December 31, 2005 and 2004 were:

		Unrealized Losses
	Total
	Market		Less than	12 months
(millions)	Value	Total	12 Months	or greater [1]

2005
Fixed maturities	$6,395.1	$(103.6)	$(44.2)	$(59.4)
Preferred stocks	579.8	(13.7)	(6.1)	(7.6)
Common equities	198.3	(14.8)	(14.6)	(.2)
Short-term investments	50.0	(.1)	(.1)	—

	$7,223.2	$(132.2)	$(65.0)	$(67.2)

2004
Fixed maturities	$3,909.8	$(40.9)	$(30.6)	$(10.3)
Preferred stocks	216.9	(5.0)	(2.4)	(2.6)
Common equities	86.0	(3.9)	(3.7)	(.2)

	$4,212.7	$(49.8)	$(36.7)	$(13.1)

[1]	The market value for securities in an unrealized loss position for 12 months or greater was $2,610.0 million at December 31, 2005 and $547.3 million at December 31, 2004.
None of the securities presented in the table above were deemed to have any fundamental issues that would lead the Company to believe that they were other-than-temporarily impaired. The Company has the intent and ability to hold the fixed-maturity securities and preferred stocks to maturity/redemption, and will do so, as long as the securities continue to remain consistent with its investment strategy. The Company may retain the common stocks to maintain correlation to the Russell 1000 Index as long as the portfolio and index correlation remain similar. If the Company’s strategy was to change and these securities were determined to be other-than-temporarily impaired, the Company would recognize a write-down in accordance with its stated policy.
     At December 31, 2005 and 2004, the Company did not hold any trading securities. Net realized gains (losses) on trading securities for the years ended December 31, 2005, 2004 and 2003 were $0, $0 and $.1 million, respectively. Results from trading securities are not material to the Company’s financial condition, cash flows or results of operations and are reported within the available-for-sale portfolio, rather than separately disclosed.
     Derivative instruments may be used for trading purposes or classified as trading derivatives due to characteristics of the transaction. During 2005, the Company held three CDS, which were sold on three separate issuers and matched with Treasury securities with an equivalent principal and maturity to replicate cash bond positions. These positions had a notional amount of $90.0 million at December 31, 2005. The Company held similar investments in 2004, all of which were closed during the third quarter 2004. For 2005, the combined positions generated a net gain (loss) of $(7.6) million, compared to $(1.4) million and $4.9 million for 2004 and 2003, respectively. The amount and results of the derivative and Treasury positions are immaterial to the Company’s financial condition, cash flows and results of operations and are reported as part of the available-for-sale portfolio, with the net gains (losses) reported as a component of net realized gains (losses) on securities.

APP.-A-12

The composition of fixed maturities by maturity at December 31, 2005, was:

		Market
(millions)	Cost	Value

Less than one year	$1,218.2	$1,211.5
One to five years	5,629.3	5,586.8
Five to ten years	3,385.1	3,392.5
Ten years or greater	28.1	31.1

	10,260.7	10,221.9
Auction rate municipal obligations	280.2	280.2

	$10,540.9	$10,502.1

Asset-backed securities are classified in the maturity distribution table based upon their projected cash flows. All other securities which do not have a single maturity date are reported at expected average maturity. Contractual maturities may differ from expected maturities because the issuers of the securities may have the right to call or prepay obligations.
     Auction rate municipal obligations generally have contractual maturities of 10 years or more at original issuance. The securities have interest reset periods of up to 7 days, which allow for early liquidation.
3) INCOME TAXES
The components of the Company’s income tax provision were as follows:

(millions)	2005	2004	2003

Current tax provision	$696.7	$794.0	$543.6
Deferred tax expense (benefit)	(31.7)	8.1	60.7

Total income tax provision	$665.0	$802.1	$604.3

The provision for income taxes in the accompanying consolidated statements of income differed from the statutory rate as follows:

(millions)	2005		2004		2003

Income before income taxes	$2,058.9		$2,450.8		$1,859.7

Tax at statutory rate	$720.6	35%	$857.8	35%	$650.9	35%
Tax effect of:
Exempt interest income	(34.8)	(2)	(29.8)	(1)	(26.9)	(1)
Dividends received deduction	(22.2)	(1)	(19.1)	(1)	(16.6)	(1)
Other items, net	1.4	—	(6.8)	—	(3.1)	—

Total income tax provision	$665.0	32%	$802.1	33%	$604.3	33%

In July 2003, the Company received notice from the Internal Revenue Service that the Joint Committee of Taxation of Congress had completed its review of a Federal income tax settlement agreed to by the Internal Revenue Service, primarily attributable to the amount of loss reserves deductible for tax purposes. As a result, the Company received an income tax refund of approximately $58 million during 2004, which was reflected as a tax recoverable as a component of the Company’s “Income Taxes” item on the balance sheet in 2003. In addition, the Company received $31.2 million, or $.09 per share, of interest in 2004.

APP.-A-13

Deferred income taxes reflect the effect for financial statement reporting purposes of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. At December 31, 2005 and 2004, the components of the net deferred tax assets were as follows:

(millions)	2005	2004

Deferred tax assets:
Unearned premiums reserve	$299.5	$282.4
Non-deductible accruals	129.0	100.7
Loss reserves	128.8	123.4
Write-downs on securities	16.4	12.7
Other	4.6	2.2
Deferred tax liabilities:
Deferred acquisition costs	(155.7)	(151.3)
Net unrealized gains on securities	(210.0)	(234.3)
Hedges on forecasted transactions	(4.6)	(5.3)
Depreciable assets	(52.0)	(35.4)
Other	(19.1)	(14.9)

Net deferred tax assets	136.9	80.2
Net income taxes (payable) recoverable	1.4	(106.2)

Income taxes	$138.3	$(26.0)

4) DEBT
Debt at December 31 consisted of:

	2005		2004
		Market		Market
(millions)	Cost	Value	Cost	Value

7.30% Notes due 2006 (issued: $100.0, May 1996)	$100.0	$101.0	$99.9	$105.2
6.375% Senior Notes due 2012 (issued: $350.0, December 2001)	348.0	372.7	347.7	384.6
7% Notes due 2013 (issued: $150.0, October 1993)	149.0	166.6	148.9	171.1
6 5/8% Senior Notes due 2029 (issued: $300.0, March 1999)	294.2	331.5	294.1	324.2
6.25% Senior Notes due 2032 (issued: $400.0, November 2002)	393.7	424.1	393.7	417.0

	$1,284.9	$1,395.9	$1,284.3	$1,402.1

Debt includes amounts the Company has borrowed and contributed to the capital of its insurance subsidiaries or borrowed for other long-term purposes. Market values are obtained from publicly quoted sources. Interest on all debt is payable semiannually and all principal is due at maturity. There are no restrictive financial covenants or credit rating triggers.
     The 6.375% Senior Notes, the 6 5/8% Senior Notes and the 6.25% Senior Notes (collectively, “Senior Notes”) may be redeemed in whole or in part at any time, at the option of the Company, subject to a “make whole” provision. All other debt is noncallable.
     Prior to issuance of the Senior Notes, the Company entered into forecasted debt issuance hedges against possible rises in interest rates. Upon issuance of the applicable debt securities, the hedges were closed. The Company recognized, as part of accumulated other comprehensive income, unrealized gains (losses) of $18.4 million, $(4.2) million and $5.1 million associated with the 6.375% Senior Notes, the 6 5/8% Senior Notes and the 6.25% Senior Notes, respectively. The gains (losses) on these hedges are recognized as adjustments to interest expense and are amortized over the life of the related debt issuances.
     In December 2005, the Company entered into an uncommitted line of credit with National City Bank in the principal amount of $125 million, replacing a prior credit facility with National City Bank for $100 million, which had the same material terms. Interest on amounts borrowed accrues at a rate related to the London interbank offered rate (LIBOR). No commitment fees are required to be paid. There are no rating triggers under this line of credit. The Company had no borrowings under these arrangements at December 31, 2005 or 2004.
     In January 2004, the Company entered into a revolving credit arrangement with National City Bank. Under this agreement, the Company had the right to borrow up to $10.0 million. By selecting from available credit options, the Company could elect to pay interest at the prime rate or rates related to LIBOR. A commitment fee was payable on any unused portion of the committed amount at the rate of .125% per annum. The Company had no borrowings under this arrangement at December 31, 2004. In January 2005,

APP.-A-14

the Company elected to allow this revolving credit arrangement to expire at its contractual termination date, due to the fact that the Company maintains the uncommitted line of credit with National City Bank, as discussed above.
     Aggregate principal payments on debt outstanding at December 31, 2005, are $100.0 million for 2006, $0 for 2007, 2008, 2009 and 2010 and $1.2 billion thereafter.
5) LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES
Activity in the loss and loss adjustment expense reserves, prepared in accordance with GAAP, is summarized as follows:

(millions)	2005	2004	2003

Balance at January 1	$5,285.6	$4,576.3	$3,813.0
Less reinsurance recoverables on unpaid losses	337.1	229.9	180.9

Net balance at January 1	4,948.5	4,346.4	3,632.1

Incurred related to:
Current year	9,720.7	8,664.1	7,696.5
Prior years	(355.9)	(109.1)	(56.1)

Total incurred	9,364.8	8,555.0	7,640.4

Paid related to:
Current year	6,644.7	5,719.2	5,065.4
Prior years	2,355.5	2,233.7	1,860.7

Total paid	9,000.2	7,952.9	6,926.1

Net balance at December 31	5,313.1	4,948.5	4,346.4
Plus reinsurance recoverables on unpaid losses	347.2	337.1	229.9

Balance at December 31	$5,660.3	$5,285.6	$4,576.3

The Company’s objective is to establish case and IBNR reserves that are adequate to cover all loss costs, while sustaining minimal variation from the date that the reserves are initially established until losses are fully developed. The Company’s reserves developed favorably in 2005, 2004 and 2003. Total development consists of net changes made by the Company’s actuarial department to both current and prior accident year reserves, based on regularly scheduled reviews, claims settling for more or less than reserved, emergence of unrecorded claims at rates different than reserved and changes in reserve estimates by claim representatives. The continued recognition of more modest increases in loss severity for prior accident years, than had been previously estimated, contributed to the Company’s favorable prior year reserve development in both 2005 and 2004. In addition to favorable claims settlement during 2003, the Company benefited from a change in its estimate of the Company’s future operating losses due to business assigned from the New York Automobile Insurance Plan.
     Because the Company is primarily an insurer of motor vehicles, it has limited exposure to environmental, asbestos and general liability claims. The Company has established reserves for such exposures, in amounts which it believes to be adequate based on information currently known. These claims will not have a material effect on the Company’s liquidity, financial condition, cash flows or results of operations.
     The Company writes personal and commercial auto insurance in the coastal states, which could be exposed to hurricanes or other natural catastrophes. Although the occurrence of a major catastrophe could have a significant effect on the Company’s monthly or quarterly results, the Company believes, based on historical performance, such an event would not be so material as to disrupt the overall normal operations of the Company. The Company is unable to predict the frequency or severity of any such events that may occur in the near term or thereafter.
6) REINSURANCE
Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies.
     The Company’s ceded premiums are primarily attributable to premiums written under state-mandated involuntary Commercial Auto Insurance Procedures/Plans (CAIP) and premiums ceded to state-provided reinsurance facilities, for which the Company retains no loss indemnity risk.

APP.-A-15

The effect of reinsurance on premiums written and earned for the years ended December 31 was as follows:

	2005		2004		2003
(millions)	Written	Earned	Written	Earned	Written	Earned

Direct premiums	$14,293.4	$14,066.2	$13,694.1	$13,480.8	$12,187.9	$11,597.5
Ceded	(285.8)	(301.8)	(316.0)	(310.9)	(274.5)	(256.5)

Net premiums	$14,007.6	$13,764.4	$13,378.1	$13,169.9	$11,913.4	$11,341.0

At December 31, 2005, 53% of the “prepaid reinsurance premiums” were comprised of CAIP, compared to 58% at December 31, 2004. As of December 31, 2005 and 2004, approximately 45% of the “reinsurance recoverables” were comprised of CAIP. Reinsurance related to state-mandated and non-auto programs comprised the remainder of the “prepaid reinsurance premiums” and “reinsurance recoverables.”
      Losses and loss adjustment expenses are net of reinsurance ceded of $197.9 million in 2005, $271.9 million in 2004 and $185.8 million in 2003.
7) STATUTORY FINANCIAL INFORMATION
At December 31, 2005, $505.7 million of consolidated statutory policyholders’ surplus represents net admitted assets of the Company’s insurance subsidiaries and affiliate that are required to meet minimum statutory surplus requirements in such entities’ states of domicile. The companies may be licensed in states other than their states of domicile, which may have higher minimum statutory surplus requirements. Generally, the net admitted assets of insurance companies that, subject to other applicable insurance laws and regulations, are available for transfer to the parent company cannot include the net admitted assets required to meet the minimum statutory surplus requirements of the states where the companies are licensed.
     During 2005, the insurance subsidiaries paid aggregate cash dividends of $1,614.7 million to the parent company. Based on the dividend laws currently in effect, the insurance subsidiaries may pay aggregate dividends of $1,092.1 million in 2006 without prior approval from regulatory authorities, provided the dividend payments are not within 12 months of previous dividends paid by the applicable subsidiary.
     Consolidated statutory policyholders’ surplus was $4,663.3 million and $4,671.8 million at December 31, 2005 and 2004, respectively. Statutory net income was $1,386.6 million, $1,659.4 million and $1,260.5 million for the years ended December 31, 2005, 2004 and 2003, respectively.
8) EMPLOYEE BENEFIT PLANS
Retirement Plans The Company has a two-tiered Retirement Security Program. The first tier is a defined contribution pension plan covering all employees who meet requirements as to age and length of service. Contributions vary from 1% to 5% of annual eligible compensation up to the Social Security wage base, based on years of eligible service. Company contributions were $19.5 million in 2005, $17.2 million in 2004 and $15.4 million in 2003.
     The second tier is a long-term savings plan under which the Company matches, up to a maximum of 3% of the employee’s eligible compensation, amounts contributed to the plan by an employee. Company matching contributions are not restricted and may be invested by a participant in any of the investment funds available under the plan. Company matching contributions were $26.8 million in 2005, $23.4 million in 2004 and $19.9 million in 2003.
Postemployment Benefits The Company provides various postemployment benefits to former or inactive employees who meet eligibility requirements, their beneficiaries and covered dependents. Postemployment benefits include salary continuation and disability-related benefits, including workers’ compensation, and, if elected, continuation of health-care benefits. The Company’s liability was $21.0 million at December 31, 2005, compared to $15.5 million in 2004.
Postretirement Benefits The Company provides postretirement health and life insurance benefits to all employees who met requirements as to age and length of service at December 31, 1988. This group of employees represents less than one-half of one percent of the Company’s current workforce. The Company’s funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to services to date, but also for those expected to be earned in the future.

APP.-A-16

Incentive Compensation Plans The Company’s incentive compensation includes both cash and stock-based plans. The cash incentive compensation includes a cash bonus program for a limited number of senior executives and gainsharing programs for other employees; the bases of these programs are similar in nature. The other stock-based incentive compensation includes time-based and performance-based restricted stock awards granted to key members of management and the non-employee directors. Prior to 2003, the Company granted non-qualified stock options as stock-based incentive compensation (see below). The amounts charged to income for the incentive compensation plans for the years ended December 31 were:

(millions)	2005	2004	2003

Cash	$235.9	$260.7	$233.5
Stock-based (restricted stock awards)	33.7	23.8	11.0
The Company’s 2003 Incentive Plan, which provides for the granting of stock-based awards, including restricted stock awards, to key employees of the Company, has 5.0 million shares authorized. The Company’s 1995 Incentive Plan and 1989 Incentive Plan have expired; however, awards made under those plans prior to the plan’s expiration are still in effect.
     Beginning in 2003, the Company began issuing restricted stock awards in lieu of stock options. The restricted stock awards are issued as either time-based or performance-based awards. The time-based awards vest in equal installments upon the lapse of a period of time, typically over three, four and five year periods. The vesting period must be a minimum of six months and one day. The performance-based awards vest upon the achievement of predetermined performance criteria. The restricted stock awards are expensed pro rata over their respective vesting periods based on the market value of the awards at the time of grant. For restricted stock awards granted in 2003 and 2004, which were deferred pursuant to the Company’s deferred compensation plan (see below), the Company records expense on a pro rata basis based on the current market value of Common Shares at the end of the reporting period.
     Prior to 2003, the Company issued nonqualified stock options, which were granted for periods up to ten years, become exercisable at various dates not earlier than six months after the date of grant, and remain exercisable for specified periods thereafter. All options granted had an exercise price equal to the market value of the Common Shares on the date of grant and, under the then applicable accounting guidance, no compensation expense was recorded. Beginning in January 2006, the Company will expense the remaining unvested stock option awards under the current accounting guidance (see Note 1—Reporting and Accounting Policies for further discussion). All option exercises are settled in Common Shares.
A summary of all employee restricted stock activity during the years ended December 31 follows:

	2005		2004		2003
		Weighted		Weighted		Weighted
	Number of	Average	Number of	Average	Number of	Average
Restricted Shares	Shares	Grant Price	Shares	Grant Price	Shares	Grant Price

Beginning of year	915,841	$75.57	549,648	$65.81	—	—
Add (deduct):
Granted	485,696	90.48	492,416	84.16	553,290	$65.81
Vested	(682)	73.79	(99,868)	65.55	(655)	65.55
Cancelled	(40,108)	77.48	(26,355)	70.60	(2,987)	65.55

End of year	1,360,747	$80.83	915,841	$75.57	549,648	$65.81

APP.-A-17

A summary of all employee stock option activity during the years ended December 31 follows:

	2005		2004		2003
		Weighted		Weighted		Weighted
	Number of	Average	Number of	Average	Number of	Average
Options Outstanding	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price

Beginning of year	6,589,501	$32.04	8,725,037	$30.43	11,947,271	$27.44
Add (deduct):
Exercised	(1,645,316)	26.67	(2,025,156)	24.94	(2,826,420)	17.47
Cancelled	(38,816)	43.29	(110,380)	35.42	(395,814)	32.66

End of year	4,905,369	$33.76	6,589,501	$32.04	8,725,037	$30.43

Exercisable, end of year	3,847,314	$31.28	3,926,214	$30.02	3,749,453	$25.49

Available, end of year[1]	3,816,454		11,443,867		11,825,903

     1Represents shares available under the 2003 Incentive Plan, after the granting of restricted stock awards; the 1995 Incentive Plan expired in February 2005, and the remaining 7,141,717 shares thereunder are no longer available for future issuance.

The following employee stock options were outstanding or exercisable as of December 31, 2005:

		Options Outstanding		Options Exercisable

		Weighted Average	Weighted		Weighted
Range of	Number of	Remaining	Average	Number of	Average
Exercise Prices	Shares	Contractual Life	Exercise Price	Shares	Exercise Price

$15 < 30	1,747,272	3.24 years	$20.34	1,746,144	$20.33
30 < 40	1,306,542	4.95 years	30.74	845,854	30.77
40 < 50	890,340	2.61 years	44.60	876,830	44.58
50 < 60	961,215	5.99 years	52.21	378,486	52.16

$15 < 60	4,905,369			3,847,314

In addition to the employee incentive plans disclosed above, the Company registered 350,000 Common Shares for issuance under the 2003 Directors Equity Incentive Plan, which provides for the granting of equity-based incentive awards to non-employee directors of the Company, and 600,000 Common Shares under the 1998 Directors’ Stock Option Plan. During 2005, 2004 and 2003, the Company granted 12,561, 12,242 and 16,102, respectively, shares of time-based restricted stock awards under the 2003 Directors Equity Incentive Plan; these awards vest within one year from the date of grant. As of December 31, 2005, 2004 and 2003, the directors stock options outstanding and exercisable were 218,277 shares, 242,277 shares and 311,061 shares, respectively. These awards have the same exercise and contract terms as the employee stock option awards.
     The Company elected to account for terminations when they occur rather than include an attrition factor into its model.
Deferred Compensation The Company maintains The Progressive Corporation Executive Deferred Compensation Plan (Deferral Plan), that permits eligible executives to defer receipt of some or all of their annual bonuses or all of their annual restricted stock awards. Deferred cash compensation is deemed invested in one or more investment funds, including Common Shares of the Company, offered under the Deferral Plan. All distributions from the Deferral Plan pursuant to deferred cash compensation will be paid in cash. Prior to February 2004, distributions representing cash amounts deemed invested in Common Shares were made in-kind.
     For all restricted stock awards granted on or after March 17, 2005, and deferred pursuant to the Deferral Plan, the deferred amounts will be deemed invested in Common Shares and ineligible for transfer to other investment funds in the Deferral Plan; all distributions will be made in-kind. For all awards granted prior to March 17, 2005, the deferred amounts are eligible to be transferred to all funds in the Deferral Plan; distributions of these deferred awards will be made in cash.
     The Company reserved 900,000 Common Shares for issuance under the Deferral Plan. Included in the Company’s balance sheets is an irrevocable grantor trust established to provide a source of funds to assist the Company in meeting its liabilities under the Deferral Plan. At December 31, 2005 and 2004, the trust held assets of $75.4 million and $59.3 million, respectively, of which $17.2 million and $12.4 million were held in the Company’s Common Shares, to cover its liabilities.

APP.-A-18

9) SEGMENT INFORMATION
The Company writes personal automobile and other specialty property-casualty insurance and provides related services throughout the United States. The Personal Lines segment writes insurance for private passenger automobiles and recreational vehicles. The Personal Lines segment includes both the Drive and Direct channels. The Drive channel includes business written by the Company’s network of more than 30,000 independent insurance agencies and strategic alliance business relationships (other insurance companies, financial institutions, employers and national brokerage agencies). The Direct channel includes business written through 1-800-PROGRESSIVE and online at progressivedirect.com.
     The Company’s Commercial Auto segment writes primary liability and physical damage insurance for automobiles and trucks owned by small businesses and is primarily distributed through the independent agency channel.
     The Company’s other-indemnity businesses primarily include writing professional liability insurance for community banks and managing the Company’s run-off businesses.
     The Company’s service businesses include providing insurance-related services, primarily processing CAIP business.
     All revenues are generated from external customers and the Company does not have a reliance on any major customer.
     The Company evaluates segment profitability based on pretax underwriting profit (loss) for the Personal Lines, Commercial Auto and other-indemnity businesses and pretax profit (loss) for the service businesses. Underwriting profit (loss) is calculated as net premiums earned less loss and loss adjustment expenses, policy acquisition costs and other underwriting expenses. Service business profit (loss) is the difference between service business revenues and service business expenses. Expense allocations are based on certain assumptions and estimates related to revenue; stated segment operating results would change if different methods were applied. The Company does not allocate assets or income taxes to operating segments. In addition, the Company does not separately identify depreciation and amortization expense by segment and such disclosure would be impractical. Companywide depreciation expense was $92.4 million in 2005, $99.4 million in 2004 and $89.3 million in 2003. The accounting policies of the operating segments are the same as those described in Note 1—Reporting and Accounting Policies.
Following are the operating results for the years ended December 31:

	2005		2004		2003
		Pretax		Pretax		Pretax
(millions)	Revenues	Profit (Loss)	Revenues	Profit (Loss)	Revenues	Profit (Loss)

Personal Lines
Drive	$7,993.1	$857.6	$7,893.7	$1,108.2	$6,948.0	$836.0
Direct	4,076.2	475.7	3,718.2	525.6	3,103.0	383.0

Total Personal Lines[1]	12,069.3	1,333.3	11,611.9	1,633.8	10,051.0	1,219.0

Commercial Auto	1,667.8	298.0	1,524.1	321.4	1,226.7	214.2
Other—indemnity	27.3	7.9	33.9	3.1	63.3	8.2

Total underwriting operations	13,764.4	1,639.2	13,169.9	1,958.3	11,341.0	1,441.4

Service businesses	40.2	15.6	48.5	23.5	41.8	16.1
Investments[2]	498.8	486.7	563.7	549.8	478.0	466.5
Interest expense	—	(82.6)	—	(80.8)	—	(95.5)
Other income[3]	—	—	—	—	31.2	31.2

	$14,303.4	$2,058.9	$13,782.1	$2,450.8	$11,892.0	$1,859.7

[1]	Personal automobile insurance accounted for 92% of the total Personal Lines segment net premiums earned in 2005 and 93% in both 2004 and 2003; recreational vehicles accounted for the balance of the Personal Lines net premiums earned.

[2]	Revenues represent recurring investment income and net realized gains (losses) on securities; pretax profit is net of investment expenses.

[3]	Represents interest income related to an income tax refund the Company received in 2004. See Note 3—Income Taxes for further discussion.

APP.-A-19

The Company’s management uses underwriting margin and combined ratio as primary measures of underwriting profitability. The underwriting margin is the pretax underwriting profit (loss) expressed as a percent of net premiums earned (i.e., revenues). Combined ratio is the complement of the underwriting margin. Following are the underwriting margins/combined ratios for the Company’s underwriting operations for the years ended December 31:

	2005		2004		2003
	Underwriting	Combined	Underwriting	Combined	Underwriting	Combined
	Margin	Ratio	Margin	Ratio	Margin	Ratio

Personal Lines
Drive	10.7%	89.3	14.0%	86.0	12.0%	88.0
Direct	11.7	88.3	14.1	85.9	12.3	87.7
Total Personal Lines	11.0	89.0	14.1	85.9	12.1	87.9
Commercial Auto	17.9	82.1	21.1	78.9	17.5	82.5
Other—indemnity[1]	NM	NM	NM	NM	NM	NM
Total underwriting operations	11.9	88.1	14.9	85.1	12.7	87.3

[1]Underwriting margins/combined ratios are not meaningful (NM) for the Company’s other-indemnity businesses due to the insignificant amount of premiums earned by such businesses.
10) OTHER COMPREHENSIVE INCOME
The components of other comprehensive income for the years ended December 31 were as follows:

		2005			2004			2003
		Tax			Tax			Tax
		(Provision)	After		(Provision)	After		(Provision)	After
(millions)	Pretax	Benefit	Tax	Pretax	Benefit	Tax	Pretax	Benefit	Tax

Unrealized gains (losses) arising during period:
Fixed maturities	$(138.7)	$48.6	$(90.1)	$(48.0)	$16.8	$(31.2)	$2.8	$(.9)	$1.9
Equity securities	135.8	(47.5)	88.3	241.4	(84.5)	156.9	431.6	(151.1)	280.5
Reclassification adjustment:[1]
Fixed maturities	(12.0)	4.2	(7.8)	(74.4)	26.0	(48.4)	(71.5)	25.0	(46.5)
Equity securities	(54.4)	19.0	(35.4)	(93.0)	32.6	(60.4)	30.6	(10.7)	19.9

Change in unrealized gains	(69.3)	24.3	(45.0)	26.0	(9.1)	16.9	393.5	(137.7)	255.8
Net unrealized gains on forecasted transactions[2]	(1.7)	.6	(1.1)	(1.5)	.5	(1.0)	(1.5)	.5	(1.0)
Foreign currency translation adjustment[3]	—	—	—	3.9	—	3.9	.9	—	.9

Other comprehensive income	$(71.0)	$24.9	$(46.1)	$28.4	$(8.6)	$19.8	$392.9	$(137.2)	$255.7

[1]	Represents adjustments for gains/losses realized in net income for securities held in the portfolio at December 31 of the preceding year.

[2]	Entered into for the purpose of managing interest rate risk associated with the Company’s debt issuances. See Note 4—Debt. The Company expects to reclassify $1.8 million into income within the next 12 months.

[3]	Foreign currency translation adjustments have no tax effect.

APP.-A-20

11) LITIGATION
The Company is named as a defendant in various lawsuits arising out of its insurance operations. All legal actions relating to claims made under insurance policies are considered by the Company in establishing its loss and loss adjustment expense reserves.
     In addition, the Company is named as defendant in a number of class action or individual lawsuits. Other insurance companies face many of these same issues. The lawsuits discussed below are in various stages of development. The Company plans to contest these suits vigorously, but may pursue settlement negotiations if appropriate in some cases. The outcomes of these cases are uncertain at this time. In accordance with GAAP, the Company is only permitted to establish loss reserves for lawsuits when it is probable that a loss has been incurred and the Company can reasonably estimate its potential exposure (referred to as a loss that is both “probable and estimable” in the discussion below). As to lawsuits that do not satisfy both parts of this GAAP standard, the Company has not established reserves at this time. However, in the event that any one or more of these cases results in a judgment against or settlement by the Company, the resulting liability could have a material effect on the Company’s financial condition, cash flows and results of operations.
     As required by the GAAP standard, the Company has established loss reserves for lawsuits as to which the Company has determined that a loss is both probable and estimable. Certain of these cases are mentioned in the discussion below. Based on currently available information, the Company believes that its reserves for these lawsuits are reasonable and that the amounts reserved did not have a material effect on the Company’s financial condition or results of operations. However, if any one or more of these cases results in a judgment against or settlement by the Company for an amount that is significantly greater than the amount so reserved, the resulting liability could have a material effect on the Company’s financial condition, cash flows and results of operations.
     Following is a discussion of the Company’s potentially significant pending cases at December 31, 2005.
     There are five putative class action lawsuits challenging the Company’s use of certain automated database vendors or software to assist in the adjustment of bodily injury claims. Plaintiffs allege that these databases or software systematically undervalue the claims. The Company does not consider a loss from these cases to be probable and estimable, and is unable to estimate a range of loss, if any, at this time.
     There is one putative class action lawsuit challenging the Company’s installment fee program. The Company has successfully defended similar cases in the past, including one case that was dismissed in 2005. The Company does not consider a loss from the currently pending case to be probable and estimable, and is unable to estimate a range of loss, if any, at this time.
     There is one putative class action lawsuit challenging the Company’s practice of specifying aftermarket (non-original equipment manufacturer) replacement parts in the repair of insured or claimant vehicles. Plaintiffs in these cases generally allege that aftermarket parts are inferior to replacement parts manufactured by the vehicle’s original manufacturer and that the use of such parts fails to restore the damaged vehicle to its “pre-loss” condition, as required by their insurance policies. The Company does not consider a loss from this case to be probable and estimable, and is unable to estimate a range of loss, if any, at this time.
     The Company is defending one putative class action lawsuit alleging that the Company’s rating practices at renewal are improper. The Company prevailed in a similar putative class action in December 2004. The Company does not consider a loss from this case to be probable and estimable, and is unable to estimate a range of loss, if any, at this time.
     There is one certified class action lawsuit and eight putative class action lawsuits pending against the Company, alleging that the Company failed to adjust MRI bills to a Consumer Price Index in violation of a statute. The Company does not consider a loss from these cases to be probable and estimable, and is unable to estimate a range of loss, if any, at this time.
     There is one putative class action lawsuit pending against the Company, alleging that the Company fails to notify its policyholders of the availability of uninsured/underinsured coverage at every renewal, modification, etc., as required by law. The Company does not consider a loss from this case to be probable and estimable, and is unable to estimate a range of loss, if any, at this time.
     The Company is a party to an individual unfair competition claim in which the plaintiff claims that the Company violates the “make-whole” and “common-fund” doctrines. Specifically, it is alleged that the Company may obtain reimbursement of medical payments made on behalf of an insured only when the insured has been made whole by a third-party tortfeasor and that the Company further must deduct from the reimbursement amount a proportionate share of the insured’s legal fees for pursuing the third-party tortfeasor. The Company understands that there are a number of similar class actions against others in the insurance industry and that this case may be amended to be brought as a class action against the Company. The Company does not consider a loss from this case to be probable and estimable, and is unable to estimate a range of loss, if any, at this time.
     There are three putative class action lawsuits pending against the Company in Florida, challenging the legality of the Company’s payment of preferred provider rates on personal injury protection (PIP) claims. The primary issue is whether the Company violated Florida law by paying PIP medical expense claims at preferred provider rates. The Company has been engaged in extensive settlement negotiations to resolve the claims raised in these cases and has established a loss reserve for these cases. Also, during 2004, the Company settled an individual bad faith lawsuit in Florida, which alleged similar issues; the settlement did not have a material effect on the Company’s financial condition, cash flows or results of operations.

APP.-A-21

There are two putative class action lawsuits and one individual action challenging the Company’s use of certain automated database vendors to assist in the evaluation of total loss claims. Plaintiffs allege that these databases systematically undervalue total loss claims to the detriment of insureds. The Company engaged in extensive settlement negotiations and reached a settlement on a nationwide basis. The settlement has received trial court approval. Accordingly, the Company has established a loss reserve for this resolution.
     In July 2005, the Company settled a state class action lawsuit alleging that the Company used non-conforming uninsured/underinsured motorist rejection forms. The settlement received trial court approval in October 2005, and a loss reserve has been established.
     There are eight class action lawsuits challenging certain aspects of the Company’s use of credit information and compliance with notice requirements under the federal Fair Credit Reporting Act. The Company had entered into a settlement agreement to resolve these cases, had received preliminary court approval of the settlement, and had established a reserve accordingly. In February 2005, the Company was advised that the court denied final approval of the proposed settlement, and the Company is in the process of negotiating a revised settlement. There also are six individual actions and an additional class action lawsuit against the Company that challenge the Company’s use of credit. The six individual actions are stayed pending the outcome of the class actions. The Company does not consider a loss from these cases to be probable and estimable, and is unable to estimate a range of loss, if any, at this time. During 2004, the Company settled a state-specific case concerning these issues within the reserve amount established for that case in prior years.
     The Company has prevailed in four putative class action lawsuits, in various Texas state courts, alleging that the Company is obligated to reimburse insureds, under their auto policies, for the inherent diminished value of their vehicles after they have been involved in an accident. Plaintiffs defined inherent diminished value as the difference between the market value of the insured automobile before an accident and the market value after proper repair. The Supreme Court of Texas has ruled that diminished value recovery is not available under the Texas automobile policy.
     During 2004, the Company settled a federal collective action lawsuit involving worker classification issues under the federal Fair Labor Standards Act (FLSA) and five state class actions, which were consolidated with the federal case. All of such lawsuits challenged the Company’s classification of its claims representatives as “exempt” under the FLSA and/or various state laws. In October 2004, the Company reached an agreement under which it funded an account for all potential claims of class member claims representatives and eligible claims representative trainees. This settlement did not have a material effect on the Company’s financial condition, cash flows or results of operations.
     During 2004, the Company settled two groups of individual cases related to the Company’s alternative commission programs, one in Alabama and one in Mississippi, within the reserve amount established in prior years for these groups of cases. These cases were filed by individuals who opted out of the nationwide class action settlement, which was completed in 2003, within the reserve amount that was established in the year prior to settlement.
     There was one national putative class action lawsuit, brought on behalf of medical providers, disputing the legality of the Company’s practice of paying first-party medical benefits pursuant to a preferred provider agreement. The class allegations were dismissed in January 2006, leaving only the named plaintiff’s individual claim pending. This individual claim has been settled for an immaterial amount.
12) COMMITMENTS AND CONTINGENCIES
The Company has certain noncancelable operating lease commitments and service contracts with terms greater than one year. The minimum commitments under these agreements at December 31, 2005, are as follows:

(millions)
	Operating	Service
Year	Lease	Contracts	Total

2006	$99.7	$54.6	$154.3
2007	83.4	38.6	122.0
2008	54.7	6.3	61.0
2009	34.4	1.3	35.7
2010	20.7	1.1	21.8
Thereafter	47.9	.1	48.0

APP.-A-22

     Some of the agreements have options to renew at the end of the contract periods. The expense incurred by the Company for the agreements disclosed above, as well as other operating leases that may be cancelable or have terms less than one year, was:

(millions)
	Operating	Service
Year	Leases	Contracts	Total
2005	$126.4	$98.3	$224.7
2004	116.0	89.4	205.4
2003	101.6	80.1	181.7
During 2005, the Company incurred $7.0 million of guaranty fund assessments, compared to $11.4 million in 2004 and $12.2 million in 2003. At December 31, 2005 and 2004, the Company had $10.8 million and $10.7 million, respectively, reserved for future assessments on current insolvencies. Management believes that any assessment in excess of its current reserves will not materially affect the Company’s financial condition, cash flows or results of operations.
     As of December 31, 2005, the Company had open investment funding commitments of $4.1 million; the Company had no uncollateralized lines or letters of credit as of December 31, 2005 or 2004.
13) FAIR VALUE OF FINANCIAL INSTRUMENTS
Information about specific valuation techniques and related fair value detail is provided in Note 1—Reporting and Accounting Policies, Note 2—Investments and Note 4—Debt. The cost and market value of the financial instruments as of December 31 are summarized as follows:

	2005		2004
		Market		Market
(millions)	Cost	Value	Cost	Value

Investments—Available-for-sale:
Fixed maturities	$10,260.7	$10,221.9	$8,972.6	$9,084.3
Preferred stocks	1,217.0	1,220.3	749.4	768.9
Common equities	1,423.4	2,058.9	1,314.0	1,851.9
Short-term investments	773.5	773.6	1,376.6	1,376.9
Debt	(1,284.9)	(1,395.9)	(1,284.3)	(1,402.1)
     The value of the Company’s investment portfolio is obtained through market level sources for 99.6% of the securities; the remaining securities are valued using private market valuation sources.
14) RELATED PARTY TRANSACTIONS
     The following table summarizes the Company’s repurchase of its Common Shares, $1.00 par value, from Peter B. Lewis, the Company’s Chairman of the Board, or through an entity owned and controlled, directly or indirectly, by Mr. Lewis, during the three-year period ended December 31, 2005. The Company did not make any repurchases from Mr. Lewis in 2005. The 2004 transaction was part of the Company’s “Dutch auction” tender offer and the price per share was the same price given to all shareholders who elected to participate in the tender offer. The 2003 purchases were made at the then current market price of the Company’s stock as quoted on the New York Stock Exchange and were part of the Company’s ongoing repurchase program.

	Number of	Price per
Date of Purchase	Shares	Share
October 2004	1,100,000	$88.00
September 2003	200,000	71.00
January 2003	400,000	52.23

APP.-A-23

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES
{Management’s Report on Internal Control Over Financial Reporting}
The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). The Company’s internal control structure was designed under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.
     Under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, the Company conducted an evaluation of the effectiveness of its internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on the Company’s evaluation under the framework in Internal Control—Integrated Framework, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2005. There were no material weaknesses identified during the internal control review process.
     During the fourth quarter of 2005, there were no changes in the Company’s internal control over financial reporting identified in the internal control review process that materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
     Our internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of the Company; provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and the directors of the Company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on our financial statements.
     PricewaterhouseCoopers LLP, an independent registered public accounting firm that audited the financial statements in this Annual Report, has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting as of December 31, 2005, which is included herein.
{CEO and CFO Certifications}
Glenn M. Renwick, President and Chief Executive Officer of The Progressive Corporation, and W. Thomas Forrester, Vice President and Chief Financial Officer of The Progressive Corporation, have issued the certifications required by Sections 302 and 906 of The Sarbanes-Oxley Act of 2002 and applicable SEC regulations with respect to the Company’s 2005 Annual Report on Form 10-K, including the financial statements provided in this Report. Among other matters required to be included in those certifications, Mr. Renwick and Mr. Forrester have each certified that, to the best of his knowledge, the financial statements, and other financial information included in the Annual Report on Form 10-K, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented. See Exhibits 31 and 32 to the Company’s Annual Report on Form 10-K for the complete Section 302 and 906 Certifications, respectively.
     In addition, Mr. Renwick submitted his annual certification to the New York Stock Exchange (NYSE) on May 13, 2005, stating that he was not aware of any violation by the Company of the NYSE corporate governance listing standards, as required by Section 303A.12(a) of the NYSE Listed Company Manual.

APP.-A-24

{Report of Independent Registered Public Accounting Firm}
To the Board of Directors and Shareholders of The Progressive Corporation:
We have completed integrated audits of The Progressive Corporation’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions based on our audits, are presented below.
Consolidated financial statements In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholders’ equity and cash flows present fairly, in all material respects, the financial position of The Progressive Corporation and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Internal control over financial reporting Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Cleveland, Ohio
February 28, 2006

APP.A-25

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES
{Management’s Discussion and Analysis of Financial Condition and Results of Operations}
The consolidated financial statements and the related notes, together with the supplemental information, should be read in conjunction with the following discussion of the consolidated financial condition and results of operations.

Overview The Progressive Corporation is a holding company that has insurance and non-insurance subsidiaries and one mutual insurance company affiliate, and does not have any revenue producing operations of its own. Our insurance companies provide personal automobile insurance and other specialty property-casualty insurance and related services throughout the United States. Our Personal Lines segment writes insurance for private passenger automobiles and recreational vehicles through both the independent agency channel and the direct channel. Our Commercial Auto segment writes insurance for automobiles and trucks (e.g., pick-up or panel trucks) owned by small businesses primarily through the independent agency channel.
     The holding company receives cash through borrowings, equity sales, subsidiary dividends and other transactions, and may use the proceeds to contribute to the capital of our insurance subsidiaries in order to support premium growth, pay interest on or retire outstanding indebtedness, pay dividends and repurchase our Common Shares and for other business purposes. In 2005, the holding company received $1.5 billion of dividends from its subsidiaries, net of capital contributions. During 2005, we repurchased 5,197,686 of our Common Shares at an average purchase price of $92.89 per share for a total cost of $.5 billion and paid $23.7 million in shareholder dividends. We did not issue any debt or equity securities during 2005 and did not repay any debt securities. We paid $85.0 million in interest on our current outstanding debt in 2005. At year-end 2005, we had $2.2 billion of marketable securities in a non-insurance subsidiary that can be used to satisfy the holding company’s obligations.
     On a consolidated basis, net income was $1.4 billion in 2005. We generated positive operating cash flows of $2.0 billion, portions of which were used during the year to repurchase Common Shares and to construct a call center and a data center, as well as lease additional space to support our growing operations. We also opened six additional concierge-level claims service centers during the year, bringing the total number of such centers to 26. We are planning to open about 30 additional centers in 2006 with 18 currently under construction. These centers, which are designed to provide end-to-end resolution for auto physical damage losses, are expected to improve efficiency and customer convenience, increase accuracy, reduce rework, improve repair cycle time and provide greater brand distinction.
     Our insurance subsidiaries compete with approximately 290 insurance companies/groups with annual premiums greater than $5 million competing in the estimated $158.9 billion U.S. personal auto market. Progressive ranks third in this market with an estimated 7.7% market share in 2005. We are the number one writer of private passenger auto insurance through independent agencies and the number three writer in the direct channel. The top 15 insurance groups account for approximately 75% of the premiums written in the personal auto market. We estimate year-over-year net premiums written in the private passenger auto market increased about 1% for 2005. Despite the significant storm losses incurred during the year, the industry is still expected to show an underwriting profit of about 5%. (note: all industry information is based on actual 2004 results and estimates for 2005).
     For 2005, our Personal Lines business’s net premiums written grew 4%, policies in force grew 9% and underwriting profit was 11%. We incurred $327.6 million, or 2.4 combined ratio points, in storm-related losses, primarily from Hurricanes Katrina and Wilma.
     The private passenger auto market historically has been cyclical in nature. Underwriting margins have risen and fallen over a consistent pattern. If this pattern continues, the market may now be at the point in the current cycle where underwriting margins are likely to decline.
     In reviewing our results, as well as estimated industry results, through 2005, there are a few important observations that we would make. We believe that modestly increasing severity, notably in physical damage coverages, combined with anticipated price reductions, may likely reduce current operating margins. Prior period bodily injury severities, which have the highest sensitivity to carried reserves, have generally been overestimated resulting in favorable loss reserve development, which has the effect of reducing the reported calendar-year combined ratios for the year. In Progressive’s case, the overall favorable effect from the prior accident years’ loss development was 2.6 points for 2005. Showing the effect of prior year reserve development in current-period results can disguise the underlying accident year results and perhaps delay appropriate reactions. We have anticipated for some time that Progressive would slowly return to more normal operating margins by allowing expected increases in severity, and potentially frequency, to absorb the margin in excess of our target, rather than immediately price the margin away. We continue to believe this is the right way for us to address these market conditions.

APP.-A-26

History has been an influential teacher and, as we work through this phase of the cycle, many things are different. Compared to the past, our policy periods for personal auto are now shorter, providing greater flexibility to price correctly and our controls and analytic review of profitability by the various components of our book are more rigorous. We believe we have a clearer understanding of targeted outcomes for all our product offerings and their related underwriting segments. Loss costs and expense management are both considerably tighter and our technology and operational performance are considerably improved.
     We see 2006 as a year when accident-year results both for Progressive and the industry may begin producing smaller margins and trending toward more historical levels. Our expected results during 2006 will continue to be influenced by the market conditions and the actions of our competitors. As with any outlook there are unknowns. The level of price activity and the degree of severity and frequency change will be critical as we execute during this phase of the cycle.
     Our Commercial Auto business is the third largest carrier in the U.S. commercial auto insurance market, based on direct premiums written, with about 6% market share. Overall, this market grew an estimated 1% in 2005 with an underwriting profit of 5.6%. Net premiums written and policies in force in our Commercial Auto business both grew 11%. Our Commercial Auto business generated an underwriting profit of 17.9% for the year.
     During the year, we re-entered the New Jersey insurance market, the 7th largest private passenger auto market in the nation, after about a 20-year absence. We now offer both our private passenger and commercial auto products in the state.
     Progressive’s investment portfolio produced a fully taxable equivalent (FTE) total return of 4.0% for 2005. Short-term interest rates increased as the Federal Open Market Committee of the Federal Reserve Board raised the overnight Federal Funds Rate from 2.25% to 4.25% during 2005, while yields on ten-year maturity U.S. Treasury bonds changed slightly. The economy continued to expand at a solid pace, supporting growth in corporate profits and positive stock market returns. Yield differentials for non-U.S. Treasury securities compared to similar maturity U.S. Treasuries increased modestly from historically narrow levels early in the year. We maintained our asset allocation strategy of investing approximately 85% of our total portfolio in fixed-income securities and 15% in common equities. Both asset classes contributed to the overall result, with FTE total returns of 7.1% and 3.4% in the common stock and fixed-income portfolios, respectively, for 2005. During the year, the duration of the fixed-income portfolio shortened and then lengthened in response to interest rate volatility and we ended the year at 3.2 years, compared to 2.9 years at the end of 2004. The weighted average credit quality rating of the fixed-income portfolio ranged from AA to AA+ during the year. Cash flows from operations and positive investment returns provided modest portfolio growth. We continued to maintain our fixed-income portfolio strategy of investing in high-quality, shorter-duration securities in the current investment environment. Our common equity investment strategy remains an index replication approach using the Russell 1000 Index as the benchmark.
Financial Condition Holding Company For the three-year period ended December 31, 2005, The Progressive Corporation received $3.5 billion of dividends from its subsidiaries, net of cash capital contributions made to subsidiaries. The regulatory restrictions on subsidiary dividends are described in Note 7—Statutory Financial Information, to the financial statements.
     During the three-year period ended December 31, 2005, we repurchased 28,762,944 of our Common Shares at a total cost of $2.4 billion (average cost of $84.42 per share). During 2004, after evaluating our financial condition, business prospects and capital needs, the Board of Directors determined that we had a significant amount of capital on hand in excess of what was needed to support insurance operations, satisfy corporate obligations and prepare for various contingencies. In view of this situation and our policy to return capital to shareholders when appropriate, the Board determined that a tender offer for up to 17.1 million of our Common Shares would be a prudent use of excess capital. In connection with the tender offer, 16,919,674 Common Shares were repurchased at a total cost of $1.5 billion ($88 per share).
     Over the last three years, we have paid modest cash dividends to our shareholders in the aggregate amount of $68.7 million. In light of our capital position, we have challenged ourselves to align our capital policy with our business model, which is designed to produce profitable growth over reasonable periods and to support that growth from underwriting results. As a result, our Board of Directors has approved a plan to replace our current dividend policy in 2007 with an annual variable dividend, payable at or shortly after the close of each year. This annual dividend will be based on a target percentage of after-tax underwriting income, multiplied by a companywide performance factor. The target percentage will be determined by our Board of Directors on an annual basis and announced to shareholders and the public early in the year. The companywide performance factor can range from zero to two and will be determined by comparing our operating performance for the year to certain predetermined profitability and growth objectives approved by the Board. This dividend program will be consistent with the variable cash bonus program currently in place for our employees (referred to as our “Gainsharing Program”). By way of example, had the new dividend policy been in effect for 2005, using our 2005 after-tax underwriting income, a hypothetical 20% target and our actual 2005 Gainshare factor of 1.54, we would have paid a dividend of $1.66 per share, or $327.5 million, in the aggregate, for the year, compared to the $.12 per share, or $23.7 million in total, that we actually paid.

APP.-A-27

During the last three years, The Progressive Corporation repaid $206 million principal amount of debt securities and did not issue any new debt. During the second quarter 2006, $100 million of our 7.30% Notes will mature; we will use operating cash flows to fund this obligation. See Note 4—Debt for further discussion on our current outstanding debt. Progressive’s debt to total capital (debt plus equity) ratios at December 31, 2005 and 2004, were 17.4% and 19.9%, respectively.
Capital Resources and Liquidity    Progressive has substantial capital resources and we are unaware of any trends, events or circumstances not disclosed herein that are reasonably likely to affect our capital resources in a material way. We have the ability to issue $250 million of additional debt securities under a shelf registration statement filed with the Securities and Exchange Commission (SEC) in October 2002. In addition, during 2005, Progressive entered into an uncommitted line of credit with National City Bank in the principal amount of $125 million, replacing a prior credit facility for $100 million. We entered into the line of credit as part of a contingency plan to help maintain liquidity in the unlikely event that we experience conditions or circumstances that affect our ability to transfer or receive funds. We have not borrowed under these arrangements to date. Progressive’s financial policy is to maintain a debt to total capital ratio below 30%. At December 31, 2005, the debt to total capital ratio was 17.4%, which provides us with substantial borrowing capacity. Our existing debt covenants do not include any rating or credit triggers.
     Progressive’s insurance operations create liquidity by collecting and investing premiums from new and renewal business in advance of paying claims. As an auto insurer, our claim liabilities, by their very nature, are short in duration. Approximately 50% of our outstanding reserves are paid within one year and less than 15% are still outstanding after three years. See Claims Payment Patterns, a supplemental disclosure provided in this Annual Report, for further discussion on the timing of claims payments. For the three years ended December 31, 2005, operations generated positive cash flows of $7.1 billion, and cash flows are expected to remain positive in both the short-term and reasonably foreseeable future. In addition, our investment portfolio is highly liquid and consists substantially of readily marketable, investment-grade securities. As of December 31, 2005, 85% of our portfolio was invested in fixed-income securities with a weighted average credit quality of AA and duration of 3.2 years. We believe that we have sufficient readily marketable securities to cover our claims payments without having a negative effect on our cash flows from operations.
     Progressive’s net premiums written-to-surplus ratio was 3.0 to 1 at December 31, 2005, compared to 2.9 at December 31, 2004 and 2.6 at December 31, 2003. We intend, over time, to increase operating leverage slowly through a higher rate of net premiums to surplus in our insurance subsidiaries where permitted by law. We believe that substituting operating leverage (higher premiums-to-surplus ratio) for financial leverage (lower debt to total capital ratio) reduces our risk profile. In the event of profitability problems, we could raise rates to slow growth, which would reduce the operating leverage, but would have little or no effect on our debt service obligations.
     Progressive seeks to deploy capital in a prudent manner and uses multiple data sources and modeling tools to estimate the frequency, severity and correlation of identified exposures, including, but not limited to, catastrophic losses and the business interruptions discussed below, to estimate our potential capital need. Based on this analysis, as well as the information reported above, we believe that we have sufficient capital resources, cash flows from operations and borrowing capacity to support our current and anticipated growth, scheduled debt payments, expected dividends and other capital requirements.
     Commitments and Contingencies    During 2005, we began construction of a data center in Colorado Springs, Colorado, at an estimated total cost of $65.9 million. Construction of this data center is expected to be completed in 2006 and the facility is scheduled to become operational in 2007. In addition, in June 2005, we completed the conversion of a building in Austin, Texas, into a call center at a total acquisition and development cost of $40.6 million. We are also pursuing the acquisition of additional land for future development to support corporate operations near our current corporate headquarters in Mayfield Village, Ohio, and in Colorado Springs, Colorado. All such projects are, or will be, funded through operating cash flows.
     We currently have in operation a total of 26 centers that provide concierge-level claims service, compared to 20 in 2004 and 19 in 2003. During 2004, we achieved the performance standards necessary to satisfy the expansion criteria established for our concierge claims strategy. As a result, we announced a significant expansion of this service and are currently researching, acquiring and constructing additional sites around the country. We expect to add about 30 sites in 2006 and currently have 18 under construction. The cost of these facilities, including the cost of land and building development, is estimated to average $5 to $7 million per center, depending on a number of variables, including the size and location of the center. The costs of these centers are, or will be, funded through operating cash flows.
     Between October 2004 and April 2005, Progressive and its various subsidiaries received formal inquiries from nine states relating to the states’ respective investigations into possible bid-rigging and other unlawful conduct by certain insurers, brokers or other industry participants. These nine formal inquiries include: a subpoena from the Connecticut Attorney General requesting interrogatory responses and documents relating to contingent commissions on all Connecticut business; a request from the North Carolina Department of Insurance seeking certification from entities licensed to sell insurance in North Carolina that those entities were not involved in bid rigging; and formal letter inquiries from the departments of insurance of Pennsylvania, Washington, Arizona, Michigan, Colorado, Ohio, and Hawaii, each of which requested information relating to agent and broker compensation arrangements that particular insurance subsidiaries have in each of the states in which those subsidiaries conduct business. In December 2005, we were

APP.-A-28

asked by the Connecticut Attorney General to update our response to include the 2005-time frame. Many companies in the insurance industry received such formal inquiries, and more inquiries may be received from other states in the future. We have been cooperating, and intend to continue to cooperate, fully with these investigations and have not been notified by any governmental or regulatory authority that we are the target of any such investigation.
     We understand that these investigations are focused, in part, on contingent commission arrangements between certain insurers and brokers. Producers (agents and brokers) are due a base commission of approximately 10% on business written on our behalf. This base commission is paid in full on a monthly basis. Prior to January 2005, Progressive’s insurance subsidiaries had contingent commission contracts with certain producers. While we believe that our previous contingent commission contracts complied with applicable laws, we made a business decision to offer contingent commission contracts only to independent agents, and not brokers, after January 1, 2005. Contingent commission contracts provide independent agents with the opportunity to earn additional commission based on annual production, if specified goals are met. These goals may include the volume of business placed by the independent agent with us, the profitability of such business, or other criteria. Any such payments to independent agents generally are made once per year.
     Our Personal Lines and Commercial Auto businesses market their products through approximately 34,000 independent agencies throughout the United States, including approximately 2,000 brokerage firms in California and New York. All commissions paid by our insurance subsidiaries are reported in the financial data filed with the insurance departments of the various states in which they operate.
     For 2005, we paid approximately $971 million in commissions to producers. Approximately $20 million, or 2% of the total commissions paid, was in the form of contingent commission payments to independent agents.
     We maintain insurance on our real property and other physical assets, including coverage for losses due to business interruptions caused by covered property damage. However, the insurance will not compensate us for losses that may occur due to disruptions in service as a result of a computer, data processing or telecommunications systems failure that is unrelated to covered property damage, nor will the insurance necessarily compensate us for all losses resulting from covered events. To help maintain functionality and reduce the risk of significant interruptions of our operations, we maintain back-up systems or facilities for certain of our principal systems and services. We may still be exposed, however, should these measures prove to be unsuccessful or inadequate against severe, multiple or prolonged service interruptions or against interruptions of systems where no back-up currently exists. In addition, we have established emergency management teams, which are responsible for responding to business disruptions and other risk events. The teams’ ability to respond successfully may be limited depending on the nature of the event, the completeness and effectiveness of our plans to maintain business continuity upon the occurrence of such an event, and other factors beyond our control.
OFF-BALANCE-SHEET ARRANGEMENTS Other than the items disclosed in Note 12—Commitments and Contingencies regarding open investment funding commitments of $4.1 million at December 31, 2005, and operating leases and service contracts (also disclosed in the table below), Progressive does not have any off-balance-sheet arrangements.
CONTRACTUAL OBLIGATIONS A summary of Progressive’s noncancelable contractual obligations as of December 31, 2005, follows:

		Payments due by period

		Less than			More than
(millions)	Total	1 year	1-3 years	3-5 years	5 years

Debt	$1,300.0	$100.0	$—	$—	$1,200.0
Interest payments on debt	1,374.7	81.3	155.4	155.4	982.6
Operating leases	340.8	99.7	138.1	55.1	47.9
Service contracts	102.0	54.6	44.9	2.4	.1
Loss and loss adjustment expense reserves	5,660.3	3,027.1	1,905.9	419.3	308.0

Total	$8,777.8	$3,362.7	$2,244.3	$632.2	$2,538.6

     Unlike many other forms of contractual obligations, loss and loss adjustment expense (LAE) reserves do not have definitive due dates and the ultimate payment dates are subject to a number of variables and uncertainties. As a result, the total loss and LAE reserve payments to be made by period, as shown above, are estimates based on our recent payment patterns. To further understand our claims payments, see Claims Payment Patterns, a supplemental disclosure provided in this Annual Report. In addition, we annually publish a comprehensive Report on Loss Reserving Practices, which was filed with the SEC on a Form 8-K on June 28, 2005, that further discusses our claims payment development patterns.
     As discussed in the Capital Resources and Liquidity section above, we believe that we have sufficient borrowing capacity and other capital resources to satisfy these contractual obligations.

APP.-A-29

Results Of Operations
Underwriting Operations
GROWTH

	Growth over prior year

	2005	2004	2003

Direct premiums written	4%	12%	26%
Net premiums written	5%	12%	26%
Net premiums earned	5%	16%	28%
Policies in force	9%	11%	19%
     Progressive experienced slower growth in premiums written during 2005 as compared to the rates achieved in 2004 and 2003, reflecting “soft market conditions.” This personal auto market has generated underwriting profitability in the last three years. We continue to see increased competition as evidenced by rate cutting by competitors and other non-price actions, such as increased advertising, higher commission payments to producers and a relaxation of underwriting standards. We believe that we have positioned ourselves to respond to changing market conditions.
     To analyze growth, we review rate levels, new policies, and the retention characteristics of our books of business. During 2005 and 2004, we filed 187 and 124 auto rate revisions, respectively, in various states, resulting in an aggregate net decrease of approximately 1% in filed rates in both years. In 2003, filed rates increased about 4% on 87 auto rate revisions. These rate changes, coupled with shifts in the mix of business, contributed to a 4.3% decline in average earned premium per policy in 2005, compared to 1.7% in 2004 and an increase of 4.0% in 2003. We will continue to assess market conditions on a state-by-state basis, consider rate reductions in states where we will be able to maintain an attractive combination of profit and growth while still maintaining service quality, and seek selective rate increases where necessary to maintain rate adequacy.
     During 2005 and 2004, year-over-prior year new business applications in our Personal Lines business remained relatively flat while they increased in 2003. Solid increases in renewal business helped contribute to the increase in policies in force. In our Commercial Auto business, new applications increased modestly in 2005 and 2004; in 2003, Commercial Auto benefited from prior year competitor rate actions, which significantly increased new applications for the business.
     Another important element affecting growth is customer retention. We did not achieve the degree or speed of retention improvement over the last couple of years that we had originally expected, based on our internal analysis of several retention criteria. With a greater percentage of our premium coming from renewal business, increasing retention remains an area where we are continuing to focus our efforts.
     PROFITABILITY Profitability for our underwriting operations is defined by pretax underwriting profit, which is calculated as net premiums earned less loss and loss adjustment expenses, policy acquisition costs and other underwriting expenses. We also use underwriting profit margin, which is underwriting profit expressed as a percent of net premiums earned, to analyze our results. For the three years ended December 31, Progressive’s underwriting profitability measures were as follows:

	2005		2004		2003

	Underwriting Profit		Underwriting Profit		Underwriting Profit

(millions)	$	Margin	$	Margin	$	Margin

Personal Lines
Drive	$857.6	10.7%	$1,108.2	14.0%	$836.0	12.0%
Direct	475.7	11.7	525.6	14.1	383.0	12.3

Total Personal Lines	1,333.3	11.0	1,633.8	14.1	1,219.0	12.1
Commercial Auto	298.0	17.9	321.4	21.1	214.2	17.5
Other — indemnity[1]	7.9	NM	3.1	NM	8.2	NM

Total underwriting operations	$1,639.2	11.9%	$1,958.3	14.9%	$1,441.4	12.7%

[1]	Underwriting margins are not meaningful (NM) for our other-indemnity businesses due to the insignificant amount of premiums earned by such businesses.

APP.-A-30

Further underwriting results for Progressive’s Personal Lines business, including its channel components, the Commercial Auto business and other-indemnity businesses, as defined in Note 9—Segment Information, were as follows (detailed discussions below):

(millions)	2005	2004	2003

NET PREMIUMS WRITTEN
Personal Lines
Drive	$8,005.6	$7,933.6	$7,239.6
Direct	4,177.3	3,802.2	3,263.2

Total Personal Lines	12,182.9	11,735.8	10,502.8
Commercial Auto	1,801.2	1,616.6	1,357.7
Other—indemnity	23.5	25.7	52.9

Total underwriting operations	$14,007.6	$13,378.1	$11,913.4

NET PREMIUMS EARNED
Personal Lines
Drive	$7,993.1	$7,893.7	$6,948.0
Direct	4,076.2	3,718.2	3,103.0

Total Personal Lines	12,069.3	11,611.9	10,051.0
Commercial Auto	1,667.8	1,524.1	1,226.7
Other—indemnity	27.3	33.9	63.3

Total underwriting operations	$13,764.4	$13,169.9	$11,341.0

UNDERWRITING PERFORMANCE
Personal Lines—Drive
Loss & loss adjustment expense ratio	69.1	65.8	68.4
Underwriting expense ratio	20.2	20.2	19.6

Combined ratio	89.3	86.0	88.0

Personal Lines—Direct
Loss & loss adjustment expense ratio	68.4	65.5	67.4
Underwriting expense ratio	19.9	20.4	20.3

Combined ratio	88.3	85.9	87.7

Total Personal Lines
Loss & loss adjustment expense ratio	68.9	65.7	68.1
Underwriting expense ratio	20.1	20.2	19.8

Combined ratio	89.0	85.9	87.9

Commercial Auto
Loss & loss adjustment expense ratio	62.4	59.7	62.7
Underwriting expense ratio	19.7	19.2	19.8

Combined ratio	82.1	78.9	82.5

Total Underwriting Operations[1]
Loss & loss adjustment expense ratio	68.0	64.9	67.4
Underwriting expense ratio	20.1	20.2	19.9

Combined ratio	88.1	85.1	87.3

Accident year-Loss & loss adjustment expense ratio	70.6	65.7	67.9

POLICIES IN FORCE
(at December 31) (thousands)
Personal Lines
Drive—Auto	4,491	4,245	3,966
Direct—Auto	2,328	2,084	1,852
Special Lines[2]	2,675	2,351	1,990

Total Personal Lines	9,494	8,680	7,808

Commercial Auto	468	420	365

[1]	Combined ratios for the other-indemnity businesses are not presented separately due to the insignificant amount of premiums earned by such businesses. For the years ended December 31, 2005, 2004 and 2003, these businesses generated an underwriting profit of $7.9 million, $3.1 million and $8.2 million, respectively.

[2]	Includes insurance for motorcycles, recreational vehicles, mobile homes, watercraft, snowmobiles and similar items.

APP. -A-31

LOSSES AND LOSS ADJUSTMENT EXPENSES (LAE)

(millions)	2005	2004	2003

Change in loss and LAE reserves	$364.6	$602.1	$714.3
Paid losses and LAE	9,000.2	7,952.9	6,926.1

Total incurred losses and LAE	$9,364.8	$8,555.0	$7,640.4

Claims costs, our most significant expense, represent payments made, and estimated future payments to be made, to or on behalf of our policyholders, including expenses needed to adjust or settle claims. These costs include an estimate for costs related to assignments, based on current business, under state-mandated automobile insurance programs. Claims costs are influenced by loss severity and frequency and inflation, among other factors. Accordingly, anticipated changes in these factors are taken into account when we establish premium rates and loss reserves. Results would differ if different assumptions were made. See the Critical Accounting Policies for a discussion of the effect of changing estimates. A detailed discussion of Progressive’s loss reserving practices can be found in our Report on Loss Reserving Practices, which was released via Form 8-K filed on June 28, 2005.
     We saw frequency rates decline in 2005, but not to the extent we experienced in 2004. Our frequency patterns appear to be similar to what the rest of the industry experienced. We cannot predict the degree or direction of frequency change that we will experience in the future. We continue to analyze trends to distinguish changes in our experience from external factors versus those resulting from shifts in the mix of business.
     Severity estimates increased during 2005, at a rate less than previously used in setting reserves. Progressive’s increase in severity was slightly higher than that reported for the industry as a whole according to the Property Casualty Insurers Association of America. Bodily injury severity increased on a year-over-year basis, although we saw a slight decrease in the fourth quarter 2005. Compared to prior years, personal injury protection severity continued to increase throughout 2005, but at a slower rate than most of 2004 and 2003. The severity of property coverages was up modestly as compared with the prior year, even after adjusting for the numerous catastrophes in 2005. We plan to continue to be diligent about recognizing trend when setting rates and establishing loss reserves.
     The 2005 storm season contributed 2.4 points to our loss ratio, compared to .8 points and .5 points from catastrophes in 2004 and 2003, respectively.
     We monitor physical damage trend in evaluating our claims handling performance and capacity. Claims handling is our single largest cost. It is also one of our most visible consumer experiences and one that has continued to demonstrate steady and consistent improvement based on internal evaluations. We believe this is likely the single most important and sustained operational improvement of the last several years. We have noted that our claims quality improved in growth periods suggesting, we believe, claims quality is a function of system-wide process design and effective implementation.
     We reported the following loss reserve development for the years ended December 31:

(millions)	2005	2004	2003

ACTUARIAL ADJUSTMENTS
Favorable/(Unfavorable)
Prior accident years	$127.2	$40.5	$10.5
Current accident year	78.4	47.8	(17.8)

Calendar year actuarial adjustment	$205.6	$88.3	$(7.3)

PRIOR ACCIDENT YEARS DEVELOPMENT
Favorable/(Unfavorable)
Actuarial adjustment	$127.2	$40.5	$10.5
All other development	228.7	68.6	45.6

Total development	$355.9	$109.1	$56.1

Combined ratio effect	2.6 pts.	.8 pts.	.5 pts.

Total development consists both of actuarial adjustments and “all other development.” The actuarial adjustments represent the net changes made by our actuarial department to both current and prior accident year reserves based on regularly scheduled reviews. The “all other development” represents claims settling for more or less than reserved, emergence of unrecorded claims at rates different than reserved and changes in reserve estimates by claim representatives. The continued recognition of more modest increases in loss severity for prior accident years, than had been previously estimated, contributed to the favorable prior year reserve development in both 2005 and 2004.

APP.-A-32

The favorable development in 2003 was primarily due to favorable assigned risk development reflecting a change in our estimate of our future operating losses for assignments from the New York Automobile Insurance Plan for 2003. Starting in the second half of 2002, we began participating in the expanded take-out program as designed by the governing committee of the plan and have managed our writings to maximize our assigned risk credits. The realization of these changes, combined with a lower than expected overall plan size, has resulted in us receiving no assignments from the plan in 2005. The remaining development for 2003 was primarily attributable to the settlement of claims at amounts that differed from the established reserves.
     We continue to increase the intensity of our loss reserves analysis to improve accuracy and further enhance our understanding of our loss costs. We conduct extensive reviews on a monthly basis of different portions of our business to help ensure that we are meeting our objective of always having reserves that are adequate, with minimal variation.
     Because we are primarily an insurer of motor vehicles, our exposure as an insurer of environmental, asbestos and general liability claims is limited. We have established reserves for these exposures in amounts that we believe to be adequate based on information currently known. These exposures are not expected to have a material effect on our liquidity, financial condition, cash flows or results of operations.
UNDERWRITING EXPENSES Other underwriting expenses and policy acquisition costs as a percentage of premiums earned were fairly stable for the last three years. The increase in “other underwriting expenses,” as shown in the income statement, primarily reflects increases in salaries and other infrastructure costs consistent with premium growth, as well as an increase in our advertising expenditures. In 2004, our results include the cost of settling certain class action lawsuits (see Note 11 -Litigation). In accordance with GAAP, policy acquisition costs are amortized over the policy period in which the related premiums are earned (see Note 1 -Reporting and Accounting Policies).
     During 2005, we incurred $7.0 million of guaranty fund assessments, compared to $11.4 million in 2004 and $12.2 million in 2003. These expenses were spread across numerous states and were not attributable to any particular insolvency. We believe that any assessment for known insolvencies in excess of our current reserves will not materially affect our financial condition, cash flows or results of operations.
PERSONAL LINES

	Growth over prior year

	2005	2004	2003

Net premiums written	4%	12%	26%
Net premiums earned	4%	16%	27%
Policies in force	9%	11%	19%
Progressive’s Personal Lines business units write insurance for private passenger automobiles and recreational vehicles, and represented 87% of our total 2005 net premiums written and 88% for 2004 and 2003. The Personal Lines business is comprised of the Drive business and the Direct business.
THE DRIVE BUSINESS

	Growth over prior year

	2005	2004	2003

Net premiums written	1%	10%	24%
Net premiums earned	1%	14%	25%
Auto policies in force	6%	7%	17%
The Drive business includes business written by the more than 30,000 independent insurance agencies that represent Progressive, as well as brokerages in New York and California. Compared to the prior year, new business applications for Drive auto decreased about 5% in 2005, reflecting soft market conditions. Premiums per application were lower on both new and renewal business. The rate of conversions (i.e., converting a quote to a sale) was relatively flat in 2005, on a slight increase in the number of quotes. In each of the Drive auto risk tiers, retention lengthened as compared to 2004. For 2004, new applications and conversions were relatively flat; both premiums per application and retention were down slightly during the year. The increase in 2003’s premiums reflected increases in new applications and rates, as well as strong renewals; quoting activity was up during the year, but the conversion rate was relatively flat. During 2003, we saw retention decrease slightly.

APP.-A-33

During 2005, we continued to build on the introduction of our new brand, “Drive® Insurance from Progressive.” In 2005, nearly two million unique visitors came to our new Web site, driveinsurance.com. We continued to enhance functionality of our agency-dedicated Web site, ForAgentsOnly.com, and improved our interface with agency management and comparative rating systems, making it even easier for independent agents to quote and sell our products. We also concluded extensive testing of localized marketing tactics that will allow us to offer a broad array of co-branded marketing tools to agents in 2006. Agent acceptance of the new brand is strong. Despite the continuation of our brand development efforts, our Drive expense ratio remained flat in 2005, as compared to the prior year.
THE DIRECT BUSINESS

	Growth over prior year

	2005	2004	2003

Net premiums written	10%	17%	29%
Net premiums earned	10%	20%	31%
Auto policies in force	12%	13%	20%
The Direct business includes business written directly by Progressive through 1-800-PROGRESSIVE or online at progressivedirect.com. We believe that continued growth in the Direct business is dependent on (among other factors) price and customer retention, the success of our advertising and other marketing efforts, and ease of doing business with us. Although retention decreased in most of the Direct auto tiers during 2005, as it did in 2004, the Direct business experienced an increase in new applications of about 8% in 2005, 6% in 2004 and 9% in 2003. Premiums per application were down slightly for both new and renewal business in 2005 and 2004, but up slightly in 2003, as compared to prior years. In addition, the number of overall quotes rose significantly in 2005; 2004 saw modest increases, while 2003 was relatively flat. We believe the effectiveness of the Progressive Direct advertising campaign contributed to the greater quoting activity. During 2003, competitors increased their advertising spending at a greater pace. The conversion rate was down slightly in 2005, but conversions were up slightly in 2004 and 2003. The use of the Internet, for complete or partial quoting, continues to grow and is the most significant source of new business activity in the Direct channel.
     The Direct business expense ratio was favorably affected by a higher percentage of renewal business, which incurs lower expenses. Advertising spend has increased each of the last three years. The Progressive Direct marketing efforts continue to emphasize the ease of doing business with Progressive and credible price comparisons provided to consumers. We are advertising on a national basis and supplement that coverage by local market media campaigns in over 100 designated marketing areas.
COMMERCIAL AUTO

	Growth over prior year

	2005	2004	2003

Net premiums written	11%	19%	35%
Net premiums earned	9%	24%	39%
Policies in force	11%	15%	26%
Progressive’s Commercial Auto business writes primary liability and physical damage insurance for automobiles and trucks owned by small businesses, with the majority of our customers insuring three or fewer vehicles. In 2005, the Commercial Auto business represented 13% of our total net premiums written, compared to 12% in 2004 and 11% in 2003. Although Commercial Auto differs from Personal Lines auto in its customer base and products written, both businesses require the same fundamental skills, including disciplined underwriting and pricing, as well as excellent claims service. Our Commercial Auto business is primarily distributed through the independent agency channel and ranked third in market share on a national basis based on 2004 direct premiums written data reported by A.M. Best Company Inc. We estimate that it retained that position for 2005.
     We experienced solid growth in Commercial Auto business in 2005 and 2004 and exceptional growth in 2003, when we were still benefiting from competitors actions taken in 2002 to raise rates and restrict the business they wrote. We currently write Commercial Auto insurance in 47 states, compared to 45 states in 2004 and 42 states in 2003. We plan on entering one, possibly two, new states in 2006. Commercial Auto net premiums written were generated either in the specialty commercial auto market or the light and local commercial auto market, each accounting for approximately half of the total Commercial Auto business. The specialty commercial auto market includes dump trucks, logging trucks and other short-haul commercial vehicles. The light and local commercial auto market includes autos, vans and pick-up trucks used by artisans, such as contractors, landscapers and plumbers, and a variety of other small businesses. There are many similarities between Progressive’s Commercial Auto and Personal Lines auto businesses; however, since the Commercial Auto policies have higher limits (up to $1 million) than Personal Lines auto, we analyze the limit differences in this product more closely.

APP.-A-34

New business applications increased approximately 3% in 2005 and 5% in 2004 and were very strong in 2003. Premiums per application increased in 2005, as compared to 2004, partially reflecting Commercial Auto’s shift from 6-month to 12-month policies, which has a favorable effect on premiums per application; this shift started at the end of the first quarter 2004 and was substantially completed in the second quarter 2005. During the three-year period, Commercial Auto experienced a slight lengthening in retention each year, as compared to the prior year.
     Commercial Auto is marketed under the Drive Insurance from Progressive brand for the business written through the independent insurance agency channel and under Progressive Commercial for its direct business. As a result, Commercial Auto is allocated a portion of the expenses associated with our branding efforts.
OTHER-INDEMNITY Progressive’s other-indemnity businesses, which represent less than 1% of our net premiums earned, primarily include writing professional liability insurance for community banks and our run-off businesses. The underwriting profit (loss) in these businesses may fluctuate due to the uncertain nature of these products, which may include actuarial adjustments, other reserve development and other costs associated with the run-off businesses.
SERVICE BUSINESSES Our service businesses include providing insurance-related services. Our principal service business is providing policy issuance and claims adjusting services for the Commercial Auto Insurance Procedures/Plans (CAIP), which are state-supervised plans serving the involuntary markets, in 25 states. We currently process over 47% of the premiums in the CAIP market, compared to 49% in 2004 and 2003, reflecting the re-entry of a servicing carrier into the New Jersey CAIP market late in 2004. We compete with two other providers nationwide for this CAIP business. As a service provider, we collect fee revenue that is earned on a pro rata basis over the term of the related policies. We cede 100% of the premiums and losses to the plans. Reimbursements to us from the CAIP plans are required by state laws and regulations. Material violations of contractual service standards can result in ceding restrictions for the affected business. We have maintained, and plan to continue to maintain, compliance with these standards. Any changes in our participation as a CAIP service provider would not materially affect our financial condition, results of operations or cash flows. The service businesses represent less than 1% of our 2005, 2004 and 2003 revenues.
LITIGATION Progressive is named as a defendant in a number of putative class action or other lawsuits, such as those alleging damages as a result of our use of after-market parts; total loss evaluation methodology; use of credit in underwriting and related requirements under the federal Fair Credit Reporting Act; installment fee programs; using preferred provider rates for payment of personal injury protection claims or for paying first party medical benefits; use of third-party vendors or software to analyze the propriety of payment of medical bills; rating practices at renewal; the utilization, content, or appearance of uninsured/underinsured motorist rejection forms; and cases challenging other aspects of our claims, marketing practices or business operations. Other insurance companies face many of these same issues. During 2005, we settled nationwide claims challenging our use of certain automated database vendors to assist in the evaluation of total loss claims and a state class action challenging our uninsured/underinsured motorist rejection form. In 2004, we settled a number of individual actions concerning alternative agent commission programs, a national and several state wage and hour class action cases, and a claim brought by Florida medical providers challenging preferred provider payment reductions. During 2003, we settled a nationwide class action challenging the practice of taking betterment on first party personal automobile claims. See Note 11—Litigation for a more detailed discussion.
INCOME TAXES Income taxes include both a current liability and a net deferred tax asset. A deferred tax asset is a tax benefit which will be realized in a future tax return. Our income taxes shifted to a net asset position at December 31, 2005, primarily reflecting estimated payments in excess of our actual current liability due to lower fourth quarter 2005 income and an increase in our net deferred tax asset.
     In 2004, Progressive received a tax refund of $58 million and related interest income earned of $31.2 million. We recognized the $31.2 million of interest income earned in 2003 (reflected as “other income” on the income statement), after the Joint Committee of Taxation of Congress completed its review of a Federal income tax settlement agreed to by the Internal Revenue Service (IRS) and Progressive, which was primarily attributable to the amount of loss reserves deductible for tax purposes.
Investments PORTFOLIO ALLOCATION Progressive’s investment strategy targets an 85%:15% allocation between fixed-income securities and common equities. This strategy is based on our need to maintain capital adequate to support our insurance operations, which includes the short-tail nature of our reserves. Investments in our portfolio have varying degrees of risk. We evaluate the risk/reward tradeoffs of investment opportunities, measuring their effects on stability, diversity, overall quality and liquidity, and the potential return of the investment portfolio. The composition of the investment portfolio at year-end was:

APP.-A-35

		Gross	Gross		%of
		Unrealized	Unrealized	Market	Total	Duration
(millions)	Cost	Gains	Losses	Value	Portfolio	(years)	Rating[1]

2005
Fixed maturities	$10,260.7	$64.8	$(103.6)	$10,221.9	71.6%	3.5	AA+
Preferred stocks	1,217.0	17.0	(13.7)	1,220.3	8.6	2.0	A-
Short-term investments:
Auction rate municipal obligations	280.2	—	—	280.2	2.0	<1	AAA-
Auction rate preferred stocks	105.0	.2	(.1)	105.1	.7	<1	A-
Other short-term investments[2]	388.3	—	—	388.3	2.7	<1	AA+

Total short-term investments	773.5	.2	(.1)	773.6	5.4	<1	AA+

Total fixed income	12,251.2	82.0	(117.4)	12,215.8	85.6	3.2	AA
Common equities	1,423.4	650.3	(14.8)	2,058.9	14.4	na	na

Total portfolio[3,4]	$13,674.6	$732.3	$(132.2)	$14,274.7	100.0%	3.2	AA

2004
Fixed maturities	$8,972.6	$152.6	$(40.9)	$9,084.3	69.4%	3.4	AA
Preferred stocks	749.4	24.5	(5.0)	768.9	5.9	2.8	A-
Short-term investments:
Auction rate municipal obligations	262.4	—	—	262.4	2.0	<1	AA+
Auction rate preferred stocks	240.9	.3	—	241.2	1.8	<1	A+
Other short-term investments[2]	873.3	—	—	873.3	6.7	<1	AA+

Total short-term investments	1,376.6	.3	—	1,376.9	10.5	<1	AA

Total fixed income	11,098.6	177.4	(45.9)	11,230.1	85.8	2.9	AA
Common equities	1,314.0	541.8	(3.9)	1,851.9	14.2	na	na

Total portfolio[3,4]	$12,412.6	$719.2	$(49.8)	$13,082.0	100.0%	2.9	AA

na = not applicable

[1]	Credit quality ratings are assigned by nationally recognized securities rating organizations. To calculate the weighted average credit quality ratings, we weight individual securities based on market value and assign a numeric score to each credit rating based on a scale from 0-5.

[2]	Other short-term investments include Eurodollar deposits, commercial paper and other investments, which are expected to mature within one year.

[3]	Includes net unsettled security acquisitions of $158.5 million and $31.9 million at December 31, 2005 and 2004, respectively.

[4]	December 31, 2005 and 2004 totals include $2.2 billion and $1.2 billion, respectively, of securities in the portfolio of a consolidated, non-insurance subsidiary of the holding company; the increase primarily reflects dividends paid by our insurance subsidiaries, net of capital contributed to such subsidiaries.
As of December 31, 2005, Progressive’s portfolio had $600.1 million in net unrealized gains, compared to $669.4 million at year-end 2004. The decrease in net unrealized gains was primarily the result of rising interest rates during 2005, which negatively affected our fixed-income portfolio. Solid returns in the equity-indexed common stock portfolio partially offset the decrease in the fixed-income portfolio.
FIXED-INCOME SECURITIES The fixed-income portfolio is managed internally and includes fixed-maturity securities, short-term investments and preferred stocks. The fixed-maturity securities and short-term securities, as reported on the balance sheets, were comprised of the following:

(millions)	December 31, 2005		December 31, 2004

Investment-grade fixed maturities:[1]
Short/intermediate term	$10,709.7	97.4%	$10,297.7	98.4%
Long term	17.6	.2	96.7	.9
Non-investment-grade fixed maturities[2]	268.2	2.4	66.8	.7

Total	$10,995.5	100.0%	$10,461.2	100.0%

[1]	Long term includes securities with expected liquidation dates of 10 years or greater. Asset-backed securities are reported at their weighted average maturity based upon their projected cash flows. All other securities that do not have a single expected maturity date are reported at average maturity. See Note 2—Investments.

[2]	Non-investment-grade fixed-maturity securities are non-rated or have a quality rating of an equivalent BB+ or lower, classified by the lowest rating from a nationally recognized rating agency. The increase primarily reflects securities downgraded during 2005.

APP.-A-36

Included in the fixed-income portfolio are asset-backed securities, which were comprised of the following at December 31:

(millions)	Market	% of Asset-	Duration
	Value	Backed Securities	(years)	Rating

2005
Collateralized mortgage obligations	$392.5	16.5%	2.1	AAA

Commercial mortgage-backed obligations	462.4	19.5	3.1	AA+
Commercial mortgage-backed obligations: interest-only	698.2	29.4	2.3	AAA

	1,160.6	48.9	2.6	AAA-

Other asset-backed securities:
Automobile	511.6	21.5	.6	AAA
Home equity	182.7	7.7	.5	AAA
Other	128.6	5.4	1.3	AA

	822.9	34.6	.7	AAA-

Total asset-backed securities	$2,376.0	100.0%	1.9	AAA-

2004
Collateralized mortgage obligations	$637.6	26.9%	3.1	AAA

Commercial mortgage-backed obligations	387.8	16.4	3.2	AA-
Commercial mortgage-backed obligations: interest-only	571.8	24.1	2.5	AAA

	959.6	40.5	2.8	AA+

Other asset-backed securities:
Automobile	378.2	16.0	1.1	AAA-
Home equity	256.7	10.8	1.3	AAA
Other	136.6	5.8	1.3	AA

	771.5	32.6	1.2	AAA-

Total asset-backed securities	$2,368.7	100.0%	2.3	AA+

Substantially all of the asset-backed securities are liquid with available market quotes and contain no residual interest (i.e., the most subordinated class in a pool of securitized assets).
     A primary exposure for the fixed-income portfolio is interest rate risk, which is managed by restricting the portfolio’s duration between 1.8 to 5 years. Interest rate risk includes the change in value resulting from movements in the underlying market rates of debt securities held. The fixed-income portfolio had a duration of 3.2 years at December 31, 2005, compared to 2.9 years at December 31, 2004. The distribution of duration and convexity (i.e., a measure of the speed at which the duration of a security will change based on a rise or fall in interest rates) are monitored on a regular basis.
     Excluding the unsettled securities transactions, the allocation to fixed-income securities at December 31, 2005, was 85.4% of the portfolio, within our normal range of variation; at December 31, 2004, the allocation was 85.8%.
     Another exposure related to the fixed-income portfolio is credit risk, which is managed by maintaining a minimum average portfolio credit quality rating of A+, as defined by nationally recognized rating agencies, and limiting non-investment-grade securities to a maximum of 5% of the fixed-income portfolio. Pursuant to guidelines established by our Board of Directors, concentration in a single issuer’s bonds and preferred stocks is limited to no more than 6% of our shareholders’ equity, except for U.S. Treasury and agency bonds; any state’s general obligation bonds are limited to 12% of shareholders’ equity.
     The quality distribution of the fixed-income portfolio was as follows:

Rating	December 31, 2005	December 31, 2004

AAA	61.8%	61.0%
AA	13.2	14.6
A	12.9	14.2
BBB	9.9	9.5
Non Rated/Other	2.2	.7

	100.0%	100.0%

APP.-A-37

COMMON EQUITIES Common equities, as reported in the balance sheets, were comprised of the following:

(millions)	December 31, 2005		December 31, 2004

Common Stocks	$2,034.8	98.8%	$1,815.9	98.1%
Other Risk Investments	24.1	1.2	36.0	1.9

Total Common Equities	$2,058.9	100.0%	$1,851.9	100.0%

Common equities, which generally have greater risk and volatility of market value than fixed-income securities, have a target allocation of 15% and may range from 0 to 25% of the investment portfolio. At December 31, 2005 and 2004, excluding the net unsettled security transactions, these securities comprised 14.6% and 14.2%, respectively, of the total portfolio. Common stocks are managed externally to track the Russell 1000 Index with an anticipated annual tracking error of +/- 50 basis points. During 2005, the GAAP basis total return was 6.2%, within the tracking error.
     Our common equity allocation is intended to enhance the return of and provide diversification for the total portfolio. To maintain high correlation with the Russell 1000, we held approximately 710 of the 990 common stocks comprising the index at December 31, 2005. Our individual holdings are selected based on their contribution to the correlation with the index.
     Other risk investments include private equity investments and limited partnership interests in private equity and mezzanine investment funds which have no off-balance-sheet exposure or contingent obligations, except for the $4.1 million of open funding commitments discussed in Note 12—Commitments and Contingencies. During February 2006, we completed a planned sale of one of the other risk assets, which reduced the outstanding balance of this portfolio to $16.3 million and the open funding commitments to $1.8 million.
     We monitor the value at risk of the fixed-income and equity portfolios, as well as the total portfolio, to evaluate the maximum potential loss. For further information, see Quantitative Market Risk Disclosures, a supplemental schedule provided in this Annual Report.
TRADING SECURITIES Trading securities are entered into for the purpose of near-term profit generation. At December 31, 2005 and 2004, we did not hold any trading securities. Net realized gains on trading securities were $0 for the years ended December 31, 2005 and 2004 and $.1 million in 2003. Results from trading securities are immaterial to our financial condition, cash flows and results of operations and are reported within the available-for-sale portfolio with gains (losses) reported as a component of realized gains (losses) on securities.
DERIVATIVE INSTRUMENTS Derivative instruments may be used for trading purposes or classified as trading derivatives due to characteristics of the transaction. During 2005, we held three credit default protection derivatives, which were sold on three separate issuers and matched with Treasury securities with an equivalent principal and maturity to replicate cash bond positions. These positions had a notional amount of $90.0 million at December 31, 2005. We held similar investments in 2004, all of which were closed during the third quarter 2004. For 2005, the combined positions generated a net gain (loss) of $(7.6) million, compared to $(1.4) million and $4.9 million for 2004 and 2003, respectively. Early in 2006, we opened $40 million notional value credit default swaps, backed by U.S. Treasuries, on a fourth issuer. The amount and results of the derivative and Treasury positions are immaterial to our financial condition, cash flows and results of operations and are reported as part of the available-for-sale portfolio, with the net gains (losses) reported as a component of net realized gains (losses) on securities.
     During 2003, we entered into a hedge on forecasted transactions in anticipation of debt issuance. See Note 2—Investments and Note 4—Debt for further discussion of the hedge. We had no open positions at December 31, 2005.
INVESTMENT RESULTS Recurring investment income (interest and dividends, before investment and interest expenses) increased 11% in 2005, 4% in 2004 and 2% in 2003. The increase for 2005 was due to a combination of increased assets and rising yields in the portfolio, while in 2004 and 2003, the slight increase to investment income was the result of increasing portfolio assets, somewhat offset by falling interest rates during those periods.
     Investment expenses decreased during 2005 primarily due to the non-recurring costs associated with our “Dutch auction” tender offer that was completed during the Fall of 2004.
     The decrease in interest expense for 2004 reflects that in January 2004, we retired our $200 million 6.60% Notes at maturity.
     We report total return to reflect more accurately the management philosophy of the portfolio and evaluation of the investment results. The fully taxable equivalent (FTE) total return includes recurring investment income, net realized gains (losses) on securities and changes in unrealized gains (losses) on investment securities. By reporting on an FTE basis, we are adjusting our tax preferential securities to an equivalent measure when comparing results to taxable securities. We reported the following investment results:

APP.-A-38

	2005	2004	2003

Pretax recurring investment book yield	4.1%	3.8%	4.2%
Weighted average FTE book yield	4.7%	4.4%	4.9%
FTE total return:
Fixed-income securities	3.4%	4.2%	5.5%
Common stocks	7.1%	11.6%	28.6%
Total portfolio	4.0%	5.2%	8.7%
REALIZED GAINS/LOSSES Gross realized gains and losses were primarily the result of market driven interest rate movements, sector allocation changes and the rebalancing of the common stock portfolio to better reflect the Russell 1000 Index. Gross realized losses also include write-downs of both fixed-income and equity securities determined to be other-than-temporarily impaired.
Other-Than-Temporary Impairment Included in the net realized gains (losses) on securities for the years ended 2005, 2004 and 2003, are write-downs on securities determined to have had an other-than-temporary decline in market value. We routinely monitor our portfolio for pricing changes, which might indicate potential impairments, and perform detailed reviews of securities with unrealized losses based on predetermined criteria. In such cases, changes in market value are evaluated to determine the extent to which such changes are attributable to (i) fundamental factors specific to the issuer, such as financial conditions, business prospects or other factors or (ii) market-related factors, such as interest rates or equity market declines.
     Fixed-income and equity securities with declines attributable to issuer-specific fundamentals are reviewed to identify all available evidence, circumstances and influences to estimate the potential for, and timing of, recovery of the investment’s impairment. An other-than-temporary impairment loss is deemed to have occurred when the potential for, and timing of, recovery does not satisfy the guidance set forth in the current accounting guidance (see Critical Accounting Policies, Other-than-Temporary Impairment for further discussion).
     For fixed-income investments with unrealized losses due to market or industry-related declines where we have the intent and ability to hold the investment for the period of time necessary to recover a significant portion of the investment’s impairment and collect the interest obligation, declines are not deemed to qualify as other than temporary. Our policy for common stocks with market-related declines is to recognize impairment losses on individual securities with losses that are not reasonably expected to be recovered under historical market conditions when the security has been in a loss position for three consecutive quarters.
     When a security in our investment portfolio has an unrealized loss in market value that is deemed to be other than temporary, we reduce the book value of such security to its current market value, recognizing the decline as a realized loss in the income statement. All other unrealized gains or losses are reflected in shareholders’ equity. The write-down activity for the years ended December 31 was as follows:

		Write-downs	Write-downs
	Total	On Securities	On Securities
(millions)	Write-downs	Subsequently Sold	Held at Period End

2005
Fixed income	$14.6	$5.3	$9.3
Common equities	7.1	—	7.1

Total portfolio	$21.7	$5.3	$16.4

2004
Fixed income	$.3	$—	$.3
Common equities	11.3	3.8	7.5

Total portfolio	$11.6	$3.8	$7.8

2003
Fixed income	$17.5	$2.3	$15.2
Common equities	47.7	12.6	35.1

Total portfolio	$65.2	$14.9	$50.3

APP.-A-39

The following is a summary of the 2005 equity security write-downs by sector (both market-related and issuer specific):

(millions)		Equity Portfolio	Russell 1000		Remaining Gross
	Amount of	Allocation at	Allocation at	Russell 1000	Unrealized Loss at
Sector	Write-down	December 31, 2005	December 31, 2005	Sector Return	December 31, 2005

Auto and Transportation	$1.3	2.4%	2.2%	(5.8)%	$.8
Consumer Discretionary	1.3	13.2	14.5	(1.7)	1.6
Consumer Staples	—	7.5	7.2	7.2	1.3
Financial Services	2.1	22.7	22.9	6.8	.4
Health Care	1.8	13.2	13.2	8.3	4.9
Integrated Oil	—	5.4	4.8	18.2	—
Materials and Processing	—	3.8	3.8	4.9	.5
Other Energy	—	2.8	3.4	61.0	.1
Producer Durables	—	4.8	4.4	10.1	.2
Technology	—	12.8	12.9	2.7	.8
Utilities	—	6.7	6.6	8.6	4.2
Other Equities	—	4.7	4.1	(.1)	—

Total Common Stocks	6.5	100.0%	100.0%	6.3%	14.8

Other Risk Assets	.6				—

Total Common Equities	$7.1				$14.8

See Critical Accounting Policies, Other-than-Temporary Impairment section for a further discussion.
REPURCHASE TRANSACTIONS During each of the last three years, Progressive entered into repurchase commitment transactions, whereby we loaned U.S. Treasury or U.S. Government agency securities to accredited brokerage firms in exchange for cash equal to the fair market value of the securities. These internally managed transactions were typically overnight arrangements. The cash proceeds were invested in AA or higher financial institution obligations with yields that exceeded our interest obligation on the borrowed cash. We are able to borrow the cash at low rates since the securities loaned are in short supply. Our interest rate exposure does not increase or decrease since the borrowing and investing periods match. During the year ended December 31, 2005, Progressive’s largest single outstanding balance of repurchase commitments was $2,028.9 million, which was open for two business days, with an average daily balance of $920.5 million for the year. During 2004, the largest single outstanding balance of repurchase commitments was $989.2 million, which was open for seven business days, with an average daily balance of $452.5 million for the year. We had no open repurchase commitments at December 31, 2005 and 2004. We earned income of $4.5 million, $1.8 million and $2.1 million on repurchase commitments during 2005, 2004 and 2003, respectively.
Critical Accounting Policies Progressive is required to make certain estimates and assumptions when preparing its financial statements and accompanying notes in conformity with GAAP. Actual results could differ from those estimates in a variety of areas. The two areas that we view as most critical with respect to the application of estimates and assumptions are the establishment of our loss reserves and the method of determining impairments in our investment portfolio.
Loss and LAE Reserves    Loss and loss adjustment expense (LAE) reserves represent our best estimate of our ultimate liability for losses and LAE relating to events that occurred prior to the end of any given accounting period but have not yet been paid. At December 31, 2005, we had $5.3 billion of net loss and LAE reserves, which included $4.2 billion of case reserves and $1.1 billion of incurred but not recorded (IBNR) reserves.
     Progressive’s actuarial staff reviews many subsets of the business, which are at a combined state, product and line coverage level (the “products”), to calculate the needed loss and LAE reserves. We begin our review of a set of data by producing six different estimates of needed reserves, three using paid data and three using incurred data, to determine if a reserve change is required. In the event of a wide variation among results generated by the different projections, our actuarial group will further analyze the data using additional techniques. Each review develops a point estimate for a relatively small subset of the business, which allows us to establish meaningful reserve levels.
     We review a large majority of our reserves by product/state combination on a quarterly time frame, with almost all the remaining reserves reviewed on a semiannual basis. A change in our scheduled reviews of a particular subset of the business depends on the size

APP.-A-40

of the subset or emerging issues relating to the product or state. By reviewing the reserves at such a detailed level, we have the ability to identify and measure variances in trend by state, product and line coverage that would not otherwise be seen on a consolidated basis. Our intricate process of reviewing over 350 subsets makes compiling a companywide roll up to generate a range of needed loss reserves not meaningful. We do not review loss reserves on a macro level and, therefore, do not derive a companywide range of reserves to compare to a standard deviation.
     In analyzing the ultimate accident year loss experience, our actuarial staff reviews in detail, at the subset level, frequency (number of losses per earned car year), severity (dollars of loss per each claim) and average premium (dollars of premium per earned car year). The loss ratio, a primary measure of loss experience, is equal to the product of frequency times severity divided by the average premium. The average premium for personal and commercial auto businesses is known and, therefore, is not estimated. The projection of frequency for these lines of business is usually very stable because injured parties generally report their claims within a reasonably short time period after the accident. The actual frequency experienced will vary depending on the change in mix of class of drivers written by Progressive, but the accuracy of the projected level is considered to be reliable. The severity experienced by Progressive, which is much more difficult to estimate, is affected by changes in underlying costs, such as medical costs, jury verdicts and regulatory changes. In addition, severity will vary relative to the change in our mix of business by limit.
     Assumptions regarding needed reserve levels made by the actuarial staff consider influences on the historical data that reduce the predictiveness of our projected future loss development. Internal considerations that are process-related, which may result from changes in the claims organization’s activities, include claim closure rates, the number of claims that are closed without payment and the level of estimated needed case reserves by claim that are set by claims representatives. We study these changes and their effect on the historical data at the state level versus on a larger, less indicative, countrywide basis.
     External items considered include the litigation atmosphere, state-by-state changes in medical costs and the availability of services to resolve claims. These again are better understood at the state level versus at a more macro countrywide level.
     The manner in which we consider and analyze the multitude of influences on the historical data, as well as how loss reserves affect our financial results, is discussed in more detail in our Report on Loss Reserving Practices, which was filed on June 28, 2005 via Form 8-K.
     Progressive’s carried net reserve balance of $5.3 billion implicitly assumes that the loss and LAE severity will increase for accident year 2005 over accident year 2004 by 4.4% and 7.0% for personal auto liability and commercial auto liability, respectively. Personal auto liability and commercial auto liability reserves represent over 98% of our total carried reserves. As discussed above, the severity estimates are influenced by many variables that are difficult to quantify and which influence the final amount for claim settlement. That, coupled with changes to internal claims practices and changes in the legal environment and in state regulatory requirements, requires significant judgment in the reserve setting process.
     The following table shows our original estimated changes in severity included when establishing loss reserves, compared to our estimated changes in severity one year later:

	Personal Auto Liability			Commercial Auto Liability

		One Year			One Year
Accident Year	Original	Later		Original	Later

2004	2.7%	1.3%		9.0%	4.9%
2005	4.4%	1.3	%*	7.0%	1.5	%*

*	The estimated change for accident year 2005 assumes the same change in severity estimate as was realized for accident year 2004 with estimated severity for other accident years remaining unchanged.
If, for example, the change in our estimate of the severity for accident year 2005 is consistent with the change experienced for 2004, the effect to reserve levels could be a favorable $194 million in 2006. If we were to apply this same rationale to the change in severity estimates for the trailing three accident years we experienced in 2004 and 2005, our reserve estimates could result in a range of development from $152 million to $356 million in 2006. Over the last few years, we have experienced favorable changes in our estimates of severity. We cannot predict if this trend will continue in the future.
     Our goal is to ensure that total reserves are adequate to cover all loss costs while sustaining minimal variation from the time reserves are initially established until losses are fully developed. During 2005, our estimate of the needed reserves at the end of 2004 decreased 7.2%. The following table shows how we have performed against this goal over the last ten years.

APP.-A-41

(millions)
For the years ended
December 31,	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005

Loss and LAE reserves[1]	$1,314.4	$1,532.9	$1,867.5	$1,945.8	$2,200.2	$2,785.3	$3,069.7	$3,632.1	$4,346.4	$4,948.5	$5,313.1

Re-estimated reserves as of:
One year later	1,208.6	1,429.6	1,683.3	1,916.0	2,276.0	2,686.3	3,073.2	3,576.0	4,237.3	4,592.6
Two years later	1,149.5	1,364.5	1,668.5	1,910.6	2,285.4	2,708.3	3,024.2	3,520.7	4,103.3	—
Three years later	1,118.6	1,432.3	1,673.1	1,917.3	2,277.7	2,671.2	2,988.7	3,459.2	—	—
Four years later	1,137.7	1,451.0	1,669.2	1,908.2	2,272.3	2,666.9	2,982.7	—	—	—
Five years later	1,153.3	1,445.1	1,664.7	1,919.0	2,277.5	2,678.5	—	—	—	—
Six years later	1,150.1	1,442.0	1,674.5	1,917.6	2,284.9	—	—	—	—	—
Seven years later	1,146.2	1,445.6	1,668.4	1,921.9	—	—	—	—	—	—
Eight years later	1,147.4	1,442.5	1,673.9	—	—	—	—	—	—	—
Nine years later	1,146.3	1,443.2	—	—	—	—	—	—	—	—
Ten years later	1,146.9	—	—	—	—	—	—	—	—	—
Cumulative development:
Favorable/ (unfavorable)	$167.5	$89.7	$193.6	$23.9	$(84.7)	$106.8	$87.0	$172.9	$243.1	$355.9

Percentage[2]	12.7	5.9	10.4	1.2	(3.8)	3.8	2.8	4.8	5.6	7.2
The chart represents the development of the property-casualty loss and LAE reserves for 1995 through 2004. The reserves are re-estimated based on experience as of the end of each succeeding year and are increased or decreased as more information becomes known about the frequency and severity of claims for individual years. The cumulative development represents the aggregate change in the estimates over all prior years. Since the characteristics of the loss reserves for both personal auto and commercial auto are similar, we report development in the aggregate rather than by segment.

[1]	Represents loss and LAE reserves net of reinsurance recoverables on net unpaid losses at the balance sheet date.

[2]	Cumulative development ÷ loss and LAE reserves.
We experienced consistently favorable reserve development from 1995 through 1998, primarily due to the decreasing bodily injury severity. The reserves established as of the end of each year assumed the current accident year’s severity would increase over the prior accident year’s estimate. During this period, our bodily injury severity decreased each quarter when compared to the same quarter the prior year. This period of decreasing severity that we experienced was not only longer than that generally experienced by the industry, but also longer than any time in our history. As the experience continued to be evaluated at later dates, the realization of the decreased severity resulted in favorable reserve development. Late in 1998, we started experiencing an increase in bodily injury severity. As a result, the reserve development for 1998 through 2001 has been much closer to our original estimate. The recent development reflects more modest increases in severity than originally estimated.
     Because Progressive is primarily an insurer of motor vehicles, we have minimal exposure as an insurer of environmental, asbestos and general liability claims.
     To allow interested parties to understand our loss reserving process and the effect it has on our financial results, in addition to the discussion above, we annually publish a comprehensive Report on Loss Reserving Practices, which is filed via Form 8-K, and is available on our Web site at investors.progressive.com.
Other-than-Temporary Impairment SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities,” and Staff Accounting Bulletin 59, “Noncurrent Marketable Equity Securities,” require companies to perform periodic reviews of individual securities in their investment portfolios to determine whether a decline in the value of a security is other than temporary. A review for other-than-temporary impairment (OTI) requires companies to make certain judgments regarding the materiality of the decline; its effect on the financial statements; the probability, extent and timing of a valuation recovery; and the company’s ability and intent to hold the security. The scope of this review is broad and requires a forward-looking assessment of the fundamental characteristics of a security, as well as market-related prospects of the issuer and its industry.
     Pursuant to these requirements, we assess valuation declines to determine the extent to which such changes are attributable to (i) fundamental factors specific to the issuer, such as financial conditions, business prospects or other factors, or (ii) market-related factors, such as interest rates or equity market declines. This evaluation reflects our assessment of current conditions, as well as predictions of uncertain future events, that may have a material effect on the financial statements related to security valuation.

APP.-A-42

     For fixed-income investments with unrealized losses due to market- or industry-related declines, the declines are not deemed to qualify as other than temporary where we have the intent and ability to hold the investment for the period of time necessary to recover a significant portion of the investment’s original principal and interest obligation. Our policy for equity securities with market-related declines is to recognize impairment losses on individual securities with losses that are not reasonably expected to be recovered under historical market conditions when the security has been in a loss position for three consecutive quarters.
     When persuasive evidence exists that causes us to evaluate a decline in market value to be other than temporary, we reduce the book value of such security to its current market value, recognizing the decline as a realized loss in the income statement. All other unrealized gains (losses) are reflected in shareholders’ equity.
     As of December 31, 2005, Progressive’s total portfolio had $132.2 million in gross unrealized losses, compared to $49.8 million in gross unrealized losses at year-end 2004. The increase in the gross unrealized loss position from 2004 relates primarily to the fixed-maturity portfolio, resulting primarily from the rise in interest rates during 2005.
     The following table stratifies the gross unrealized losses in our portfolio at December 31, 2005, by duration in a loss position and magnitude of the loss as a percentage of the cost of the security. The individual amounts represent the additional OTI we would have recognized in the income statement if our policy for market-related declines was different than that stated above.

(millions)	Total Gross		Decline of Investment Value
	Unrealized
Total Portfolio	Losses	> 15%	> 25%	> 35%	> 45%

Unrealized Loss for 1 Quarter	$6.9	$1.2	$.2	$—	$—
Unrealized Loss for 2 Quarters	42.8	.1	—	—	—
Unrealized Loss for 3 Quarters	15.3	2.6	.3	—	—
Unrealized Loss for 1 Year or Longer	67.2	.1	—	—	—

Total	$132.2	$4.0	$.5	$—	$—

For example, if we decided to write down all securities in an unrealized loss position for one year or longer where the securities decline in value exceeded 15%, we would recognize an additional $.1 million of OTI losses in the income statement.
     The $67.2 million of gross unrealized losses that have been impaired for one year or longer are primarily within the fixed-income portfolio. None of these securities was deemed to have any fundamental issues that would lead us to believe that they were other-than-temporarily impaired. We have the intent and ability to hold the fixed-income securities to maturity, and will do so, as long as the securities continue to be consistent with our investment strategy. We will retain the common stocks to maintain correlation to the Russell 1000 Index as long as the portfolio and index correlation remain similar. If our strategy was to change and these securities were impaired, we would recognize a write-down in accordance with our stated policy.
     Since total unrealized losses are already a component of our shareholders’ equity, any recognition of additional OTI losses would have no effect on our comprehensive income or book value.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Statements in this Annual Report that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. These risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; inflation and changes in economic conditions (including changes in interest rates and financial markets); the accuracy and adequacy of the Company’s pricing and loss reserving methodologies; pricing competition and other initiatives by competitors; the Company’s ability to obtain regulatory approval for requested rate changes and the timing thereof; the effectiveness of the Company’s advertising campaigns; legislative and regulatory developments; disputes relating to intellectual property rights; the outcome of litigation pending or that may be filed against the Company; weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions); changes in driving patterns and loss trends; acts of war and terrorist activities; the Company’s ability to maintain the uninterrupted operation of its facilities, systems (including information technology systems) and business functions; court decisions and trends in litigation and health care and auto repair costs; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for one or more contingencies. Reported results, therefore, may appear to be volatile in certain accounting periods.

APP.-A-43

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES
{Ten Year Summary—Financial Highlights}
(unaudited)

(millions-except ratios, per share
amounts and number of people employed)	2005	2004	2003	2002	2001

INSURANCE COMPANIES SELECTED FINANCIAL INFORMATION AND OPERATING STATISTICS—STATUTORY BASIS
Net premiums written	$14,007.6	$13,378.1	$11,913.4	$9,452.0	$7,260.1
Growth	5%	12%	26%	30%	17%
Policyholders’ surplus	$4,663.3	$4,671.8	$4,538.3	$3,370.2	$2,647.7

Net premiums written to policyholders’ surplus ratio	3.0	2.9	2.6	2.8	2.7

Loss and loss adjustment expense ratio	68.1	65.0	67.4	70.9	73.6
Underwriting expense ratio	19.3	19.6	18.8	20.4	21.1

Statutory combined ratio	87.4	84.6	86.2	91.3	94.7

SELECTED CONSOLIDATED FINANCIAL INFORMATION—GAAP BASIS
Total assets	$18,898.6	$17,184.3	$16,281.5	$13,564.4	$11,122.4
Total shareholders’ equity	6,107.5	5,155.4	5,030.6	3,768.0	3,250.7
Common Shares outstanding	197.3	200.4	216.4	218.0	220.3
Common Share price:
High	$124.90	$97.29	$84.68	$60.49	$50.60
Low	81.38	73.10	46.25	44.75	27.38
Close (at December 31)	116.78	84.84	83.59	49.63	49.77
Market capitalization	$23,040.7	$17,001.9	$18,088.9	$10,819.3	$10,958.6
Book value per Common Share	30.96	25.73	23.25	17.28	14.76
Return on average common shareholders’ equity	25.0%	30.0%	29.1%	19.3%	13.5%
Debt outstanding	$1,284.9	$1,284.3	$1,489.8	$1,489.0	$1,095.7
Ratios:
Debt to total capital	17.4%	19.9%	22.8%	28.3%	25.2%
Price to earnings	16.7	11.1	14.7	16.6	27.2
Price to book	3.8	3.3	3.6	2.9	3.4
Earnings to fixed charges	21.3x	27.1x	18.8x	13.2x	10.7x

Net premiums earned	$13,764.4	$13,169.9	$11,341.0	$8,883.5	$7,161.8
Total revenues	14,303.4	13,782.1	11,892.0	9,294.4	7,488.2
Underwriting margins:[1]
Personal Lines	11.0%	14.1%	12.1%	7.5%	4.5%
Commercial Auto	17.9%	21.1%	17.5%	9.1%	8.3%
Other-indemnity[2]	NM	NM	NM	7.2%	7.0%
Total underwriting operations	11.9%	14.9%	12.7%	7.6%	4.8%
Net income	$1,393.9	$1,648.7	$1,255.4	$667.3	$411.4
Per share[3]	6.98	7.63	5.69	2.99	1.83
Dividends per share	.120	.110	.100	.096	.093
Number of people employed	28,336	27,085	25,834	22,974	20,442
All share and per share amounts were adjusted for the April 22, 2002, 3-for-1 stock split.

[1]	Underwriting margins are calculated as underwriting profit (loss), as defined in Note 9-Segment Information, as a percent of net premiums earned.

APP.-A-44

(millions-except ratios, per share amounts
and number of people employed)	2000	1999	1998	1997	1996

INSURANCE COMPANIES SELECTED FINANCIAL INFORMATION AND OPERATING STATISTICS—STATUTORY BASIS
Net premiums written	$6,196.1	$6,124.7	$5,299.7	$4,665.1	$3,441.7
Growth	1%	16%	14%	36%	18%
Policyholders’ surplus	$2,177.0	$2,258.9	$2,029.9	$1,722.9	$1,292.4

Net premiums written to policyholders’ surplus ratio	2.8	2.7	2.6	2.7	2.7

Loss and loss adjustment expense ratio	83.2	75.0	68.5	71.1	70.2
Underwriting expense ratio	21.0	22.1	22.4	20.7	19.8

Statutory combined ratio	104.2	97.1	90.9	91.8	90.0

SELECTED CONSOLIDATED FINANCIAL INFORMATION—GAAP BASIS
Total assets	$10,051.6	$9,704.7	$8,463.1	$7,559.6	$6,183.9
Total shareholders’ equity	2,869.8	2,752.8	2,557.1	2,135.9	1,676.9
Common Shares outstanding	220.6	219.3	217.6	216.9	214.5
Common Share price:
High	$37.00	$58.08	$57.33	$40.29	$24.08
Low	15.00	22.83	31.33	20.50	13.46
Close (at December 31)	34.54	24.38	56.46	39.96	22.46
Market capitalization	$7,616.8	$5,345.4	$12,279.7	$8,667.0	$4,817.3
Book value per Common Share	13.01	12.55	11.75	9.85	7.82
Return on average common shareholders’ equity	1.7%	10.9%	19.3%	20.9%	20.5%
Debt outstanding	$748.8	$1,048.6	$776.6	$775.9	$775.7
Ratios:
Debt to total capital	20.7%	27.6%	23.3%	26.6%	31.6%
Price to earnings	164.5	18.5	27.7	22.6	16.3
Price to book	2.7	1.9	4.8	4.1	2.9
Earnings to fixed charges	1.3x	5.7x	10.2x	9.2x	7.7x

Net premiums earned	$6,348.4	$5,683.6	$4,948.0	$4,189.5	$3,199.3
Total revenues	6,771.0	6,124.2	5,292.4	4,608.2	3,478.4
Underwriting margins:[1]
Personal Lines	(5.2)%	1.2%	7.9%	6.3%	7.9%
Commercial Auto	3.3%	8.4%	17.6%	10.9%	10.1%
Other-indemnity[2]	13.6%	10.8%	8.6%	7.9%	27.9%
Total underwriting operations	(4.4)%	1.7%	8.4%	6.6%	8.5%
Net income	$46.1	$295.2	$456.7	$400.0	$313.7
Per share[3]	.21	1.32	2.04	1.77	1.38
Dividends per share	.090	.087	.083	.080	.077
Number of people employed	19,490	18,753	15,735	14,126	9,557

[2]	In 2003, the Company ceased writing business for its lender’s collateral protection program. As a result, underwriting margin is not meaningful (NM) for the Company’s other-indemnity businesses due to the insignificant amount of premiums earned by such businesses after that date.

[3]	Presented on a diluted basis. In 1997, the Company adopted SFAS 128, “Earnings Per Share,” and, as a result, restated prior periods per share amounts, if applicable.

APP.-A-45

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES
{Quantitative Market Risk Disclosures}
(unaudited)
Quantitative market risk disclosures are only presented for market risk categories when risk is considered material. Materiality is determined based on the fair value of the financial instruments at December 31, 2005, and the potential for near-term losses from reasonably possible near-term changes in market rates or prices.
Other Than Trading Financial Instruments
Financial instruments subject to interest rate risk were:

	Market Value

	-200 bps	-100 bps	Market Value	+ 100 bps	+200 bps
(millions)	Change	Change	Actual	Change	Change

U.S. government obligations	$2,473.2	$2,356.9	$2,245.3	$2,140.5	$2,043.7
State and local government obligations	3,936.6	3,781.3	3,635.9	3,499.1	3,370.5
Asset-backed securities	2,471.5	2,423.9	2,376.0	2,327.0	2,277.7
Corporate securities	1,918.1	1,862.3	1,809.5	1,759.4	1,711.6
Preferred stocks	1,272.6	1,247.1	1,220.3	1,199.1	1,180.7
Other debt securities[1]	162.7	158.9	155.2	151.6	148.2
Short-term investments	773.6	773.6	773.6	773.6	773.6

Balance as of December 31, 2005	$13,008.3	$12,604.0	$12,215.8	$11,850.3	$11,506.0

Balance as of December 31, 2004	$11,941.0	$11,583.6	$11,230.1	$10,885.7	$10,557.2

[1]	Includes $121.8 million in mandatory redeemable preferred stocks.
Exposure to risk is represented in terms of changes in fair value due to selected hypothetical movements in market rates. Bonds and preferred stocks are individually priced to yield to the worst case scenario. State and local government obligations, including lease deals and super sinkers, are assumed to hold their prepayment patterns. Asset-backed securities are priced assuming deal specific prepayment scenarios, considering the deal structure, prepayment penalties, yield maintenance agreements and the underlying collateral. Over 95% of the preferred stocks have mechanisms that are expected to provide an opportunity to liquidate at par.
Financial instruments subject to equity market risk were:

		Hypothetical Market Changes

(millions)	Market Value	+ 10%	-10%

Common equities as of December 31, 2005	$2,058.9	$2,264.8	$1,853.0
Common equities as of December 31, 2004	$1,851.9	$2,037.1	$1,666.7
The model represents the estimated value of the Company’s common equity portfolio given a +/-10% change in the market, based on the common stock portfolio’s weighted average beta of 1.0. The beta is derived from recent historical experience, using the S&P 500 as the market surrogate. The historical relationship of the common stock portfolio’s beta to the S&P 500 is not necessarily indicative of future correlation, as individual company or industry factors may affect price movement. Betas are not available for all securities. In such cases, the change in market value reflects a direct +/-10% change; the number of securities without betas is approximately 1%, and the remaining 99% of the equity portfolio is indexed to the Russell 1000.

APP.-A-46

As an additional supplement to the sensitivity analysis, the Company presents results from a value-at-risk (VaR) analysis used to estimate and quantify its market risks. VaR is the expected loss, for a given confidence level, of the Company’s portfolio due to adverse market movements in an ordinary market environment. The VaR estimates below are used as a risk measurement and reflect an estimate of potential reductions in fair value of the Company’s portfolio for the following 22 and 66 trading days (one- and three-month intervals) at the 95th percentile loss. The Company uses the 22-day VaR to measure exposure to short-term volatility and the 66-day VaR for longer-term contingency capital planning.

	December 31,	September 30,	June 30,	March 31,	December 31,
(millions)	2005	2005	2005	2005	2004

22-DAY VaR
Fixed-income portfolio	$(106.0)	$(105.4)	$(95.1)	$(114.9)	$(103.1)
% of portfolio	(.9)%	(.8)%	(.8)%	(1.0)%	(.9)%
Common equity portfolio	$(84.6)	$(81.5)	$(86.5)	$(85.8)	$(75.6)
% of portfolio	(4.1)%	(4.0)%	(4.5)%	(4.5)%	(4.1)%
Total portfolio	$(137.4)	$(123.3)	$(123.4)	$(163.3)	$(128.6)
% of portfolio	(1.0)%	(.8)%	(.9)%	(1.2)%	(1.0)%

66-DAY VaR
Fixed-income portfolio	$(181.9)	$(180.5)	$(164.9)	$(198.0)	$(180.1)
% of portfolio	(1.5)%	(1.5)%	(1.4)%	(1.7)%	(1.6)%
Common equity portfolio	$(140.7)	$(135.5)	$(143.7)	$(142.0)	$(130.2)
% of portfolio	(6.8)%	(6.7)%	(7.4)%	(7.5)%	(7.0)%
Total portfolio	$(230.9)	$(206.8)	$(208.8)	$(276.1)	$(276.1)
% of portfolio	(1.6)%	(1.4)%	(1.5)%	(2.1)%	(1.7)%
The Company’s VaR results are based on a stochastic simulation where all securities are marked to market under 10,000 scenarios. Fixed-income securities are priced off simulated term structures and risk is calculated based on the volatilities and correlations of the points on those curves. Equities are priced off each security’s individual pricing history. The model uses an exponentially weighted moving average methodology to forecast variances and covariance over a two-year time horizon for each security. In estimating the parameters of the forecast model, the sample mean is set to zero and the weight applied in the exponential moving average forecasts are set at .97, making the model more sensitive to recent volatility and correlations. In March 2005, the Company changed the model’s exponential moving average from .94 to .97, which has the effect of reducing the rate of decay. Results for December 31, 2004 are based on a decay of .97. The VaR of the total investment portfolio is less than the sum of the two components (fixed income and common equity) due to the benefit of diversification.
     The slight decrease in the 22-day and 66-day VaR from December 31, 2004 to December 31, 2005, primarily results from lower volatility in both the fixed-income and equity markets in 2005.
Trading Financial Instruments At December 31, 2005 and December 31, 2004, the Company did not have any trading securities. During 2005, 2004 and 2003, net activity of trading securities was not material to the Company’s financial position, cash flows or results of operations. The Company realized net gains on trading securities of $0, $0 and $.1 million in 2005, 2004 and 2003, respectively.

APP.-A-47

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES
{Claims Payment Patterns}
(unaudited)
The Company is primarily an insurer of automobiles, recreational vehicles and trucks owned by small businesses. As such, the Company’s claims liabilities, by their very nature, are short in duration. Since the Company’s incurred losses consist of both payments and changes in the reserve estimates, it is important to understand the Company’s paid development patterns. The charts below show the Company’s auto claims payment patterns, reflecting both dollars and claims counts paid, for auto physical damage and bodily injury claims, as well as on a total auto basis. Since physical damage claims pay out so quickly, the chart is calibrated on a monthly basis, as compared to a quarterly basis for the bodily injury and total auto payments.
Physical Damage
Bodily Injury

APP.-A-48

Total Auto
Note: The above graphs are presented on an accident period basis and are based on three years of actual experience for physical damage and nine years for bodily injury and total auto.

APP.-A-49

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES
{Quarterly Financial and Common Share Data}
(unaudited)

(millions — except per share amounts)

		Net Income		Stock Price[1]
	Operating		Per				Rate of	Dividends
Quarter	Revenues[2]	Total	Share[3]	High	Low	Close	Return[4]	Per Share

2005
1	$3,361.2	$412.7	$2.04	$92.49	$81.38	$91.76		$.030
2	3,464.1	394.3	1.97	100.88	87.50	98.81		.030
3	3,488.6	305.3	1.54	107.30	93.70	104.77		.030
4	3,490.7	281.6	1.42	124.90	103.02	116.78		.030

	$13,804.6	$1,393.9	$6.98	$124.90	$81.38	$116.78	37.9%	$.120

2004
1	$3,106.1	$460.0	$2.09	$89.06	$80.68	$87.60		$.025
2	3,245.9	386.3	1.76	91.97	81.30	85.30		.025
3	3,289.8	388.9	1.77	85.60	73.10	84.75		.030
4	3,576.6	413.5	2.01	97.29	83.01	84.84		.030

	$13,218.4	$1,648.7	$7.63	$97.29	$73.10	$84.84	1.6%	$.110

2003
1	$2,607.1	$291.5	$1.32	$60.41	$46.25	$59.31		$.025
2	2,785.4	286.3	1.29	76.38	59.66	73.10		.025
3	2,938.6	319.8	1.45	75.81	64.25	69.11		.025
4	3,051.7	357.8	1.63	84.68	69.11	83.59		.025

	$11,382.8	$1,255.4	$5.69	$84.68	$46.25	$83.59	68.7%	$.100

[1]	Prices as reported on the consolidated transaction reporting system. The Company’s Common Shares are listed on the New York Stock Exchange.

[2]	Represents premiums earned plus service revenues.

[3]	Presented on a diluted basis. The sum may not equal the total because the average equivalent shares differ in the periods.

[4]	Represents annual rate of return, including quarterly dividend reinvestment.

APP.-A-50

THE PROGRESSIVE CORPORATION AND SUBSIDIARIES
{Net Premiums Written by State}
(unaudited)

(millions)	2005		2004		2003		2002		2001

Florida	$1,774.2	12.7%	$1,522.6	11.4%	$1,338.2	11.2%	$1,040.7	11.0%	$798.9	11.0%
Texas	1,126.8	8.0	1,181.1	8.8	1,126.4	9.4	858.6	9.1	571.5	7.9
California	982.8	7.0	892.7	6.7	736.2	6.2	550.7	5.8	404.6	5.6
New York	968.8	6.9	935.7	7.0	808.3	6.8	662.0	7.0	554.1	7.6
Georgia	749.5	5.4	733.2	5.5	614.4	5.2	485.3	5.1	407.0	5.6
Ohio	736.0	5.3	754.2	5.6	712.1	6.0	619.7	6.6	570.9	7.9
Pennsylvania	659.1	4.7	634.4	4.7	589.3	4.9	491.0	5.2	367.5	5.0
All other	7,010.4	50.0	6,724.2	50.3	5,988.5	50.3	4,744.0	50.2	3,585.6	49.4

Total	$14,007.6	100.0%	$13,378.1	100.0%	$11,913.4	100.0%	$9,452.0	100.0%	$7,260.1	100.0%

APP.-A-51

DIRECTORS
Charles A. Davis3, 5, 6
Chief Executive Officer,
Stone Point Capital LLC
(private equity investing)
Stephen R. Hardis2, 4, 5, 6
Lead Director,
Axcelis Technologies, Inc.
(manufacturing)
Bernadine P. Healy, M.D.3, 6
Medical & Science Columnist,
U.S. News & World Report
(publishing)
Jeffrey D. Kelly2, 4, 6
Vice Chairman
and Chief Financial Officer,
National City Corporation
(commercial banking)
Philip A. Laskawy1, 6
formerly Chairman and
Chief Executive Officer,
Ernst & Young LLP
(professional services)
Peter B. Lewis2, 7
Chairman of the Board
Norman S. Matthews3, 5, 6
Consultant,
formerly President,
Federated Department Stores, Inc.
(retailing)
Patrick H. Nettles, Ph.D.1, 6
Executive Chairman,
Ciena Corporation
(telecommunications)
Glenn M. Renwick2
President and Chief Executive Officer
Donald B. Shackelford4, 6
Chairman,
Fifth Third Bank, Central Ohio
(commercial banking)
Bradley T. Sheares, Ph.D. 1, 6
President,
U. S. Human Health Division
of Merck & Co., Inc.
(health care)

[1]	Audit Committee member

[2]	Executive Committee member

[3]	Compensation Committee member

[4]	Investment and Capital Committee member

[5]	Nominating and Governance Committee member

[6]	Independent director

[7]	Non-executive chairman
CORPORATE OFFICERS
Glenn M. Renwick
President and Chief Executive Officer
W. Thomas Forrester
Vice President and Chief Financial Officer
Charles E. Jarrett
Vice President, Secretary
and Chief Legal Officer
Thomas A. King
Vice President and Treasurer
Jeffrey W. Basch
Vice President and Chief Accounting Officer
Peter B. Lewis
Chairman of the Board
(non-executive)
OTHER EXECUTIVE OFFICERS
Alan R. Bauer
Direct Group President
William M. Cody
Chief Investment Officer
Susan Patricia Griffith
Chief Human Resource Officer
Brian J. Passell
Claims Group President
Raymond M. Voelker
Chief Information Officer
Richard H. Watts
Sales and Service Group President
Robert T. Williams
Drive Group President

Contact Non-Management Directors Interested parties have the ability to contact the non-management directors as a group by sending a written communication clearly addressed to the non-management directors and sent to any of the following:
     Peter B. Lewis, Chairman of the Board, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, Ohio 44143 or e-mail: peter_lewis@progressive.com.
     Philip A. Laskawy, Chairman of the Audit Committee, The Progressive Corporation, c/o Ernst & Young, 5 Times Square, New York, New York 10036 or e-mail: philip_laskawy@progressive.com.
     Charles E. Jarrett, Corporate Secretary, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, Ohio 44143 or e-mail: chuck_jarrett@progressive.com.
     The recipient will forward communications so received to the non-management directors.
Accounting Complaint Procedure Any employee or other interested party with a complaint or concern regarding accounting, internal accounting controls or auditing matters relating to the Company may report such complaint or concern directly to the Chairman of the Audit Committee, as follows: Philip A. Laskawy, Audit Committee Chairman, c/o Ernst & Young, 5 Times Square, New York, New York 10036, Phone: 212-773-1300, e-mail: philip_laskawy@progressive.com.
     Any such complaint or concern also may be reported anonymously over the following toll-free Alert Line: 1-800-683-3604. The Company will not retaliate against any individual by reason of his or her having made such a complaint or reported such a concern in good faith. View the complete procedures at progressive.com/governance.

APP.-A-52

Whistleblower Protections The Company will not retaliate against any officer or employee of the Company because of any lawful act done by the employee to provide information or otherwise assist in investigations regarding conduct that the employee reasonably believes to be a violation of Federal Securities Laws or of any rule or regulation of the Securities and Exchange Commission or Federal Securities Laws relating to fraud against shareholders. View the complete Whistleblower Protections at progressive.com/governance.
Annual Meeting The Annual Meeting of Shareholders will be held at the offices of The Progressive Corporation, 6671 Beta Drive, Mayfield Village, Ohio 44143 on April 21, 2006, at 10 a.m. eastern time. There were 3,895 shareholders of record on December 31, 2005.
Principal Office The principal office of The Progressive Corporation is at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143.
Phone: 440-461-5000
Web site: progressive.com
Customer Service and Claims Reporting
For 24-Hour Customer Service or to report a claim, contact:
Personal Lines
Progressive DirectSM
1-800-PROGRESSIVE (1-800-776-4737)
progressivedirect.com
Drive® Insurance from Progressive
1-800-925-2886
driveinsurance.com
Commercial Auto
Progressive Commercial
1-800-895-2886
progressivecommercial.com
Drive® Insurance from Progressive
1-800-444-4487
driveinsurance.com
Common Shares The Progressive Corporation’s Common Shares (symbol PGR) are traded on the New York Stock Exchange. Dividends are customarily paid on the last day of each quarter. The 2006 quarterly dividend record dates, subject to Board approval, are as follows: March 10, June 9, September 8 and December 8.
Corporate Governance The Company’s Corporate Governance Guidelines and Board Committee Charters are available at: progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143.
Charitable Contributions Progressive does not contribute or provide financial support to any outside organizations. However, Progressive contributes annually to The Progressive Insurance Foundation, which provides: (i) financial support to the Insurance Institute for Highway Safety to further its work in reducing the human trauma and economic costs of auto accidents, and (ii) matching funds to eligible 501(c)(3) charitable organizations to which Progressive employees contribute.
Counsel Baker & Hostetler LLP, Cleveland, Ohio
Transfer Agent and Registrar If you have questions about a specific stock ownership account, write or call: National City Bank, Dept. 5352, Corporate Trust Operations, P.O. Box 92301, Cleveland, Ohio 44193-0900. Phone: 1-800-622-6757 or e-mail: shareholder.inquiries@nationalcity.com.
Shareholder/Investor Relations The Progressive Corporation does not maintain a mailing list for distribution of shareholders’ reports. To view Progressive’s publicly filed documents, shareholders can access the Company’s Web site: progressive.com/sec. To view its earnings and other releases, access progressive.com/investors.
To request copies of public financial information on the Company, write to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143, e-mail: investor_relations@progressive.com or call: 440-395-2258.
For financial-related information, call: 440-395-2222 or e-mail: investor_relations@progressive.com.
For stock ownership account information, call National City Bank: 1-800-622-6757 or e-mail: shareholder.inquiries@nationalcity.com.
For all other Company information, call: 440-461-5000 or e-mail: webmaster@progressive.com.
Interactive Annual Report The Progressive Corporation’s 2005 Annual Report, in an interactive format, can be found at: progressive.com/annualreport.
©2006 The Progressive Corporation

APP.-A-53

DETACH CARD
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THE PROGRESSIVE CORPORATION

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders

   The undersigned hereby appoints W. Thomas Forrester, Charles E. Jarrett and David M. Coffey, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of The Progressive Corporation, to be held at 6671 Beta Drive, Mayfield Village, Ohio, at 10:00 a.m., Cleveland time, on April 21, 2006, and thereat, and at any adjournment thereof, to vote and act with respect to all Common Shares of the Company which the undersigned would be entitled to vote, with all power the undersigned would possess if present in person, as follows:

1.	☐ WITH or ☐ WITHHOLD authority to vote (except as marked to the contrary below) for the election as directors of all four nominees listed below.

Stephen R. Hardis, Philip A. Laskawy, Norman S. Matthews and Bradley T. Sheares, Ph.D.

(INSTRUCTION:	To withhold authority to vote for any individual nominee, print that nominee’s name on the space provided below.)

2.	Proposal to approve an amendment to the Company’s Amended Articles of Incorporation to increase the number of authorized Common Shares from 600,000,000 to 900,000,000.

☐  FOR                        ☐  AGAINST                        ☐  ABSTAIN

3.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006.

☐  FOR                        ☐  AGAINST                        ☐  ABSTAIN

(Continued and to be dated and signed on reverse side)

DETACH CARD
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(Continued from the other side)

4.	In their discretion, to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, this proxy will be voted to elect the nominees identified in Item 1 and to approve the Proposals described in Items 2 and 3.

Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 3, 2006, is hereby acknowledged.

Date:	, 2006

Signature of Shareholder(s)

Please sign as your name or names appear hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.